Exhibit 10.14

BP 599 LEXINGTON AVENUE LLC,

Landlord,

TO

RAMIUS CAPITAL GROUP, LLC,

Tenant

LEASE

Premises at:

599 Lexington Avenue

New York, New York

i

9.4	WINDOW CLEANING	34

ARTICLE 10 USE		34

10.1	OFFICE USE	34
10.2	ADDITIONAL PERMITTED USES	34
10.3	RESTRICTIONS	34
10.4	PROHIBITED USES	35
10.5	LICENSES AND PERMITS	36

ARTICLE 11 INDEMNITY AND INSURANCE		36

11.1	TENANT’S INDEMNITY	36
11.2	COMMERCIAL GENERAL LIABILITY INSURANCE	37
11.3	OTHER INSURANCE	37
11.4	CERTIFICATES OF INSURANCE	38
11.5	NO VIOLATION OF BUILDING POLICIES	38
11.6	TENANT TO PAY PREMIUM INCREASES	38
11.7	WAIVER OF SUBROGATION	38
11.8	LANDLORD’S INDEMNITY	39

ARTICLE 12 FIRE, CASUALTY OR TAKING		40

12.1	RIGHT TO TERMINATE LEASE	40
12.2	RESTORATION OF THE PREMISES	41
12.3	PAYMENT OF RENT FOLLOWING CASUALTY	41
12.4	UNINSURED CASUALTY	42
12.5	LANDLORD NOT TO INSURE ALTERATIONS OR TENANT’S PROPERTY	42
12.6	EMINENT DOMAIN — COMPLETE OR SUBSTANTIAL TAKING	42
12.7	EMINENT DOMAIN — PARTIAL TAKING	43
12.8	LANDLORD TO RECEIVE ENTIRE AWARD	44

ARTICLE 13 ASSIGNMENT, SUBLETTING, MORTGAGING		44

13.1	LANDLORD’S CONSENT REQUIRED	44
13.2	OFFER NOTICE	46
13.3	LANDLORD’S RIGHT TO UNDERLET	47
13.4	LANDLORD’S RIGHT TO TERMINATE	49
13.5	ADDITIONAL CONDITIONS	50
13.6	LANDLORD MAY COLLECT RENT FROM SUBTENANT OR ASSIGNEE	53
13.7	ASSUMPTION OF LEASE	53
13.8	TENANT’S INDEMNIFICATION	53
13.9	TIME LIMITATION; AMENDMENTS	53
13.10	ADDITIONAL RENT DUE UPON ASSIGNMENT OR SUBLETTING	54
13.11	LIABILITY NOT DISCHARGED	55
13.12	EFFECT OF LISTING OF NAMES	55
13.13	SPECIAL RIGHTS FOR ELIGIBLE SUBTENANTS	55

ARTICLE 14 NO LIABILITY OR REPRESENTATIONS BY LANDLORD; FORCE MAJEURE		57

14.1	NO LIABILITY	57
14.2	NO REPRESENTATIONS BY LANDLORD	59
14.3	FORCE MAJEURE	59

ARTICLE 15 ENTRY, RIGHT TO CHANGE PUBLIC PORTIONS OF THE BUILDING		59

15.1	LANDLORD’S RIGHT OF ENTRY	59
15.2	LANDLORD’S RIGHT TO CHANGE ENTRIES, ETC.	61
15.3	EXCAVATION	61

ARTICLE 16 ELECTRICITY		61

16.1	TENANT TO PURCHASE ELECTRICITY	61

16.2	LANDLORD NOT LIABLE	63
16.3	TENANT NOT TO OVERLOAD CIRCUITS	64
16.4	TENANT NOT TO EXCEED CAPACITY; LIGHT BULBS	64

ARTICLE 17 SUBORDINATION; ASSIGNMENT OF RENTS		64

17.1	SUBORDINATION TO MORTGAGES, ETC.	64
17.2	RIGHTS OF MORTGAGEES, ETC.	65
17.3	MODIFICATIONS REQUIRED BY LENDERS	65
17.4	ASSIGNMENT OF LEASE TO MORTGAGEE, ETC.	65
17.5	SUBORDINATION OF MORTGAGE, ETC.	66
17.6	NON-DISTURBANCE AGREEMENT	66

ARTICLE 18 CERTAIN ADDITIONAL TENANT COVENANTS		66

ARTICLE 19 TENANT’S DEFAULT; LANDLORD’S REMEDIES		68

19.1	TENANT’S DEFAULT	68
19.2	TERMINATION	70
19.3	RE-ENTRY; CONTINUED LIABILITY; RELETTING	72
19.4	LIQUIDATED DAMAGES	74
19.5	RIGHTS IN THE EVENT OF TENANT’S BANKRUPTCY	74
19.6	WAIVER OF REDEMPTION, ETC.	74
19.7	ADDITIONAL RIGHTS OF LANDLORD	75
19.8	LANDLORD’S DEFAULT	76
19.9	FEES	76

ARTICLE 20 MISCELLANEOUS		76

20.1	WAIVER	76
20.2	CONSENTS; ARBITRATION	77
20.3	QUIET ENJOYMENT	78
20.4	SURRENDER	78
20.5	BROKER	79
20.6	INVALIDITY OF PARTICULAR PROVISIONS	79
20.7	PROVISIONS BINDING, ETC.	79
20.8	NO RECORDING	80
20.9	NOTICES	80
20.10	WHEN LEASE BECOMES BINDING	80
20.11	HEADINGS	81
20.12	SUSPENSION OF SERVICES	81
20.13	RULES AND REGULATIONS	81
20.14	DEVELOPMENT RIGHTS	82
20.15	ESTOPPEL CERTIFICATES	82
20.16	SELF-HELP	83
20.17	HOLDING OVER	83
20.18	RENT CONTROL	84
20.19	COUNTERPARTS	84
20.20	ENTIRE AGREEMENT	84
20.21	NO PARTNERSHIP	84
20.22	SECURITY DEPOSIT	84
20.23	FINANCIAL STATEMENTS	87
20.24	GOVERNING LAW, ETC.	87
20.25	NOTICE OF SUBWAY IMPROVEMENT AGREEMENTS	88
20.26	CONFIDENTIALITY OF LEASE	88
20.27	PATRIOT ACT AND EXECUTIVE ORDER 13224	88

ARTICLE 21 OPTIONS TO EXTEND		89

21.1	TENANT’S OPTIONS	89

21.2	EXTENDED TERM RENT	90
21.3	EXTENDED TERM RENT DETERMINATION	90
21.4	RETROACTIVE ADJUSTMENTS	92

ARTICLE 22 AUTOMATIC EXPANSION		93

22.1	ADDITION OF SPACE	93
22.2	CONDITION AND LANDLORD’S AUTOMATIC EXPANSION SPACE CONTRIBUTION	94
22.3	RENT FOR AUTOMATIC EXPANSION SPACE	95

ARTICLE 23 RIGHT TO LEASE ADDITIONAL SPACE		95

23.1	TENANT’S RIGHTS TO ADDITIONAL SPACE	95
23.2	NON-AVAILABILITY OF SPACE	96
23.3	RENT FOR OFFERED SPACE	96

ARTICLE 24 23RD FLOOR OPTIONS TO EXPAND		97

24.1	TENANT’S RIGHTS	97
24.2	CONDITION OF THE 23RD FLOOR EXPANSION SPACE	99
24.3	RENT FOR 23RD FLOOR EXPANSION SPACE	100

ARTICLE 25 18TH FLOOR OPTION TO EXPAND		100

25.1	TENANT’S 18TH FLOOR RIGHTS	100
25.2	CONDITION OF 18TH FLOOR EXPANSION SPACE	101
25.3	RENT FOR 18TH FLOOR EXPANSION SPACE	101

ARTICLE 26 ROOF RIGHTS		102

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in the building (the “Building”) known as, and with an address at, 599 Lexington Avenue, New York, New York 10022.

The parties to this instrument hereby agree with each other as follows:

ARTICLE 1

BASIC LEASE PROVISIONS AND ENUMERATION OF EXHIBITS

1.1                                 INTRODUCTION.  The following sets forth the basic data and identifying Exhibits, elsewhere hereinafter referred to in this Lease, and, where appropriate, constitutes definitions of the terms hereinafter listed.

1.2                                 BASIC DATA.

Date:		June 22, 2007

Landlord:		BP 599 LEXINGTON AVENUE LLC,
a Delaware limited liability company

Present Mailing Address of Landlord:		c/o Boston Properties Limited Partnership 599 Lexington Avenue, Suite 1800 New York, New York 10022
	Attn.:	Robert E. Selsam,
Senior Vice President

with a copy to:

Matthew W. Mayer
Senior Vice President - Regional General Counsel
Boston Properties Limited Partnership
599 Lexington Avenue, Suite 1800
New York, New York 10022

Landlord’s Construction Representative:		Thomas Hill Senior Vice President Boston Properties Limited Partnership 599 Lexington Avenue, Suite 1800 New York, New York 10022

Tenant:		RAMIUS CAPITAL GROUP, LLC,
a Delaware limited liability company

Present Mailing Address of Tenant:	Chrysler Center 666 Third Avenue New York, New York 10017 Attn.: Marran H. Ogilvie - General Counsel

Tenant’s Construction Representative:	[To be designated]

Commencement Date:	As defined in Article 3 hereof.

Rent Commencement Date:	As defined in Article 5 hereof.

Expiration Date:	August 31, 2022.

Lease Term:	As defined in Article 3 hereof.

Lease Year:

A period of twelve (12) consecutive calendar months, commencing on the first day of January in each year, except that the first Lease Year of the Lease Term shall be the period commencing on the Commencement Date and ending on the succeeding December 31, and the last Lease Year of the Lease Term shall be the period commencing on January l of the calendar year in which the Lease Term ends and ending with the Expiration Date.

Building:	The building and other improvements erected on the Land known as and by the street number 599 Lexington Avenue, New York, New York.

Premises:	Initially, the 19th Floor Premises, the 20th Floor Premises and the 21st Floor Premises as described and depicted in Exhibit B hereto.

Annual Fixed Rent:	As set forth on Exhibit H hereto and made a part hereof.

Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, other than and in addition to Annual Fixed Rent.

Tenant’s Share:

Initially, 6.81% with respect to Operating Expenses and 6.71% with respect to Taxes, each being equal to a fraction, the numerator of which is the rentable area of the Premises and the denominator of which is the rentable area of the Building for purposes of Operating Expenses or for purposes of Taxes, as appropriate, all as determined in accordance with Exhibit B-1 attached hereto.

Security Deposit:

An amount equal to twelve (12) months of Annual Fixed Rent calculated at the initial rate of Annual Fixed Rent applicable to each portion of the then current Premises, i.e., initially, Six Million Seven Hundred Forty-Five Thousand Five Hundred Sixty-Nine and 00/100 Dollars ($6,745,569.00), subject to increase and reduction as otherwise provided in this Lease.

Broker:	CB Richard Ellis, Inc.

1.3                                 ENUMERATION OF EXHIBITS.  The following Exhibits are a part of this Lease, are incorporated herein by reference, attached hereto, and are to be treated as a part of this Lease for all purposes.  Undertakings contained in such Exhibits are agreements on the part of Landlord and Tenant, as the case may be, to perform the obligations stated therein.

Exhibit A	—	Description of the Land.

Exhibit B	—	Floor Plans of Premises.

Exhibit B-1	—	Rentable Area.

Exhibit C	—	Work Letter.

Exhibit D	—	Landlord’s Services.

Exhibit E	—	Rules and Regulations.

Exhibit F	—	Form of Letter of Credit.

Exhibit G	—	Form of Commencement Date Agreement.

Exhibit H	—	Schedule of Annual Fixed Rent.

Exhibit I	—	Form of Landlord Non-Disturbance Agreement.

Exhibit J	—	Form of Mortgagee Subordination, Nondisturbance and Attornment Agreement.

1.4                                 OTHER DEFINITIONS.  The following additional terms, wherever used in this Lease (unless the context requires otherwise), shall have the respective meanings specified in the Sections of this Lease set forth below after such Terms:

“18th Floor Expansion Date”	Section 25.1
“18th Floor Expansion Option”	Section 25.1
“18th Floor Expansion Space”	Section 25.1
“19th Floor Commencement Date”	Section 3.1
“19th Floor Premises”	Exhibit B
“19th Floor Rent Commencement Date”	Section 5.5
“19th Floor Rent Concession Period”	Section 5.5
“20th and 21st Floor Commencement Date”	Section 3.1
“20th Floor Rent Commencement Date”	Section 5.5
“20th Floor Rent Concession Period”	Section 5.5
“21st Floor Rent Commencement Date”	Section 5.5
“21st Floor Rent Concession Period”	Section 5.5
“20th Floor Premises”	Exhibit B
“21st Floor Premises”	Exhibit B
“23rd Floor Expansion Date”	Section 24.1
“23rd Floor Expansion Options”	Section 24.1
“23rd Floor Expansion Space”	Section 24.1
“23rd Floor Suite A Automatic Expansion Space”	Section 22.1
“23rd Floor Suite B Automatic Expansion Space”	Section 22.1
“23rd Floor Unit 1 Expansion Space”	Section 24.1
“23rd Floor Unit 2 Expansion Space”	Section 24.1
“23rd Floor Unit 3 Expansion Space”	Section 24.1
“AAA”	Section 6.2
“Affiliate”	Section 13.1
“Alterations”	Section 8.1
“AML Procedures”	Section 20.27
“Attornment Event”	Section 13.13
“Automatic Expansion Date”	Section 22.1
“Automatic Expansion Space”	Section 22.1
“Average Rate”	Exhibit D
“Base Operating Expenses”	Section 6.2
“Base Operating Year”	Section 6.2
“Base Taxes”	Section 6.1
“Building Standard”	Exhibit C
“CPI”	Exhibit D
“Critical Area”	Section 7.4
“Date of the taking”	Section 12.6
“Designation Date”	Section 22.1
“Due date”	Section 5.4
“Electricity Charge”	Section 16.1
“Eligible Sublease”	Section 13.13
“Event of Default”	Section 19.1
“Excess Operating Expenses”	Section 6.2

“Expansion Notice Date”	Section 24.1
“Extension Option”	Section 21.1
“Extended Term”	Section 21.1
“Fair Market Rent”	Section 21.3
“Fair Market Rent Proposal”	Section 21.3
“First Penalty Period”	Section 3.1
“First Refusal Space”	Section 23.1
“Force Majeure”	Section 14.3
“Fourth Penalty Period”	Section 3.1
“GAAP”	Section 6.2
“Initial Tonnage”	Exhibit D
“Initiating Party”	Section 21.3
“Land”	Section 2.1
“Landlord Parties”	Section 11.7
“Landlord’s 18th Floor Expansion Notice”	Section 25.1
“Landlord’s 23rd Floor Expansion Acceleration Notice”	Section 24.1
“Landlord’s 30-Day Completion Period”	Section 12.2
“Landlord’s Contribution”	Exhibit C
“Landlord’s Demolition Contribution”	Exhibit C
“Landlord’s Non-Disturbance Agreement”	Section 13.13
“Landlord’s Service Failure”	Section 7.4
“Laws”	Section 6.2
“Lease Interest Rate”	Section 5.4
“Letter”	Section 20.22
“Letter of Credit”	Section 20.22
“Lien”	Section 8.4
“Notice”	Section 20.9; Exhibit C
“Notice of Intent to Terminate”	Section 12.2
“Marketing Notice”	Section 13.2
“Material Portion”	Section 7.4
“Minor Alterations”	Section 8.1
“Mortgagee”	Section 17.1
“Net Effective Consideration”	Section 13.5
“Occupancy Requirement”	Section 21.1
“OFAC”	Section 20.27
“Offer Notice”	Section 13.2
“Offered Space”	Section 23.1
“Operating Days”	Exhibit D
“Operating Expenses”	Section 6.2
“Operating Hours”	Exhibit D
“Operating Statement”	Section 6.2
“Operating Year”	Section 6.2
“Original Delivery Date”	Section 3.1
“Original Tenant”	Section 13.1
“Outside Date”	Section 3.1
“Overlandlord”	Section 17.1

“Overtime Service”	Exhibit D
“Plans and Specifications”	Exhibit C
“Pre-Built Lease”	Section 24.1
“Pre-Built Lease Expiration Date”	Section 24.1
“Prime Rate”	Section 5.4
“Prohibited Person”	Section 20.27
“Property”	Section 6.2
“Pro-Rata Fraction”	Section 22.2
“Qualified Appraiser”	Section 21.3
“RamiusB Space”	Section 22.1
“Reduction Date”	Section 20.22
“Reduction Period”	Section 20.22
“rent”	Section 5.3
“Rent Commencement Date”	Section 5.5
“Rent Concession Period”	Section 5.5
“Replacement Letter”	Section 20.22
“Responding Party”	Section 21.3
“Rules and Regulations”	Section 20.13
“Second Penalty Period”	Section 3.1
“SNDA”	Section 17.6
“Space Occupant”	Section 13.1
“Special Lease Rights”	Section 13.13
“Special Permit”	Section 20.24
“substantially all of the Premises”	Section 13.3
“substantially the entire remaining Lease Term”	Section 13.3
“Specialty Alterations”	Section 8.1
“Tax Excess”	Section 6.1
“Taxes”	Section 6.1
“Tax Expenses”	Section 6.1
“Tax Refund”	Section 6.1
“Tax Year”	Section 6.1
“Telecommunications Equipment”	Article 26
“Tenant Parties”	Section 11.7
“Tenant’s Architect”	Exhibit C
“Tenant’s Cost”	Exhibit C
“Tenant’s Property”	Section 8.6
“Tenant’s Work”	Exhibit C
“Third Penalty Period”	Section 3.1
“Third Qualified Appraiser”	Section 21.3
“Transfer Notice”	Section 13.2
“Transit Authority Agreement”	Section 20.24
“Underlying Lease”	Section 17.1
“Work Letter”	Exhibit C

ARTICLE 2

PREMISES

2.1                                 DEMISE — PREMISES.  Landlord hereby demises and leases to Tenant, and Tenant hereby takes and hires from Landlord, a portion of the Building erected on the land (the “Land”) more particularly described in Exhibit A hereto, which portion of the Building (the “Premises”) is depicted in the floor plan(s) annexed hereto as Exhibit B, for the term hereinafter stated, for the rent hereinafter reserved and upon and subject to the covenants, agreements, terms, conditions, limitations, exceptions and reservations contained in this Lease.

2.2                                 APPURTENANT RIGHTS AND RESERVATIONS.

(a)                                  Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others, subject to reasonable rules of general applicability to each tenant of the Building from time to time made by Landlord of which Tenant is given notice:  (i) the common lobbies, corridors, stairways and elevators of the Building, (ii) if the Premises includes less than the rentable floor area of any floor, the common toilets, corridors and elevator lobby of such floor and (iii) subject to the terms of the Work Letter and Article 8 hereof, a reasonable amount of space in Building shafts and conduits and in communication and electrical closets located on the floors of the Premises for Tenant’s reasonable telecommunications requirements including, without limitation, a reasonably sufficient pathway from the point where such telecommunications lines enter the Building to the Premises and from the Premises to its Telecommunications Equipment (as defined in Article 26 hereof) on the roof.

(b)                                 Landlord reserves the right from time to time:  (i) to install, use, maintain, repair, replace and relocate, for service to the Premises and/or other parts of the Building, shafts, pipes, ducts, conduits, wires, risers and other facilities and appurtenant fixtures, in the Premises or in other parts of the Building, and (ii) to alter or relocate other common facilities, whether located in the Premises or in other parts of the Building; provided that, with respect to clauses (i) and (ii):  (A) any replacements, substitutions or alterations are, in the reasonable opinion of Landlord, substantially equivalent to or better than then-existing facilities, (B) installations, replacements and relocations shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces, within perimeter walls of the Premises or otherwise in boxed enclosures immediately adjacent to perimeter walls, (C) all such work within the Premises shall be performed at such times and in such manner, as to create the least practicable interference with Tenant’s use of the Premises, it being understood that the foregoing shall in no event obligate Landlord to do such work on an “overtime” basis unless such work will materially interfere with Tenant’s business operations in the Premises, provided, however, that Landlord shall not be required to perform such work on an “overtime” basis to the extent that such work was requested by Tenant or would not have been needed but for a violation by Tenant of its obligations under this Lease, (D) no such work shall reduce the square footage of the floor area of the Premises in excess of one-half percent (1/2%) (unless Landlord shall make an appropriate reduction in Annual Fixed Rent to reflect such excess reduction in square footage of the Premises), (E) other than as required by law, no such work shall reduce the usable square footage of the floor area of the Premises by more than one percent (1%), (F) Landlord shall repair or restore, as appropriate, the portions of the Premises affected by such work and (G) such installations, replacements and relocations shall not materially adversely interfere with the use or manner of use of the Premises permitted under this Lease, it being agreed that any material adverse interference with Tenant’s use of any Critical Areas (as such term is defined below) which prevents Tenant from conducting its normal business operations in the Premises as a whole shall be deemed to constitute material adverse interference with the Premises as a whole.  Except in the case of emergencies, Landlord agrees to give Tenant reasonable advance notice of any of the foregoing activities which require work in the Premises.

ARTICLE 3

LEASE TERM

3.1                                 COMMENCEMENT DATE.

(a)                                  The term of this Lease and the estate hereby granted (the “Lease Term”) shall commence on (i) August 1, 2007 for the 20th Floor Premises and the 21st Floor Premises (the “20th and 21st Floor Commencement Date”), and (ii) September 1, 2007 for the 19th Floor Premises (the “19th Floor Commencement Date”), provided that the respective Premises shall have been delivered to Tenant on the applicable Commencement Date.  The 19th Floor Commencement Date and the 20th and 21st Floor Commencement Date are sometimes each referred to herein as a “Commencement Date” and collectively as the “Commencement Dates”. Landlord shall use reasonable efforts to deliver possession of the applicable Premises to Tenant on the applicable Commencement Date (each an “Original Delivery Date”).  If Landlord fails to deliver possession of the applicable Premises on the applicable Commencement Date for any reason beyond Landlord’s reasonable control, Landlord shall use reasonable efforts to deliver possession of the applicable Premises to Tenant as soon thereafter as shall be reasonably possible and such Commencement Date shall be deemed to be the first (1st) day thereafter that actual possession is so delivered (provided that Landlord shall have given Tenant not less than ten (10) Operating Days prior notice of such revised delivery date) and, except as otherwise set forth in Section 3.1(b) through (f) below, the postponement of the applicable Commencement Date shall be Tenant’s sole remedy at law or in equity (Tenant hereby waiving any right to rescind this Lease and/or to recover any damages for such delay, except as otherwise set forth in Section 3.1(b) through (f) below), but in no event shall the 20th and 21st Floor Commencement Date be later than the 19th Floor Commencement Date.  The foregoing is intended to be “an express provision to the contrary” under Section 223-a of the New York Real Property Law or any successor statute of similar import.

(b)                                 If the 19th Floor Commencement Date shall occur more than thirty (30) days after the 20th and 21st Floor Commencement Date (the “Outside Date”), which Outside Date shall be extended by reason of Force Majeure (but not by reason of a holdover by the then existing tenant therein), the 20th Floor Rent Concession Period (hereinafter defined) and the 21st Floor Rent Concession Period (hereinafter defined) shall be increased by one (1) day for each day beyond the Outside Date that Landlord fails to deliver possession of the 19th Floor Premises.

(c)                                  If a Commencement Date shall occur more than thirty (30) but within sixty (60) days (the “First Penalty Period”) after the applicable Original Delivery Date, which Original Delivery Date shall be extended by reason of Force Majeure (but not by reason of a holdover by the then existing tenant therein), the Rent Concession Period applicable to such portion of the Premises shall be increased by one-half (1/2) day for each day during the First Penalty Period that Landlord fails to deliver possession of such portion of the Premises.

(d)                                 If a Commencement Date shall occur more than sixty (60) but within ninety (90) days (the “Second Penalty Period”) after the applicable Original Delivery Date, which Original Delivery Date shall be extended by reason of Force Majeure (but not by reason of a holdover by the then existing tenant therein), the Rent Concession Period applicable to such portion of the Premises shall be increased by one (1) day for each day during the Second Penalty Period that Landlord fails to deliver possession of such portion of the Premises.

(e)                                  If a Commencement Date shall occur more than ninety (90) but within one hundred twenty (120) days (the “Third Penalty Period”) after the applicable Original Delivery Date, which Original Delivery Date shall be extended by reason of Force Majeure (but not by reason of a holdover by the then existing tenant therein), the Rent Concession Period applicable to such portion of the Premises shall be increased by one and one-half (1 1/2) days for each day during the Third Penalty Period that Landlord fails to deliver possession of such portion of the Premises.

(f)                                    If a Commencement Date shall occur more than one hundred twenty (120) days after the applicable Original Delivery Date (the “Fourth Penalty Period”), which Original Delivery Date shall be extended by reason of Force Majeure (but not by reason of a holdover by the then existing tenant therein), the Rent Concession Period applicable to such portion of the Premises shall be increased by two (2) days for each day during the Fourth Penalty Period that Landlord fails to deliver possession of such portion of the Premises.

3.2                                 EXPIRATION DATE.  The Lease Term shall end on the Expiration Date, as the same may be extended pursuant to the provisions of Article 21 below, or shall end on such earlier date upon which the Lease Term may expire or be terminated pursuant to any of the conditions of limitation or other provisions of this Lease or pursuant to law.

3.3                                 COMMENCEMENT DATE AGREEMENT.  As soon as may be convenient after each Commencement Date and Rent Commencement Date has been determined, Landlord and Tenant agree to join with each other in the execution of a written agreement, in the form of Exhibit G hereto, in which each Commencement Date, Rent Commencement Date and specified Lease Term of this Lease shall be stated, but the failure by either party to so execute or deliver such agreement shall not in any way reduce the respective obligations or rights of Landlord or Tenant under this Lease.

ARTICLE 4

COMPLETION OF THE PREMISES

4.1                                 PERFORMANCE OF WORK

(a)                                  Tenant has inspected the Premises and except as otherwise described in this Section 4.1, the Premises are being leased in “AS IS” broom clean condition, without representation or warranty by Landlord.  Tenant acknowledges that, except as otherwise described in this Section 4.1, any work necessary to prepare the Premises for Tenant’s occupancy shall be performed solely by Tenant in accordance with the provisions of this Lease, including, without limitation, Exhibit C attached hereto.

(b)                                 On or before each Commencement Date, Landlord shall provide Tenant with ACP-5 documentation confirming that there is no asbestos or asbestos-containing material requiring remediation within the applicable portion of the Premises.

(c)                                  Landlord represents that, on each Commencement Date (i) the applicable portion of the Premises shall be free of hazardous substances which would violate applicable laws or governmental regulations and (ii) the applicable portion of the Premises and the Building shall be free of violations of law or governmental regulations which would prevent Tenant from obtaining permits for, or performing, Tenant’s Work.

(d)                                 Landlord shall make all of the mid-rise passenger elevators servicing the 19th Floor Premises operational prior to the date that Tenant occupies the 19th Floor Premises for the conduct of its business.

(e)                                  Landlord shall make available to Tenant in connection with Tenant’s Work, a connection point on each floor of the Premises to the Building sprinkler riser and a reasonable number of connection points to the Building fire/life safety system.

4.2                                 QUALITY AND PERFORMANCE OF WORK.  All construction work required or permitted by this Lease shall be done in a good and workmanlike manner and in compliance with all applicable laws and requirements of public authorities and insurance bodies related to, or arising out of the performance of, such construction work.  Each party may inspect the work of the other upon advance notice at reasonable times (except in the event of an emergency), and the Construction Representative of each party shall be authorized to give notice of any approvals and other actions on the party’s behalf required to be given in connection with design and construction.

4.3                                 TENANT ENTRY.  Prior to the Commencement Date, Landlord shall permit Tenant to access the (a) 19th Floor Premises and the 20th Floor Premises upon reasonable prior notice to Landlord during non-Operating Hours (provided that Landlord shall use reasonable efforts to provide access during Operating Hours upon Tenant’s request) and (b) the 21st Floor Premises on an as needed basis upon reasonable prior notice to Landlord, in all events solely for the purpose of inspecting the same and taking measurements in preparation for the performance of Tenant’s Work.  Any such entry shall be at Tenant’s sole risk and subject to the rights of any existing occupant, and Landlord shall not be responsible for any damage or loss to property or installations placed in the Premises or caused by Tenant.  In addition, in no event shall Tenant make use of any labor in the Building or otherwise suffer or permit any action to be taken which would result in labor difficulties or otherwise delay the performance of any other work.  Tenant shall indemnify and hold Landlord harmless from and against any and all loss, costs, damages, liabilities, expenses and claims resulting from Tenant’s entry onto the Premises prior to the Commencement Date.

4.4                                 LANDLORD’S CONTRIBUTIONS.  Landlord agrees to pay to Tenant, as a contribution towards Tenant’s Cost (as defined in Exhibit C), Landlord’s Contribution and Landlord’s Demolition Contribution (as defined in Exhibit C), subject to the terms and conditions of Exhibit C.

ARTICLE 5

ANNUAL FIXED RENT AND FIRST MONTH’S RENT

5.1                                 FIXED RENT.  Tenant agrees to pay to Landlord on the Commencement Date (but subject to the provisions of Section 5.2 and Section 5.5) and thereafter monthly, in advance, on the first day of each and every calendar month during the Lease Term, a sum equal to one-twelfth of the Annual Fixed Rent specified in Section 1.2 hereof in lawful money of the United States, without any set-off or deduction whatsoever, except as otherwise expressly set forth in this Lease.  Until notice of some other designation is given, Annual Fixed Rent and all other charges for which provision is herein made shall be paid by remittance to or to the order of “BP 599 Lexington Avenue LLC” at the following address:  BP 599 Lexington Avenue LLC, P.O. Box 823290, Philadelphia, PA 19182-3290 (but in no event shall the address for the payment of rent by mail be located outside the continental United States of America).  Except to the extent Landlord and Tenant shall otherwise mutually agree, all remittances by Tenant shall be drawn on a member bank or participant bank of The Clearing House Association, or on such other bank with offices in Manhattan as may be reasonably approved by Landlord and which provides similar availability of usable funds to Landlord.  Any payment by wire transfer should be directed as follows:  Wells Fargo Bank, N.A., National Bank, San Francisco, CA 94105, ABA # 121 000 248, Account # 4121486716, Account Name:  BP 599 Lexington Avenue LLC FBO JPMorgan Chase.

5.2                                 PAYMENT OF FIRST MONTH’S RENT.  Tenant has, simultaneously with the execution and delivery of this Lease, paid to Landlord an amount equal to one-twelfth of the Annual Fixed Rent for the entire Premises, to be applied to the first installment(s) of Annual Fixed Rent due under this Lease.  Landlord shall hold the amount paid by Tenant under this Section 5.2 in trust until the same is applied pursuant to this Section or any other provision of this Lease.

5.3                                 ADDITIONAL RENT.  All amounts over and above, or in addition to, the Annual Fixed Rent which are payable by Tenant to Landlord under the terms of this Lease or otherwise in connection with the use and occupancy of the Premises including, without limitation, sums payable for work requested by Tenant and performed by Landlord or Landlord’s agents, shall be deemed Additional Rent hereunder and shall be paid by Tenant in lawful money of the United States, without any set-off or deduction whatsoever, except as otherwise expressly set forth in this Lease, and otherwise in the same manner as an installment of the Annual Fixed Rent as elsewhere provided in this Lease; and Landlord shall have all the rights and remedies in the event of the non-payment thereof as it would have had in the event of the non-payment of any installment of the Annual Fixed Rent.  Tenant’s obligation to pay any Annual Fixed Rent or any Additional Rent which shall have theretofore become due and payable shall survive the expiration or earlier termination of this Lease.  (The Annual Fixed Rent and Additional Rent are sometimes collectively referred to in this Lease as “rent.”)  Rent for any partial months during the Lease Term shall be prorated on a per diem basis.  Except as otherwise expressly set forth in this Lease, to the extent that Tenant shall fail to dispute any invoice for Additional Rent within twelve (12) months after receipt thereof, such invoice shall be conclusive and binding upon Tenant and Tenant shall be deemed to have waived any right to dispute the same.

5.4                                 LATE PAYMENT.

(a)                                  If Landlord shall not have received any payment or installment of rent on or before the “due date” (hereinafter defined), the amount of such payment or installment shall bear interest from the due date through and including the date such payment or installment is received by Landlord, at a rate (the “Lease Interest Rate”) equal to the lesser of (i) the rate announced by Citibank, N.A. or its successor from time to time as its prime or base rate (the “Prime Rate”), plus two percent (2%), or (ii) the maximum applicable legal rate, if any; provided, however, that no interest shall be due with respect to the first late payment in any Lease Year, unless such payment is made more than ten (10) days after the applicable due date.  Such interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand.

(b)                                 If Tenant shall not have received any payment or installment due and owing from Landlord on or before the “due date”, including, without limitation, any portion of Landlord’s Contribution, the amount of such payment or installment shall bear interest from the thirtieth (30th) day after Tenant gives Landlord written notice that such payment is due through and including the date such payment or installment is received by Tenant, at a rate equal to the lesser of (i) the Lease Interest Rate or (ii) the maximum applicable legal rate, if any.

(c)                                  The “due date” is the date on which any payment or installment of any financial obligation as set forth in this Lease first becomes payable by Tenant or Landlord under this Lease.

5.5                                 RENT CONCESSION.  Anything contained in this Article to the contrary notwithstanding, provided no Event of Default exists, Landlord hereby waives payment of Annual Fixed Rent:

(a)                                  for the 19th Floor Premises, for the period (the “19th Floor Rent Concession Period”) from and including the 19th Floor Commencement Date through and including the date preceding the date which is one hundred ninety-six (196) days after the 19th Floor Commencement Date (the “19th Floor Rent Commencement Date”);

(b)                                 for the 20th Floor Premises, for the period (the “20th Floor Rent Concession Period”) from and including the 20th and 21st Floor Commencement Date through and including the date preceding the date which is one hundred ninety-six (196) days after the 20th and 21st Floor Commencement Date (the “20th Floor Rent Commencement Date”); and

(c)                                  for the 21st Floor Premises, for the period (the “21st Floor Rent Concession Period”) from and including the 20th and 21st Floor Commencement Date through and including the date preceding date which is one hundred eighty-one (181) days after the 20th and 21st Floor Commencement Date (the “21st Floor Rent Commencement Date”).

The 19th Floor Rent Concession Period, the 20th Floor Rent Concession Period and the 21st Floor Rent Concession Period are sometimes individually referred to herein as a “Rent Concession Period”.  The 19th Floor Rent Commencement Date, the 20th Floor Rent Commencement Date and the 21st Floor Rent Commencement Date are sometimes individually referred to herein as a “Rent Commencement Date”.

ARTICLE 6

ESCALATION

6.1                                 TAX ESCALATION.

6.1.1                        DEFINITIONS.  For the purposes of this Section 6.1, the following terms shall have the respective meanings set forth below:

(a)                                  “Taxes” shall mean the aggregate amount of all real estate and personal property taxes and any general or special assessments (exclusive of penalties thereon but inclusive of interest on assessments payable in installments) assessed or imposed upon or with respect to the Building and the Land and including, without limitation, (i) taxes or assessments made upon or with respect to any development rights now or hereafter appurtenant to or used in connection with the construction of the Building, (ii) any fee, tax or charge imposed by any governmental authority for, on or in respect of any vaults, vault space or other space within or outside the boundaries of the Land, (iii) any assessments for public improvement or benefit to the Building, the Land, or the locality in which the Land is situated, and (iv) any tax, assessment or charge imposed on or with respect to any fixtures, equipment or personal property serving or used in connection with the Building or the Land.  There shall be excluded from Taxes all income, estate, succession, inheritance, transfer and franchise taxes imposed upon Landlord; provided, however, that if at any time during the Lease Term the method of taxation of real estate shall be changed and as a result any other tax or assessment, however denominated and including, without limitation, any franchise, income, profit, use, occupancy, gross receipts or rental tax, shall be imposed upon Landlord or the owner of the Building and the Land, or the rents or income therefrom, in substitution for or in addition to, in whole or in part, any of the taxes or assessments listed in the preceding sentence, such other tax or assessment shall be included in and deemed part of Taxes, but only to the extent that the same would be payable if the Building, the Land and all appurtenances thereto (including development rights) were the only property of Landlord.  The amount of any special assessments for public improvements or benefits to be included in Taxes for any year, in the case where the same may, at the option of the taxpayer, be paid in installments, shall be limited to the amount of the installment due in respect of such year, together with any interest payable in connection therewith (other than interest payable by reason of the delinquent payment of such installment).

(b)                                 “Tax Year” shall mean each period from July 1 through June 30 (or such other fiscal period as may hereafter be adopted by the City of New York as the fiscal year for any tax, levy or charge included in Taxes), any part or all of which occurs during the Lease Term.

(c)                                  “Base Taxes” shall mean the actual Taxes for the 2008 calendar year, which shall mean the sum of (i) fifty percent (50%) of the actual Taxes for the Tax Year commencing on July 1, 2007 and ending on June 30, 2008, plus (ii) fifty percent (50%) of the actual Taxes for the Tax Year commencing on July 1, 2008 and ending on June 30, 2009.

(d)                                 “Tax Expenses” shall mean all expenses, including, without limitation, reasonable attorney’s fees and disbursements and experts’ and other witnesses’ fees, incurred by Landlord in seeking to reduce the amount of any assessed valuation of the Land and/or Building, in contesting the amount or validity of any Taxes, or in seeking a refund of Taxes for any Tax Year falling within the Lease Term.

6.1.2                        TENANT’S SHARE OF TAXES.  From and after the Commencement Date, if the Taxes for any full Tax Year falling within the Lease Term shall exceed the Base Taxes, or if, in the case of a Tax Year only a fraction of which is included in the Lease Term, an amount of the Taxes for such Tax Year multiplied by such fraction exceeds the Base Taxes multiplied by such fraction (the amount of such excess in either case being hereafter referred to as the “Tax Excess”), then Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of the Tax Excess.  From and after the Commencement Date, Tenant shall also pay to Landlord, as Additional Rent, Tenant’s Share of Tax Expenses applicable to the reduction of Taxes for a Tax Year for which Tenant shall have been required to pay Tenant’s Share of the Tax Excess.  Tenant’s Share of the Tax Excess and Tax Expenses for each Tax Year shall be payable in monthly installments as follows:

(a)                                  Estimated payments by Tenant on account of Taxes and Tax Expenses shall be made on the first day of each and every calendar month during the Lease Term, and otherwise in the same fashion herein provided for the payment of Annual Fixed Rent.  The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the time Taxes and Tax Expenses are due a sum equal to Tenant’s required payments, as estimated by Landlord from time to time, on account of Taxes and Tax Expenses for the then current Tax Year.  Promptly after receipt by Landlord of bills for such Taxes and Tax Expenses, Landlord shall advise Tenant of the amount thereof and the computation of Tenant’s payment on account thereof.  If estimated payments theretofore made by Tenant for the Tax Year covered by such bills exceed the required payments on account thereof for such Tax Year, Landlord shall, within thirty (30) days after the determination of such overpayment has been made, credit the amount of overpayment against subsequent obligations of Tenant on account of Taxes and Tax Expenses (or refund such overpayment if the Lease Term has ended and Tenant has no further obligation to Landlord); but if the required payments on account thereof for such Tax Year are greater than estimated payments theretofore made on account thereof for such Tax Year, Tenant shall make payment to Landlord within thirty (30) days after being so advised by Landlord.  Tenant’s Share of Tax Expenses for each Tax Year shall, at Landlord’s option, be payable on a monthly basis as provided above, or at such other time as Landlord shall render a statement therefor, provided that no payment shall be due on less than thirty (30) days notice.

(b)                                 If the Taxes for any Tax Year shall equal or be less than the Base Taxes, Tenant shall not be obligated to make any payments to Landlord pursuant to this Section 6.1 in respect of a Tax Excess for such Tax Year, but in no event shall Tenant be entitled to any refund or reduction in the Annual Fixed Rent by reason of such fact.

(c)                                  It is understood that the provisions of this Section 6.1 are based upon the method of payment of New York City real property taxes in effect at the date of this Lease, to wit, in semi-annual installments in advance on the first days of July and January of each Tax Year.  If such method of payment is hereafter changed, Landlord shall have the right to change the method by which Tenant pays Tenant’s Share of a Tax Excess to a method of periodic payments which provides Landlord with the full amount of Tenant’s Share of such Tax Excess in respect of any installment of Taxes by the date on which such installment becomes due, provided that a majority of all of the tenants in the Building shall be similarly obligated.

6.1.3                        Only Landlord shall have the right to institute tax reduction or other proceedings to reduce the assessed valuation of the Land and Building.  Should Landlord be successful in any such reduction proceedings and obtain a rebate, credit or reduction in assessment or tax payment (with any of the foregoing being hereinafter referred to as a “Tax Refund”) for any Tax Year or Years in respect of which Tenant shall have made a payment to Landlord, pursuant to this Section 6.1, Landlord shall credit Tenant’s Share of such Tax Refund (or, in the case of a Tax Refund for a Tax Year, only a fraction of which is included in the Lease Term, such fraction thereof) against the monthly installment or installments of Annual Fixed Rent next falling due under this Lease, or if the Lease Term has then expired and Tenant has no further obligations to Landlord, such amount shall be refunded by Landlord to Tenant within thirty (30) days after Landlord’s receipt of such Tax Refund.  In calculating the amount of any such credit or payment, Landlord shall have the right to deduct from such Tax Refund all of Landlord’s reasonable and actual Tax Expenses for such Tax Year incurred by Landlord in obtaining the same, to the extent not previously paid by Tenant or other tenants in the Building (so that no double recovery of Tax Expenses shall be permitted).  The provisions of this subsection 6.1.3 shall survive the expiration of the Lease Term.

6.2                                 OPERATING EXPENSE ESCALATION.

6.2.1                        DEFINITIONS.  For the purposes of this Section 6.2, the following terms shall have the respective meanings set forth below:

(a)                                  “Base Operating Expenses” shall mean the actual Operating Expenses for the Base Operating Year.

(b)                                 “Base Operating Year” shall mean the calendar year commencing on January 1, 2008 and ending on December 31, 2008.

(c)                                  “Operating Expenses” shall mean the aggregate of all reasonable costs and expenses (including taxes, if any, thereon) actually paid or incurred by or on behalf of Landlord (whether directly or through independent contractors) in connection with the operation and maintenance of the Property (as hereinafter defined), including all reasonable expenses incurred by Landlord as a result of its compliance with any of its obligations under Sections 7.1 and 7.3 hereof, but excluding those items set forth as excluded from Operating Expenses at the end of this subsection 6.2.1(b) or otherwise limited elsewhere in this subsection 6.2.1(b).  Operating Expenses shall be calculated on the accrual basis of accounting (but subject to the further provisions of this Section 6.2) and shall include, without limitation, the following expenses:

(i)                                     salaries, wages, medical, surgical and general welfare benefits (including group life insurance), pension and welfare payments or contributions and all other fringe benefits paid to, for or with respect to all persons (whether they be employees of Landlord or its managing agent, and, with respect to employees who are not employed on a full-time basis with respect to the Property, only a pro rata portion of expenses allocable to the time any such employee is employed with the Property shall be included in Operating Expenses) for their services in the operation (including, without limitation, security services), maintenance, repair, or cleaning of the Property (but only if and to the extent that the same shall not be included in the management fees payable by Landlord), and payroll taxes, workers’ compensation, uniforms and dry cleaning costs for such persons;

(ii)                                  payments under service contracts with independent contractors for operating (including, without limitation, providing security services), maintaining, repairing or cleaning of the Property or any portion thereof or any fixtures or equipment therein, including, without limitation any escalators and/or elevators that may be required under the Special Permit and/or the Transit Authority Agreement;

(iii)                               all costs or charges for steam, heat, ventilation, air conditioning and water (including sewer rents) furnished to the Property and/or used in the operation of the Property and all costs or charges for electricity furnished to the public and service areas of the Property and/or used in the operation of the service facilities of the Property, including any taxes on any such utilities;

(iv)                              repairs and replacements which are appropriate to the continued operation of the Property as a first-class Manhattan office building, provided that to the extent the cost of any such repair and/or replacement is required to be capitalized under generally accepted accounting principles consistently applied (“GAAP”), such cost shall not be included in Operating Expenses except as set forth in subsection (x) of this Section 6.2.1(b), and, with respect to replacements, the amortized cost thereof shall be included in Operating Expenses only if and to the extent that a prudent owner of a first-class Manhattan office building would install the relevant replacements in lieu of performing further repairs to the replaced items;

(v)                                 costs of lobby decoration, painting and decoration of non-tenant areas;

(vi)                              cost of snow removal and landscaping in and about the Property;

(vii)                           cost of building and cleaning supplies and equipment, cost of replacements for tools and equipment used in the operation, maintenance and repair of the Property and charges for general telephone service for the Building;

(viii)                        financial expenses incurred in connection with the operation of the Property, such as insurance premiums (including, without limitation, liability insurance, fire and casualty insurance, rent insurance and any other insurance that is then generally carried by owners of comparable first-class office buildings in Manhattan), reasonable attorneys’ fees and disbursements (excluding any such fees and disbursements incurred in applying for any Tax Refund or in connection with leasing of space in the Property, or in connection with any disputes between Landlord and any tenant or other occupant of space in the Property), auditing and other professional fees and expenses, Landlord’s reasonable home office accounting charges reasonably allocated to the Building (provided however that such charges shall not be included in Operating Expenses if the services are actually being provided by third parties and such third party costs are included in Operating Expenses), association dues and any other ordinary and customary financial expenses incurred in connection with the operation of the Property;

(ix)                                management fees payable to a management company which is unrelated to Landlord or, if to a management company which is owned or affiliated with Landlord or Landlord’s principals, (1) the annual management fee shall not exceed two percent (2%) of the aggregate rents and additional rents (excluding rent attributable to the actual cost of electric power) paid to Landlord by tenants of the Building in such Operating Year, and (2) an amount equal to the same percentage of the aggregate rents and additional rents (excluding rent attributable to the actual cost of electric power) paid to Landlord by tenants of the Building in the Base Operating Year shall be deemed to be the annual management fee for the Base Operating Year, so that Tenant shall be responsible only for the incremental increases in the amount of such management fee above the amount included in the Base Operating Expenses;

(x)                                   the cost of capital improvements made by Landlord either (1) reasonably anticipated by Landlord to reduce Operating Expenses (based on Landlord’s estimate that the savings in Operating Expenses are likely to exceed the annual amortization of such capital improvement), or (2) pursuant to a requirement of law, ordinance, order, rule or regulation of any public authority having jurisdiction of the Property (collectively, “Laws”) hereafter enacted or promulgated (including the cost of compliance with Laws enacted or promulgated prior to the date of this Lease if such compliance is required for the first time by reason of any amendment, modification or reinterpretation thereof which is imposed or enacted after the date of this Lease), in either case calculated as follows:  the cost of any such capital improvement shall be included in Operating Expenses for the Operating Year in which such improvement was made, provided that to the extent the cost of such capital improvement is required to be capitalized under GAAP, such cost shall be amortized on a straight-line basis over the useful life thereof utilized under GAAP, and the annual amortization of such capital improvement, together with interest on the unamortized balance of such cost at the Prime Rate shall be included in Operating Expenses;

(xi)                                rental payments made for equipment used in the operation and maintenance of the Property;

(xii)                             the cost of governmental licenses and permits, or renewals thereof, necessary for the operation of the Property; and

(xiii)                          all other reasonable and necessary expenses paid in connection with the operation, maintenance, repair and cleaning of the Property which are properly chargeable against income.

Any cost or expenses of the nature described above shall be included in Operating Expenses for any Operating Year no more than once, notwithstanding that such cost or expenses may fall under more than one of the categories listed above.  Subject to the limitation set forth in subdivision (ix) above, Landlord may use related or affiliated entities to provide services or furnish materials for the Property provided that the rates or fees charged by such entities are competitive with those charged by unrelated or unaffiliated entities in the Borough of Manhattan for the same services or materials, and any rates and fees charged by such entities shall reflect only the services or materials furnished for this Property.

The following costs and expenses shall be excluded from Operating Expenses:

(1)                                  Taxes and Tax Expenses;

(2)                                  franchise, income, transfer gains, inheritance or other personal taxes imposed upon Landlord;

(3)                                  mortgage or other interest and/or debt service on the Property as a result of financing and refinancing;

(4)                                  legal fees, space planner’s fees, architect’s fees, leasing and brokerage commissions, advertising and promotional expenditures and any other expense incurred in connection with leasing of space in the Property (including new leases, lease amendments, lease terminations and lease renewals);

(5)                                  capital improvements to the Property other than those provided in clause (iv) and clause (x) above;

(6)                                  the cost of electrical energy furnished directly to tenants of the Property or any other space leased or available for lease in the Property;

(7)                                  the cost of tenant installations , improvements or other alterations, and decorations incurred in connection with preparing space for any tenant, including any utilities, fees or services incurred in connection with the performance of such work or other consideration paid by Landlord on account of, with respect to, or in lieu of, such work;

(8)                                  salaries and fringe benefits of personnel above the grade of building manager;

(9)                                  rent and other payments payable under any Underlying Lease;

(10)                            the cost of any items to the extent to which such cost is reimbursed (or reimbursable) to Landlord by tenants of the Property (other than pursuant to this Section 6.2), insurance or condemnation proceeds or third parties;

(11)                            depreciation of the building, amortization (except as provided in clauses (iv) and (x) above) and other non-cash charges.

(12)                            the cost of repairs or replacements incurred by reason of fire or other casualty, or condemnation, except to the extent of commercially reasonable insurance deductibles to the extent applicable to an insured loss;

(13)                            legal and other professional or consulting fees incurred in disputes with tenants, and all legal, arbitration and auditing fees other than legal, arbitration and auditing fees reasonably incurred (i) in connection with the maintenance and operation of the Property, or (ii) in connection with the preparation of statements required pursuant to rental escalation or additional rent provisions;

(14)                            the cost of performing work or furnishing services to or for any tenant other than Tenant, at Landlord’s expense, to the extent such work or service is in excess of any work or service Landlord is obligated to provide to Tenant or generally to other tenants in the Building at Landlord’s expense;

(15)                            costs incurred with respect to a sale of all or any portion of the Building or any interest therein or in connection with the purchase or sale of any air or development rights;

(16)                            interest, fines or penalties for late payment by Landlord, if any, except to the extent incurring such expense is a reasonable business expense under the circumstances or caused by a corresponding late payment by Tenant,

(17)                            costs to clean-up, contain, abate, remove or otherwise remedy (but not costs to test and monitor) hazardous wastes or asbestos-containing materials from the Building unless the wastes or asbestos-containing materials (A) were introduced to the Building by a Tenant Party or (B) are required to be cleaned-up, contained, abated, removed or otherwise remedied by Laws hereafter enacted or promulgated or the requirement of any insurance carrier or insurance rating organization or underwriting board hereafter enacted or promulgated, whether or not such insurance requirement is mandatory (including the cost of compliance with Laws and insurance requirements enacted or promulgated prior to the date of this Lease if such compliance is required for the first time by reason of any amendment, modification or reinterpretation thereof which is imposed or enacted after the date of this Lease);

(18)                            the cost of acquisition of sculptures, painting or other objects of fine art in the Building other than the cost of maintaining such art;

(19)                            the costs of any judgment, settlement or arbitration award resulting from any negligence or misconduct of Landlord, or of Landlord’s agents, servants, employees, contractors, suppliers, or other tenants;

(20)                            any bad debt loss, rent loss or reserves for bad debts or rent loss;

(21)                            costs incurred by Landlord to cure any misrepresentation made in this Lease by Landlord to Tenant and Landlord’s breach of this Lease;

(22)                            expenses relating solely and exclusively to the operation of the retail space in the Building;

(23)                            costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Property, including, without limitation, accounting and legal expenses, costs of selling, syndicating, financing, mortgaging or hypothecating Landlord’s interest in the Property, costs of any disputes between Landlord and its employees, or building managers;

(24)                            any incremental costs incurred by Landlord in connection with Landlord’s breach of any of Landlord’s covenants, agreements or indemnities made in this Lease; and

(25)                            the imputed cost of rent of any office space in the Building which is utilized as the management office of the Property.

Operating Expenses shall be net of rebates, credits and similar items of which Landlord or any affiliate of Landlord receives the benefit, including, without limitation, all amounts received by Landlord through proceeds of insurance or condemnation awards to the extent they are compensation for, or reimbursement of, sums previously included in Operating Expenses hereunder.

If Landlord is not furnishing any particular work or service (the cost of which if performed by Landlord would constitute an Operating Expense) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses for any Operating Year during all or any part of which such work or service is not so furnished by Landlord shall be increased by an amount equal to the additional Operating Expenses which reasonably would have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant.

In determining the amount of Operating Expenses for any Operating Year, if less than ninety-five percent (95%) of the rentable area of the Building shall have been occupied by tenant(s) at any time during such Operating Year (including the Base Operating Year), Operating Expenses shall be determined for such Operating Year to be an amount equal to the Operating Expenses which would normally be expected to have been incurred had such occupancy been ninety-five percent (95%) throughout such Operating Year.

(d)                                 “Operating Year” shall mean the Base Operating Year and each subsequent calendar year, any part or all of which falls within the Lease Term.

(e)                                  “Property” shall mean the Land, the Building, and any other land contiguous to the Land, and any improvements constructed on such land, whether above or below ground, which Landlord may operate or maintain or may contribute to the cost of the operation or maintenance thereof including, without limitation, such costs which Landlord is required to incur under the Special Permit and/or the Transit Authority Agreement.

6.2.2                        TENANT’S SHARE OF OPERATING EXPENSES.  If the Operating Expenses for any full Operating Year falling within the Lease Term shall exceed the Base Operating Expenses or if, in the case of an Operating Year only a fraction of which is included in the Lease Term, the amount of the Operating Expenses for such Operating Year multiplied by such fraction exceeds the Base Operating Expenses multiplied by such fraction (the amount of such excess in either case being hereafter referred to as the “Excess Operating Expenses”), then Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of the Excess Operating Expenses for such Operating Year or portion thereof.  Tenant’s Share of the Excess Operating Expenses for each Operating Year shall be payable in monthly installments as follows:

(a)                                  Estimated payments by Tenant on account of Operating Expenses shall be made on the first day of each and every calendar month during the Lease Term, and otherwise in the same fashion herein provided for the payment of Annual Fixed Rent.  The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the end of each Operating Year with a sum equal to Tenant’s required payments, as reasonably estimated by Landlord from time to time, on account of Operating Expenses for such Operating Year.  Within one hundred eighty (180) days after the end of each Operating Year, Landlord shall submit to Tenant a reasonably detailed accounting of Operating Expenses for such Operating Year (the “Operating Statement”).  If estimated payments theretofore made for such Year by Tenant exceed Tenant’s required payment on account therefor for such Operating Year, according to such accounting, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to rents next coming due (or refund such overpayment if the Lease Term has ended and Tenant has no further obligation to Landlord); but, if the required payments on account thereof for such Operating Year are greater than the estimated payments (if any) theretofore made on account thereof for such Operating Year, Tenant shall make payment to Landlord within thirty (30) days after being so advised by Landlord.

(b)                                 If the Operating Expenses for any Operating Year (as adjusted, if applicable, pursuant to the last two (2) paragraphs of subsection 6.2.1(b)) shall equal or be less than the Base Operating Expenses, Tenant shall not be obligated to make any payments to

Landlord pursuant to this Section 6.2 in respect of such Operating Year, but in no event shall Tenant be entitled to any refund or reduction in the Annual Fixed Rent by reason of such fact.

(c)                                  Landlord’s failure to render an accounting of Operating Expenses with respect to any Operating Year shall not prejudice Landlord’s right to thereafter render an accounting with respect thereto or with respect to any subsequent Operating Year, nor shall the rendering of an accounting prejudice Landlord’s right to thereafter render a corrected accounting for that Operating Year.  Nothing herein contained shall restrict Landlord from issuing an accounting at any time there is an increase in Operating Expenses during any Operating Year or any time thereafter.  Notwithstanding the foregoing provisions of this Section 6.2.2(c), if Landlord has not issued an accounting within three (3) years after the end of an Operating Year, Tenant may give Landlord a notice thereof and if Tenant gives such notice, and, such failure continues for thirty (30) days following such notice, Tenant shall give Landlord a second notice of such failure which notice shall set forth in bold capital letters the following statement:  “IF LANDLORD FAILS TO DELIVER AN ACCOUNTING OF OPERATING EXPENSES TO TENANT WITHIN TEN (10) OPERATING DAYS AFTER RECEIPT OF THIS NOTICE, LANDLORD SHALL HAVE WAIVED ITS RIGHT TO ISSUE AN ACCOUNTING”.  If Landlord does not so issue an accounting within ten (10) Operating Days after Landlord’s receipt of such second notice, Landlord shall have waived the right to issue an accounting for the Operating Year to which, in whole or in part, such accounting relates.

6.2.3                        Within thirty (30) days after Tenant’s request sent within nine (9) months after Tenant’s receipt of an annual Operating Statement, and without Tenant having to specify that Tenant is disputing any part of such Operating Statement, Landlord agrees to grant Tenant, its accountants and representatives, reasonable access to so much of Landlord’s books and records, at the place where they are regularly maintained in New York, New York or Boston, Massachusetts, as may be required for the purposes of verifying the items included therein as Operating Expenses, and to have and make copies of any and all bills and vouchers relating thereto (subject to reimbursement by Tenant for the cost of such copies).  Every Operating Statement given by Landlord pursuant to Article 6 hereof shall be conclusive and binding upon Tenant unless Tenant shall notify Landlord within one (1) year after the receipt of such Operating Statement that Tenant disputes the correctness thereof (provided that Landlord shall have timely provided the reasonable access to Landlord’s books and records set forth herein), which notice to Landlord shall specify in reasonable detail the particular respects in which the Operating Statement is claimed to be incorrect and include a complete copy of the results of such audit; provided, however, that, with respect to the Operating Statement for the Base Operating Year, such 9-month and 1-year periods shall not begin until after the Operating Statement for the Operating Year immediately following the Base Operating Year has been delivered to Tenant.  Upon Tenant’s delivery of any Operating Expenses dispute notice, Landlord and Tenant shall proceed in good faith to settle the dispute.

If Landlord and Tenant shall be unable to resolve such dispute within sixty (60) days following the delivery of such notice to Landlord, Landlord shall designate a Certified Public Accountant who has not been engaged by Landlord (or any affiliate of Landlord) within the previous three (3) years and is reasonably satisfactory to Tenant (the “Arbiter”) who shall be a member of an independent certified public accounting firm or a senior officer of a nationally recognized business consulting firm (which accounting or consulting firm shall have at least twenty (20) accounting professionals) and shall have practiced as a certified public accountant for at least ten (10) years, whose determination made in accordance with this Section 6.2.3 shall be binding upon the parties, and any such determination so made in accordance herewith may be entered as a judgment in any court of competent jurisdiction.  If Landlord fails to designate an Arbiter within one hundred twenty (120) days after the delivery of the results of Tenant’s audit, or if Landlord’s designee is not reasonably satisfactory to Tenant, Tenant shall have the right to suggest an Arbiter, and if such person is not reasonably acceptable to Landlord, either party may petition the New York City office of the American Arbitration Association (or its successor) (the “AAA”) for the appointment of an Arbiter.  The Arbiter shall make a determination (and, if appointed by the AAA, be appointed) by an Expedited Procedures arbitration under the Commercial Arbitration Rules of the AAA. In rendering such determination such Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease.  Except as otherwise set forth herein, Tenant shall pay the fees and expenses of the Arbiter.  Tenant, pending the resolution of any contest pursuant to the terms hereof shall continue to pay all sums as determined to be due in the first instance by Landlord.  If it is finally agreed or determined that the aggregate amount paid by Tenant to Landlord on account of Tenant’s Share of Excess Operating Expenses exceeded the amounts to which Landlord was entitled hereunder, Landlord shall credit the amount of such excess against the rent next due and payable, unless this Lease shall have expired, in which event Landlord shall promptly refund such excess to Tenant, and (x) if Landlord’s original determination of Tenant’s Share of Excess Operating Expenses is determined to have been overstated by five percent (5%) or more, Landlord shall credit or pay to Tenant interest thereon at the Prime Rate from the day immediately following the relevant over-payment or over-payments made by Tenant until the day that such over-payment shall have been refunded or credited in full to Tenant, and (y) if Landlord’s original determination of Tenant’s Share of Excess Operating Expenses is determined to have been overstated by $25,000 (such amount to be increased annually by the percentage increase in the CPI) or more, Landlord shall pay the fees and expenses of the Arbiter.  If it is finally agreed or determined that the amounts paid by Tenant to Landlord on account of Tenant’s Share of Excess Operating Expenses were less than the amounts to which Landlord was entitled hereunder, Tenant shall pay to Landlord the amount of such shortfall within thirty (30) days of the date Tenant is notified of the error.

In connection with examining Landlord’s books and records hereunder, Tenant covenants and agrees that Tenant will (a) not employ any person or firm who is to be compensated, in whole or in part, on a contingency fee basis and (b) maintain the information obtained from such examination in strict confidence (other than to Tenant’s officers, employees, shareholders, partners or members, attorneys, accountants and other professional consultants who have been advised of the confidentiality provisions contained herein and agree to be bound by the same), except (i) to the extent reasonably necessary in connection with any action or proceeding to enforce this Lease or any provision thereof, (ii) to the extent legally compelled (by deposition, interrogatory, subpoena, civil investigative demand or similar legal process) to disclose such information, (iii) to the extent required by securities laws or compliance provisions of other requirements of law or any securities, bond or commodities exchange, (iv) to Landlord or Landlord’s agents or employees, and (v) Tenant may disclose to any prospective lender, merger partner and lateral candidates who have been advised of the confidentiality provisions contained herein and agree to be bound by the same, for a valid business purpose other than disclosure of such information concerning Landlord, solely the amount of Tenant’s Share of Excess Operating Expenses and Tenant’s Share of Taxes, whether there is a dispute and the parameters of the high and low range of such amounts.  The foregoing confidentiality requirement shall not apply to information that has otherwise become available to the public.

6.2.4                        The imposition on Landlord by any portion of this Lease of an obligation to perform any work, repairs or other acts with respect to the Property shall not be construed as preventing Landlord from including the cost of such work, repairs or other acts in Operating Expenses, to the extent the same is otherwise properly includible therein pursuant to this Section 6.2.

ARTICLE 7

REPAIRS AND SERVICES

7.1                                 LANDLORD’S OBLIGATION TO REPAIR.  Throughout the Lease Term, Landlord will maintain the Building in a manner consistent with a first class office building in midtown Manhattan, and, except as otherwise provided in this Lease, Landlord shall, throughout the Lease Term, keep and maintain in good order, condition and repair:

(a)                                  the roof, the exterior and load bearing walls (including exterior windows), the foundation, the structural floor slabs and other structural elements of the Building; and

(b)                                 the common areas and facilities of the Building, including the lobby of the Building, common elevator lobbies, (but excluding elevator lobbies on floors leased entirely by a single tenant), core lavatories (but excluding any Alterations made by Tenant to core lavatories located on floors leased entirely to Tenant), fire stairs, HVAC (including base building equipment associated with the HVAC such as finned tube radiators and hot water coils), plumbing, Building electrical system (other than items installed by tenants or the utility companies) and other Building systems and equipment servicing the Premises (other than any supplementary or accessory HVAC, and telecommunication/computer systems and/or any item of such equipment exclusively serving the Premises).

Landlord shall not be responsible to make any improvements or repairs to the Building or the Premises other than as expressly provided in this Section 7.1, unless expressly otherwise provided in this Lease.  Tenant shall promptly give Landlord notice of any damage to the Premises or the Building (whether or not caused by Tenant) or of any defects in any portion thereof or in any fixtures or equipment therein promptly after Tenant first learns thereof (to the extent that Landlord does not already have knowledge thereof), but Tenant’s failure to do so shall not, in and of itself, result in any liability of Tenant (unless such failure was unreasonable under the circumstances) nor relieve Landlord of any of its obligations under this Lease.  In making any repairs, alterations, additions or improvements in the Premises, Landlord shall, use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises; provided, however, that Landlord shall have no obligation to employ contractors or labor at so-called “overtime” or other premium pay rates or to incur any other overtime costs or expenses whatsoever unless such work will materially interfere with Tenant’s business operations in the Premises, provided, however, that Landlord shall not be required to perform such work on an

“overtime” basis to the extent that such work was requested by Tenant or would not have been needed but for a violation by Tenant of its obligations under this Lease.

7.2                                 TENANT’S REPAIRS AND MAINTENANCE.

(a)                                  Subject to the provisions of Article 12 below, Tenant covenants and agrees that, from and after the date that possession of the Premises is delivered to Tenant and until the end of the Lease Term, Tenant, at its expense, will keep neat and clean and maintain in good order, condition and repair the Premises, Alterations and all fixtures or facilities contained in the Premises which do not constitute part of the common areas or the Building systems, including, without limitation, any distribution conduits for the HVAC system serving the Premises, any supplemental air conditioning units, any private lavatory and any Alterations made by Tenant to any core lavatories located on floors leased entirely to Tenant, shower, toilet, washbasin and kitchen facilities, and all plumbing serving or connected to such systems or facilities, and will make all required repairs thereto and/or replacements of portions thereof, excepting only for those repairs or replacements for which Landlord is responsible under the terms of Section 7.1 or Article 12 of this Lease.  Tenant shall not permit or commit any waste, and, notwithstanding anything to the contrary set forth in Section 7.1, Tenant shall be responsible for the cost of all repairs and replacements to the Premises, the Building and the facilities of the Building, whether ordinary or extraordinary, structural or, non-structural, when necessitated by Tenant’s, or its subtenant’s or assignee’s, moving property in or out of the Building or installation or removal of furniture, fixtures or other property or by the performance by Tenant, or its subtenant or assignee, of any alterations or other work in the Premises, or when necessitated by the acts, omission, misuse, neglect or improper conduct of Tenant, its assignee or subtenant, or its or their agents, employees, contractors or invitees or the use or occupancy or manner of use or occupancy of the Premises other than in accordance with the terms of this Lease.  Notwithstanding the foregoing, Tenant shall not be responsible for any such repairs to the extent required by Landlord’s negligence or the negligence or other fault of Landlord’s employees, agents or contractors.  All of said repairs and any restorations or replacements required in connection therewith shall be of a quality and class at least equal to the original work or installations and shall be done in a good and workmanlike manner to the reasonable satisfaction of Landlord.

(b)                                 If material repairs or replacements are required to be made by Tenant pursuant to the terms hereof, Landlord may demand that Tenant make the same forthwith, and (except in cases of emergency, where no notice or demand shall be required) if Tenant refuses or neglects to commence such material repairs or replacements within thirty (30) days after such demand or to complete the same with reasonable diligence thereafter, Landlord may (but shall not be required to do so) make or cause such material repairs or replacements to be made and shall not be responsible to Tenant for any loss or damage that may accrue to Tenant’s stock or business by reason thereof provided that Landlord shall use reasonable efforts to minimize interference with the conduct of Tenant’s business and any such loss or damage (but Landlord shall have no obligation to employ contractors or labor at so-called overtime or other premium pay rates or to incur any other overtime costs or expenses whatsoever).  If Landlord makes or causes such repairs or replacements to be made, Tenant agrees that Tenant will forthwith, on demand, pay to Landlord as Additional Rent the cost thereof, together with interest thereon at the Lease Interest Rate.

7.3                                 SERVICES.  Subject to the provisions of Sections 14.3 and 20.12, Landlord agrees to provide those services to the Building and the Premises as set forth in Exhibit D annexed hereto.

7.4                                 LANDLORD’S FAILURE TO REPAIR OF PROVIDE SERVICES.  Anything in this Lease to the contrary notwithstanding, provided no Event of Default exists, if solely by reason of Landlord’s negligence or willful misconduct, Landlord shall be unable to supply services or to make repairs which Landlord is obligated under the terms of this Lease to supply or to make (“Landlord’s Service Failure”) for more than ten (10) consecutive Operating Days after notice from Tenant to Landlord, and as a result of such failure the Premises are rendered untenantable, or any portion thereof that comprises at least five thousand (5,000) square feet (“Material Portion”) is rendered untenantable, and Tenant cannot and does not use the Premises, or such Material Portion, as the case may be, for the conduct of its business, then in the event (a) a Material Portion is untenantable, as Tenant’s sole and exclusive remedy, Tenant’s obligation to pay Annual Fixed Rent and Additional Rent on account of Taxes and Operating Expenses shall be reduced in the proportion in which the area of the Material Portion which is unusable bears to the total area of the Premises or (b) the entire Premises are rendered untenantable, as Tenant’s sole and exclusive remedy, Tenant’s obligation to pay Annual Fixed Rent and Additional Rent on account of Taxes and Operating Expenses shall be abated, in the case of (a) or (b) above, for the period commencing on the eleventh (11th) Operating Day after such notice to Landlord until such condition is cured by Landlord or Tenant recommences use of the Premises or the affected Material Portion thereof.  For purposes of the foregoing, a Landlord’s Service Failure which renders a portion of the Premises critical to Tenant’s continued normal business operations untenantable including, without limitation, Tenant’s server room and/or trading floor(s) (a “Critical Area”), shall be deemed to have rendered the entire Premises untenantable provided that Tenant cannot and does not use the Premises for the normal conduct of Tenant’s business.

ARTICLE 8

ALTERATIONS

8.1                                 TENANT’S RIGHTS.  Tenant may from time to time during the Lease Term, at its expense, make such alterations, additions, installations, substitutions, improvements and decorations (collectively, with Tenant’s Work, referred to as “Alterations”) in and to the Premises as Tenant may consider necessary or desirable for the conduct of its business in the Premises, subject to the following conditions:

(a)                                  the outside appearance or the strength of the Building or any of its structural parts shall not be adversely affected;

(b)                                 no part of the Building outside of the Premises shall be physically and adversely affected;

(c)                                  no other tenant or occupant of the Building, and no common area of the Building, shall be adversely affected, other than to a de minimis extent;

(d)                                 the proper and economical functioning of the Building systems or facilities of the Building or any portion thereof shall not be adversely affected, other than to a de minimis extent;

(e)                                  before proceeding with any Alterations, other than those that are considered Minor Alterations (as such term is defined below), Tenant shall obtain Landlord’s written consent, which consent shall not be unreasonably withheld or delayed provided the conditions of this Article 8 are satisfied, and submit to Landlord for approval plans and specifications for the work to be performed.  Within ten (10) Operating Days after its receipt of a submission of plans and specifications, Landlord shall either consent thereto or specify any objections thereto.  If Landlord does not respond to Tenant’s request for consent or approval within such ten (10) Operating Day period, then Tenant shall have the right to give Landlord a second notice requesting such consent and, provided such second request for approval shall prominently specify that Landlord’s failure to approve or disapprove the same within five (5) Operating Days after Landlord’s receipt thereof constitutes an approval thereof, then in the event Landlord fails to approve or disapprove such plans and specifications within such 5 Operating Day period, Landlord shall be deemed to have approved the same.  Landlord may as a condition of its consent require Tenant (i) to perform all such work at such times and in such manner as to create the least practicable interference with the use of the Building by the other tenants and occupants thereof, including, but without limitation, on an “overtime” basis, (ii) to make revisions in and to its plans and specifications, and/or (iii) to agree to remove, at or prior to the Expiration Date, any item of work shown on such plans of an unusual nature, such as, but not limited to, internal stairways, pantries, lavatories, vaults, special flooring for computer areas and the like (“Specialty Alterations”), and to restore the affected portion of the Premises, provided that Landlord identifies such Specialty Alterations at the time of giving Landlord’s consent to such Alterations.  Notwithstanding the foregoing, Tenant shall have no obligation to submit such plans and specifications or obtain Landlord’s approval in connection with Alterations that are (x) those of a decorative nature such as painting, wall coverings and floor coverings and (y) non-structural Alterations which do not affect Building systems such that the aggregate amount of the costs and expenses for such non-structural Alterations is less than $250,000 (each, a “Minor Alteration”), provided that (A) Tenant gives Landlord at least ten (10) days’ prior notice describing such work in reasonable detail, including plans and specifications, if any, which Tenant has prepared and (B) a building, alteration or other governmental permit is not required or otherwise filed in connection therewith.  Notwithstanding clause (i) above, Tenant shall not be obligated to do such work on an “overtime” basis except to the extent such work involves core drilling, demolition, hammering or other activities which, as reasonably determined by Landlord, may adversely affect the use of the common areas of the Building or the operation of the Building, result in a reduction of Building services required to be provided by Landlord pursuant to this Lease, require access to space in the Building occupied by other tenants, or, other than to a de minimis extent, interfere with or disturb the use and occupancy of the Building by other tenants and occupants;

(f)                                    before proceeding with any Alterations for which consent is required by Landlord, any required consent from any Mortgagee and/or Overlandlord shall have been obtained (Landlord agreeing to use commercially reasonable efforts to obtain such consent within the same ten (10) day period that Landlord shall have to consent or submit its objections thereto provided that in no event shall Landlord be required to make any material expenditures or concessions to obtain such consent);

(g)                                 in performing the work involved in such Alterations, Tenant shall perform, observe and comply with all of the conditions and covenants set forth in the provisions of this Article;

Notwithstanding anything herein to the contrary, Landlord shall not unreasonably withhold its consent to the following Specialty Alterations: (1) structural reinforcement of certain portions of the floors of the Premises as may be reasonable, and Landlord shall cooperate with Tenant to afford Tenant reasonable access to such other floor(s) of the Building as necessary in order to perform such structural reinforcement, provided that such work shall in no event decrease the height of the hung ceiling of such other floor(s) or necessitate the relocation other wiring or equipment located within the ceiling, and subject in any event to the rights of other tenants and the other provisions of this Section 8.1; (2) internal stairways and associated slab penetrations to connect contiguous floors of the Premises; (3) a reasonable number of additional bathrooms including showers therein provided, however, the locations of such bathrooms and showers shall be reasonably approved by Landlord; and (4) raised floor areas; provided that Tenant shall remove such Specialty Alterations upon the Expiration Date or earlier termination of the Lease Term except as set forth in the last sentence of this paragraph or unless otherwise specified in writing by Landlord.  In addition, Tenant shall have the right, at its sole cost and expense, subject to all applicable laws and governmental regulations, to close off the low-rise elevator bank servicing the Premises and utilize such elevator lobby space as part of the Premises.  If Tenant elects to close off such low-rise elevator bank and thereafter elects to lease any of the Offered Space on the eighteenth (18th) floor of the Building or the 18th Floor Expansion Space, Tenant, at its sole cost and expense, shall have the right, subject to all applicable laws and governmental regulations, re-open such elevator bank cause the low-rise elevators to service the Premises.  Notwithstanding anything herein to the contrary, upon the expiration or termination of this Lease Tenant shall not be required to remove or restore a reasonable number of standard office pantries, one internal stairway per floor, supplemental HVAC units approved by Landlord under this Lease, any equipment and installation used to bring additional power to which Tenant is entitled under this Lease to the Premises.

Landlord’s review and approval of Tenant’s plans and specifications and consent to the performance of the work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable law and insurance requirements, nor shall it be deemed a waiver by Landlord of compliance by Tenant with any provisions of this Lease, nor shall it impose upon Landlord any liability or obligation with respect to such work or the performance thereof.

8.2                                 CONFORMITY WITH LAW.  Tenant covenants and agrees that any Alterations made by it to or upon the Premises shall be done in a good and workmanlike manner and in conformity and compliance with all applicable laws, ordinances, regulations and requirements of all public authorities having jurisdiction, and with all applicable requirements of insurers and insurance rating or underwriting organizations, that new materials and equipment of at least equal quality and class to the original installations in the Building shall be employed therein, that the structure of the Building shall not be endangered or impaired thereby.

8.3                                 PERFORMANCE OF WORK, GOVERNMENTAL APPROVALS, INSURANCE.

(a)                                  All Alterations and installation of furnishings by Tenant (i) shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or interfere with or delay Building construction or operation or increase the cost thereof, (ii) shall not interfere with the use or occupancy of any other tenant or occupant of the Building by more than a de minimis extent, (iii) to the extent connected to or involving any portion of the life safety systems or Building management system of the Building, shall be performed by a contractor designated by Landlord in its sole and absolute discretion provided that the charges of such contractor shall be reasonable in relation to the charges of contractors providing similar services in other first class office buildings in midtown Manhattan, and (iv) with respect to all Alterations and installations which are not the subject of the foregoing clause (iii), shall be performed by contractors and major trade subcontractors first reasonably approved by Landlord, such approval not to be unreasonably withheld or delayed.

(b)                                 Tenant shall procure all necessary governmental permits, licenses and certificates and shall make all required filings of plans with governmental authorities before making any Alterations and shall obtain all required governmental approvals upon the completion thereof.  Landlord shall, at no cost to Landlord, execute any applications for permits (if the provisions of any applicable law or legal requirement requires that Landlord join in such application) necessary in connection with any Alterations regardless of whether or not Landlord’s approval for such Alterations shall have been obtained; provided, however, that Landlord’s execution of any such application shall not be deemed to constitute Landlord’s consent to the performance of the work described therein, nor an agreement by Landlord that such plans, specifications and work conform with applicable law and insurance requirements, nor a waiver by Landlord of compliance by Tenant with any provisions of this Lease, nor shall it impose upon Landlord any liability or obligation with respect to such work or the performance thereof.  Tenant shall use an expediter designated by Landlord in connection with making such filings and obtaining such permits, licenses, certificates and approvals provided that the fees charged by such expeditor shall be reasonable in relation to the charges for similar services provided by similar expeditors providing similar services to first class office buildings in midtown Manhattan.  At any and all times during the period of construction of any Alterations, Landlord shall be entitled to have a representative or representatives on the site to inspect such Alterations, and such representative or representatives shall have free and unrestricted access to any and every part of the Premises.  Landlord shall use reasonable efforts to (i) give Tenant advance notice of such access (except in the event of an emergency) and (ii) minimize interference with Tenant’s Work during such access.  Tenant shall keep commercially reasonable records of the cost of any Alterations in and to the Premises for a period of six (6) years following any such expenditure (or, at Tenant’s option, deliver copies of such records to Landlord), and shall, if requested by Landlord, make the same available to Landlord for use in connection with any proceeding to review the assessed valuation of the Building or any proceedings to acquire the Land and Building for public or quasi-public use.

(c)                                  Tenant agrees to save harmless and indemnify Landlord and all other Landlord Parties from and against any and all injury, loss, claims, damage and expense (including reasonable attorneys’ fees and disbursements actually incurred by Landlord) to any person or property resulting from the performance of any Alterations.  In addition, over and above the insurance required to be carried by Tenant pursuant to the provisions of Section 11.2 hereof, Tenant shall carry or cause each contractor to carry worker’s compensation insurance in statutory amounts covering the employees of all contractors and subcontractors, and comprehensive general liability insurance and property damage insurance which provides coverage in respect of the added risks of construction with such limits as Landlord may reasonably require, but in no event less than Five Million Dollars ($5,000,000) for injuries arising out of any one incident, and One Million Dollars ($1,000,000) for any property damage (all such insurance to be written by companies reasonably approved by Landlord and naming Landlord, and such other parties as may be reasonably designated by Landlord, as additional insured parties) and to deliver to Landlord certificates of all such insurance.

(d)                                 In connection with the making of any Alterations, (i) Tenant shall make all arrangements for, and shall pay all reasonable expenses incurred by Landlord in connection with, Tenant’s use of the freight elevator(s) serving the Premises during non-Operating Hours (it being agreed that Landlord shall reasonably cooperate with Tenant in connection with the use of the freight elevator(s) serving the Premises), and (ii) Landlord shall not impose any supervisory charges in connection with the performance of Alterations, provided, however, Tenant shall promptly reimburse Landlord within thirty (30) days after Landlord’s demand, as Additional Rent, for any and all reasonable, actual out-of-pocket costs and expenses incurred by Landlord in connection with the review of Tenant’s plans and specifications for any such Alterations by any third-party architect, engineer or other consultant retained by Landlord.  Notwithstanding anything to the contrary contained herein or in Exhibit D attached hereto, solely in connection with Tenant’s initial move-in to the Premises, Tenant shall be entitled to eight (8) hours of use of the freight elevator(s) during non-Operating Hours free of charge for each floor of the Premises.

8.4                                 LIENS.  Tenant shall promptly pay and discharge all costs and expenses of any work done in or on the Premises by Tenant or its subtenants, and its and their agents, employees or contractors, and shall not do or fail to do any act which shall or may render the Building or any part thereof, or the Premises or any part thereof subject to any mechanic’s lien or other lien or security agreement or charge or chattel mortgage or conditional bill of sale or title retention agreement (hereinafter collectively called “Lien”), and if any Lien be filed against the Building, the Premises, any Alterations, or any portion of any of the foregoing, Tenant shall, at Tenant’s own cost and expense, cause the same to be removed of record by bonding or otherwise within thirty (30) days after having notice of the filing of any such Lien; and, in default thereof, Landlord may, in addition to any other rights and remedies it may have by reason of Tenant’s default, cause any such Lien to be removed of record by bond, and Tenant shall reimburse Landlord as Additional Rent for all costs and expenses incidental to the removal of any such Lien by bonding incurred by Landlord, together with interest thereon at the Lease Interest Rate.

8.5                                 VIOLATIONS; DISRUPTION.  Tenant, at its expense, and with diligence and dispatch, shall cause to be discharged or cancelled all notices of violation arising from any Alterations which are issued by the Department of Buildings of The City of New York or any

other public or quasi-public authority having jurisdiction.  Nothing contained in this Section 8.5 shall prevent Tenant from contesting, in good faith and at its own expense, any such notices of violation, provided that Tenant shall comply with the provisions of Section 9.3 hereof.  In addition, Tenant shall not exercise any of its rights under this Article 8 in such manner as would create any work stoppage, picketing, labor disruption or dispute or a violation of any of Landlord’s union contracts affecting the Land or Building, or which would unreasonably interfere with the business of Landlord or of any tenant or occupant of Building.  In the event of the Tenant’s failure to comply with the preceding sentence, Tenant shall, promptly upon notice from Landlord, cease all manner of exercise of such rights which give rise to such failure to comply.  If Tenant shall fail to cease such manner of exercise of its rights as aforesaid, Landlord, in addition to any other rights available to it under this Lease and pursuant to law, shall have the right to seek an injunction without notice to the Tenant.  Landlord represents that there are no notices of violations which remain uncured and which would prevent Tenant from obtaining permits for, or performing, Tenant’s Work.  Landlord shall promptly after written notice from Tenant take reasonable action against any other occupant of the Building whose construction or other activities unreasonably interfere with Tenant’s ability to perform Tenant’s Work or any Alterations in the Premises.

8.6                                 TENANT’S PROPERTY.  Except as otherwise provided in this Section 8.6, all work, construction, repairs, Alterations, other improvements or installations made to or upon the Premises (including, but not limited to, the construction performed by Landlord or Tenant under Article 4 and Exhibit C), whether or not at the expense of Tenant, shall become part of the Premises and shall become the property of Landlord upon the Expiration Date or earlier termination of the Lease Term, and remain upon and be surrendered with the Premises as a part thereof upon the Expiration Date or earlier termination of the Lease Term:

(a)                                  All personal property not permanently affixed to the Building, including moveable partitions, business and trade fixtures, machinery and equipment, communications and office equipment, whether or not attached to or built into the Premises, which are installed in the Premises by or for the account of Tenant, at Tenant’s expense and can be removed without more than de minimis damage to the Building, and all furniture, furnishings and other moveable articles of personal property owned by Tenant and located in the Premises (all of which are herein referred to as “Tenant’s Property”) shall remain the property of Tenant and may be removed by Tenant or any person claiming under Tenant at any time or times during the Lease Term and (with the exception of special cabinet work or property which is built into the Premises and custom-fitted furniture or cabinetry) shall be removed by Tenant at the expiration or earlier termination of the Lease Term.  Tenant shall repair any damage to the Premises caused by the removal by Tenant or any person claiming under Tenant of any Tenant’s Property from the Premises.

(b)                                 At the Expiration Date or earlier termination of the Lease Term, unless otherwise specified in writing by Landlord, Tenant shall remove from the Premises any Specialty Alterations made to the Premises for which such removal was made a condition of such consent under Section 8.1 or Exhibit C.  Upon such removal Tenant shall restore the Premises to their condition prior to installation of such Specialty Alterations and repair any damage caused by such removal and restoration.

(c)                                  Any items of Tenant’s Property (except money, securities and like valuables) which remain on the Premises after the Expiration Date or earlier termination of the Lease Term may, at the option of Landlord, be deemed to have been abandoned and in such case may either be retained by Landlord as its property or may be disposed of without accountability, at Tenant’s expense, in such manner as Landlord may see fit.

(d)                                 If at any time during the Lease Term, Tenant ceases using any wiring or cabling installed by or on behalf of Tenant in any portion of the Premises or in any other portions of the Building (other than a cessation that is temporary and where Tenant intends to resume using such wiring or cables within a reasonable period of time after such cessation), Tenant shall promptly give written notice to Landlord of such cessation and, subject to the applicable requirements of this Lease, shall promptly remove such unused wiring and cabling at Tenant’s sole cost and expense.  In order for Landlord and Tenant to (i) identify any wiring or cabling installed by or on behalf of Tenant in any portion of the Premises or in any other portions of the Building and/or (ii) trace the starting and terminating points of such wiring and cabling, Tenant shall cause such wiring and cabling to be labeled and tagged, when installed, with appropriate identification marks and shall maintain, during the Lease Term for all then existing wiring and cabling, “as installed” drawings containing a guide or key to such marks and showing the routing of such wiring and cabling.  Upon Landlord’s request, Tenant shall provide to Landlord and Landlord’s representatives and contractors reasonable access to such “as installed” drawings for inspection and copying.  Notwithstanding anything to the contrary contained in this Lease, Tenant shall not have any obligation, upon the expiration or earlier termination of this Lease, to remove any wiring or cabling installed by or on behalf of Tenant in any portion of the Premises or in any other portions of the Building, as long as Tenant has complied with the obligations set forth in this paragraph.

8.7                                 SURVIVAL.  The provisions of this Article 8 shall survive the expiration or sooner termination of this Lease.

ARTICLE 9

LAWS, ORDINANCES, REQUIREMENTS OF PUBLIC AUTHORITIES

9.1                                 CERTIFICATE OF OCCUPANCY.  Landlord covenants and agrees that throughout the Lease Term, the certificate of occupancy issued for the Building will permit the Premises to be used and occupied for general office purposes.

9.2                                 TENANT’S OBLIGATIONS.

(a)                                  Tenant shall, at its expense, comply with all laws and requirements of public authorities and all requirements of insurance bodies now or hereafter in effect which shall, with respect to the Premises or the occupancy, use or manner of use of the Premises or to any abatement of nuisance, impose any violation, order or duty upon Landlord or Tenant, including without limitation, any violation, order or duty arising from (i) Tenant’s use of the Premises, (ii) the manner of conduct of Tenant’s business in the Premises or the operation by Tenant of its installations, equipment or other property thereon, (iii) any cause or condition created by or at the instance of Tenant, (iv) the making or performance of any Alterations, installations or other work by Tenant in or on the Premises, including, without limitation, any Tenant’s Work, or (v) the breach by Tenant of any of its obligations under this Lease; and Tenant shall make all repairs or Alterations required thereby, whether structural (in which event all such repairs or Alterations shall be performed by Landlord and the reasonable cost thereof shall be paid by Tenant) or nonstructural, ordinary or extraordinary.  Notwithstanding the foregoing, Tenant shall not be required to make any Alterations pursuant to the foregoing clauses (i) or (ii) unless the same are required by reason of (A) Tenant’s particular manner of use of the Premises other than for normal and customary ordinary office purposes or (B) any ancillary use permitted hereunder.  In addition to the foregoing, Tenant agrees to participate in all fire and other safety compliance procedures instituted by Landlord and/or public authorities for the Building.

(b)                                 Without limiting the foregoing, Tenant also agrees to comply with the following regulations which are set forth in the Special Permit, along with the other regulations set forth therein:

(1)                                  “The off-street loading berths shall be used for all truck and service vehicle loading and unloading for the proposed building, including all deliveries to the owners, tenants and users thereof.

(2)                                  “‘NO STANDING, 7:00 A.M. to 7:00 P.M., except commercial, vehicles loading and unloading Monday through Saturday’, along the entire northerly curb of 53rd Street between Lexington and Third Avenues.

(3)                                  “‘NO STANDING, 7:00 A.M. to 7:00 P.M., Monday through Saturday’, along the southerly curb of 53rd Street from Third Avenue to a point approximately 150 feet east of Lexington Avenue.

(4)                                  “‘NO STOPPING ANYTIME’ along the southerly curb of 53rd Street from Lexington Avenue to a point approximately 150 feet east of Lexington Avenue.

(5)                                  “‘TOWAWAY ZONE’ for the entire block between Lexington and Third Avenues.”

9.3                                 TENANT’S RIGHT TO CONTEST.  If Tenant receives notice of any violation of any law or requirement of public authority or requirement of insurance bodies applicable to the Premises, it shall give prompt notice thereof to Landlord.  Tenant may, at its expense, contest the validity or applicability of any such law or requirement of public authority or requirement of insurance bodies by appropriate proceedings prosecuted diligently and in good faith, and may defer compliance therewith, provided that (i) Landlord is not thereby subjected to criminal prosecution or criminal or civil penalty of any nature, (ii) no unsafe or hazardous condition remains unremedied, (iii) the Premises, or any part thereof, shall not be subject to being condemned or vacated by reason of such non-compliance or such contest, (iv) no insurance policy carried in respect of the Property by Landlord is cancelled and no premium for any such policy is increased by reason of such non-compliance or such contest, and (v) such non-compliance or contest shall not constitute or result in any violation of any Underlying Lease or any mortgage on the Building or on an Underlying Lease thereof, and Tenant complies with all requirements of all such Underlying Leases or mortgages including those, if any, relating to the furnishing of security.  Tenant hereby agrees to indemnify and save Landlord harmless from and against any loss, liability, damage and expense arising out of any such deferral of compliance or contest, including, without limitation, reasonable attorneys’ fees and disbursements and other expenses reasonably and actually incurred by Landlord, and Tenant shall keep Landlord advised as to all settlements of such contest.  Landlord agrees to execute any document reasonably required by Tenant in order to permit Tenant effectively to carry on any such contest, provided Landlord is not thereby subjected to any cost or expense or exposed to any liability or obligation on account thereof.

9.4                                 WINDOW CLEANING.  Tenant will not clean, nor require, permit, suffer or allow any window in the Premises to be cleaned, from the outside in violation of Section 202 of the New York Labor Law or of the rules of the New York City Board of Standards and Appeals or of any other board or body having or asserting jurisdiction.

ARTICLE 10

USE

10.1                           OFFICE USE.  Tenant shall use and occupy the Premises only for executive, administrative and general offices in connection with Tenant’s business and for uses ancillary thereto as described in Section 10.2 and for no other purpose.  Subject to the other provisions of this Lease (including all exhibits) and the Rules and Regulations, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

10.2                           ADDITIONAL PERMITTED USES.  Tenant may, in addition to using the Premises for the purposes permitted by Section 10.1 but subject to Tenant’s compliance in respect thereof with the provisions of Section 9.2, also use portions of the Premises for the installation, maintenance and operation in the Premises of (i) electronic data processing equipment, word processing equipment and business machines, (ii) duplicating equipment, (iii) a trading floor and (iv) other reasonable ancillary uses customary for securities traders and financial investment firms consistent with a first-class office building in Manhattan, in each case used for purposes incidental to the business of Tenant with electrical loads and floor loads not to exceed the respective load capacities set forth in Exhibit D.

10.3                           RESTRICTIONS.  Tenant shall not suffer or permit the Premises or any part thereof to be used in any manner, or anything to be done therein, or suffer or permit anything to be brought into or kept in the Premises, which would in any way (i) violate any law or requirement of public authorities or requirement of insurance bodies, (ii) cause structural injury to the Building or any part thereof, (iii) interfere with the normal operation of the HVAC, plumbing, electrical or other mechanical or electrical systems of the Building or the elevators installed therein, (iv) constitute a public or private nuisance, (v) alter the appearance of the exterior of the Building, (vi) affect in any adverse way any portion of the interior of the Building other than the Premises (other than to a de minimis extent), (vii) interfere with the use or occupancy of any other tenant or occupant of the Building (other than to a de minimis extent), (viii) create any offensive odors or noise or (ix) result in the leakage of fluid or the growth of mold.  Tenant shall not solicit other occupants of the Building to use wireless internet service that emanates from the Premises.  Tenant shall reasonably cooperate with Landlord and other tenants and occupants to resolve any interference issues relating to Tenant’s wireless internet service (if any) emanating beyond the Premises or otherwise interfering in any material respect with any Building systems.

10.4                           PROHIBITED USES.  Without limiting the restriction on use set forth in Section 10.1, Tenant shall not under any circumstance use or permit the use of the Premises or any part thereof for any of the following which are expressly prohibited:

(a)                                  sale at retail of any products or materials whatsoever (with the exception of vending machines for use by Tenant’s employees);

(b)                                 the conduct of a public auction of any kind;

(c)                                  the conduct of a commercial bank, trust company, savings bank, safe deposit or savings and loan association or any branches of any of the foregoing or a loan company business (except for the conduct of a credit union or benefit plan for Tenant’s employees) in each case on a walk-in basis open to the public;

(d)                                 the issuance and sale of traveller’s checks, foreign drafts, letters of credit, foreign exchange or domestic money orders or the receipt of money for transmission in each case on a walk-in basis open to the public;

(e)                                  an employment agency, other than an executive search firm or other similar staffing agency provided that the invitees of same are limited to appointments and the Premises are not open to the public on a walk-in basis);

(f)                                    offices or agencies of a foreign government or political subdivisions thereof;

(g)                                 offices of any governmental bureau or agency of the United States or any state or political subdivision thereof;

(h)                                 offices of any charitable, religious, union or other not-for-profit or any tax exempt entity within the meaning of Section 168(j)(4)(A) of the Internal Revenue Code of 1986, as amended, or any successor statute, or rule or regulation applicable thereto;

(i)                                     offices of any public utility company, other than corporate, executive or legal staff offices;

(j)                                     data processing services rendered primarily to others than Tenant and which are not strictly ancillary to Tenant’s business;

(k)                                  health care professionals other than for the purpose of providing health care services for Tenant’s employees;

(l)                                     schools or other training or educational uses (other than those which are strictly ancillary to the Tenant’s business, such as periodic training of Tenant’s personnel and Space Occupants);

(m)                               a clerical support business rendering clerical support services primarily to others than Tenant or performing functions other than those which are strictly ancillary to Tenant’s business;

(n)                                 reservation centers for airlines or for travel agencies;

(o)                                 broadcasting centers for communications firms, such as radio and television stations;

(p)                                 any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, materials, activities or sexual conduct or any other use that has or could reasonably be expected to have a material adverse effect on Landlord’s financial condition, the value of the Building or the income therefrom;

(q)                                 a showroom; and

(r)                                    any other use or purpose which, in the reasonable judgment of Landlord, is not in keeping with the character and dignity of the Building or which is prohibited under the Rules and Regulations.

10.5                           LICENSES AND PERMITS.  If any governmental license or permit, other than a certificate of occupancy shall be required for the proper and lawful conduct of Tenant’s business in the Premises, or any part thereof, including, specifically, but without limitation, any place of assembly permit, Tenant, at its expense, shall duly procure and thereafter maintain such license or permit and submit the same to Landlord for inspection.  Tenant shall at all times comply with each such license and permit and shall not at any time use or occupy, or suffer or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises, in violation of the certificate of occupancy for the Building.

ARTICLE 11

INDEMNITY AND INSURANCE

11.1                           TENANT’S INDEMNITY.  Subject to Section 11.7 hereof, to the maximum extent permissible by law, Tenant agrees to indemnify and save harmless the Landlord Parties (as hereinafter defined) from and against all claims of whatever nature to the extent arising from (a) the use, occupancy, conduct or management of the Premises or any business thereon, (b) any work or thing whatsoever done, or any condition created (other than by any of the Landlord Parties) in or about the Premises or (c) any negligent or otherwise wrongful act or omission (where there is a duty to act) of Tenant or any of its subtenants, licensees or (while on the Property) invitees or its or their employees, agents or contractors, whether resulting in injury or death to persons or damage to property or otherwise to the extent same occurs on the Property.

The foregoing indemnity and hold harmless agreement shall include all reasonable out-of-pocket costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) actually incurred by the Landlord Parties or any them in or in connection with any such claim or any action or proceeding brought thereon, and the defense thereof.  In case any action or proceeding shall be brought against the Landlord Parties or any of them by reason of any such claim, Tenant, upon notice from Landlord, shall resist and defend such action or proceeding on behalf of the applicable Landlord Parties by counsel for the insurer (if such claim is covered by insurance) or otherwise by counsel reasonably satisfactory to Landlord.  In no event shall Tenant be obligated to indemnify or save harmless the Landlord Parties or any of them from or in respect of any claim or matter which results from the negligence or wrongful conduct of any such party or parties.

11.2                           COMMERCIAL GENERAL LIABILITY INSURANCE.  Tenant agrees to maintain in full force and effect from the first Commencement Date or such earlier date upon which Tenant first enters the Premises or any portion thereof for any reason, throughout the Lease Term and thereafter, so long as Tenant is in occupancy of any part of the Premises, a policy of commercial general liability and property damage insurance, with deductibles, exclusions and exceptions which are commercially reasonable, under which Landlord and Landlord’s managing agent (and such other persons as Landlord may reasonably request by notice to Tenant from time to time as additional insureds) and Tenant are named as insureds, in the broadest form of such coverage from time to time generally available in New York City, and under which policy the insurer agrees to indemnify and hold Landlord, and those designated by Landlord as additional insureds, harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims for which provision is made in Section 11.1 hereof.  Each such policy shall be issued by one or more insurers in a financial size category of not less than VIII and with general policy holders ratings of not less than A-, as rated in the most current available A.M. Best insurance reports, or the then equivalent thereof, and licensed to do business in the State of New York and authorized to issue such policies.  Each policy of insurance procured by Tenant shall contain endorsements providing that (i) such policy shall be noncancellable and non-amendable with respect to Landlord and Landlord’s said designees without thirty (30) days’ prior notice to Landlord and such designees, and (ii) Tenant shall be solely responsible for the payment of premiums therefor notwithstanding that Landlord or any such designee is or may be named as an additional insured.  As of the Commencement Date hereof, the minimum limits of liability of such insurance shall be Five Million Dollars ($5,000,000) combined single limit, and from time to time during the Lease Term such limits shall be increased to the prevailing level customarily carried with respect to similarly sized premises in similar properties in New York City.

11.3                           OTHER INSURANCE.  Tenant agrees to maintain in full force and effect from the first Commencement Date or such earlier date upon which Tenant first enters the Premises or any portion thereof for any reason, throughout the Lease Term and thereafter, so long as Tenant is in occupancy of any part of the Premises (a) “all risk” insurance in an amount sufficient to cover the cost of personal property, trade fixtures, furniture, furnishings, equipment and other Tenant’s Property, Alterations and any paneling or other wall finishes or coverings other than normal painting, (b) workers’ compensation insurance, as required by law, (c) a New York Disability Benefits Law Policy and (d) such other insurance in such amounts as Landlord or any Mortgagee or Overlandlord reasonably requests from time to time provided that such insurance is then typically required of tenants in comparable first-class office buildings in Manhattan.  Such policies shall be written by an insurer of the Best financial size category and general policy holders rating specified in Section 11.2, licensed to do business in the State of New York and authorized to issue such policies.

11.4                           CERTIFICATES OF INSURANCE.  On or before the first Commencement Date or such earlier date upon which Tenant first enters the Premises or any portion thereof for any reason, Tenant shall furnish Landlord with certificates evidencing the aforesaid insurance coverage, and renewal certificates shall be furnished to Landlord at least ten (10) days prior to the expiration date of each policy for which a certificate was theretofore furnished.

11.5                           NO VIOLATION OF BUILDING POLICIES.  Tenant shall not knowingly commit or permit any violation of the policies of fire, boiler, sprinkler, water damage or other insurance covering the Building and/or the fixtures, equipment and property therein carried by Landlord, or do or permit anything to be done, or keep or permit anything to be kept, in the Premises, which in case of any of the foregoing, (i) would result in termination of any such policies, (ii) would adversely affect Landlord’s right of recovery under any of such policies or (iii) would result in reputable and independent insurance companies refusing to insure the Building or the property of Landlord in amounts reasonably satisfactory to Landlord.  The use of the Premises for the purposes approved herein shall not breach the provisions of this Section 11.5.

11.6                           TENANT TO PAY PREMIUM INCREASES.  If, because of anything done, caused or permitted to be done, or omitted by Tenant, the rates for liability, fire, boiler, sprinkler, water damage or other insurance (with all extended coverage) on the Building or on the property and equipment of Landlord shall be higher than they otherwise would be, Tenant shall reimburse Landlord for the additional insurance premiums thereafter paid by Landlord which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time within thirty (30) days after Landlord’s demand therefor.  In any action or proceeding wherein Landlord and Tenant are parties, a schedule or “make up” of insurance rates for the Building or Premises issued by the New York Fire Insurance Exchange, or other body establishing fire insurance rates for said Building shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rates then applicable to the Building or Premises.

11.7                           WAIVER OF SUBROGATION.  The parties hereto (and in the case of Tenant, its subtenants and other occupants of the Premises) waive and release any and all rights of recovery against the other, and in the case of Landlord, against all “Tenant Parties” (hereinafter defined), and in the case of Tenant, against all “Landlord Parties” (hereinafter defined), for loss of or damage to the property of the waiving/releasing party to the extent such loss or damage is insured against under any insurance policy carried by Landlord or Tenant (or subtenant or occupant), or which would have been so insured had the other party carried the insurance it was required to hereunder.  In addition, the parties hereto (and in the case of Tenant, its subtenants and other occupants of the Premises) (i) shall procure an appropriate clause in, or endorsement on, any fire or extended coverage insurance policy covering the Premises, the Building and personal property, fixtures and equipment located thereon or therein, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery and (ii) subject to obtaining such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, hereby agree not to make any claim against or seek to recover from the other for any loss or damage to its property or the property of others resulting from fire or other hazards covered by such fire and extended coverage insurance; provided, however, that the release and covenant not to sue herein contained shall be limited by and coextensive with the terms and provisions of the waiver of subrogation clause or endorsements or clauses or endorsements consenting to a waiver of right of recovery.  In the event that Landlord or Tenant (and in the case of Tenant, its subtenants and other occupants of the Premises) shall be unable at any time to obtain one of the provisions referred to above in any of its insurance policies, Landlord and/or Tenant (and in the case of Tenant, its permitted subtenants and other permitted occupants of the Premises), as the case may be, shall be named as an additional insured.  Tenant, and its subtenants and other occupants, acknowledge that Landlord will have no obligation to carry insurance on nor be responsible for damage to, Alterations (if any), Tenant’s Property or other personal property, and that Landlord will have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s, or any subtenant’s or occupant’s business.  For the purposes of this Lease, the term “Landlord Parties” shall mean Landlord, any affiliate of Landlord, Landlord’s managing and leasing agents for the Building, Landlord’s asset manager for the Building, the New York City Transit Authority, each Overlandlord, each Mortgagee, and each of their respective direct and indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, agents and representatives.  For the purposes of this Lease, the term “Tenant Parties” shall mean Tenant, any affiliate of Tenant, any permitted subtenant, any permitted assignee, or any other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, agents and representatives.

11.8                           LANDLORD’S INDEMNITY.  Subject to Section 11.7 hereof, to the maximum extent permitted by law, Landlord shall indemnify, defend and hold harmless the Tenant Parties from and against any and all claims against any of such parties to the extent arising from (i) the performance by Landlord or any of its employees, agents or contractors of any alterations, improvements, repairs or other work in the Building or the Premises and (ii) any negligent or otherwise wrongful act or omission (where there is a duty to act) of Landlord or any of its employees, agents or contractors whether resulting in injury or death to persons or damage to property or otherwise to the extent same occurs on the Property, except, in each case, to the extent that any such claim results from the negligence or willful misconduct of any Tenant Party; provided, however, that in no event shall Landlord be liable for any loss of business or other consequential damages.

The foregoing indemnity and hold harmless agreement shall include all reasonable out-of-pocket costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) actually incurred by the Tenant Parties or any of them in or in connection with any such claim or any action or proceeding brought thereon, and the defense thereof.  In no event shall Landlord be obligated to indemnify or save harmless the Tenant Parties or any of them from or in respect of any claim to the extent the same results from the negligence or wrongful conduct of the Tenant Parties or any of them.  In case any action or proceeding shall be brought against the Tenant Parties or any of them by reason of any such claim, Landlord, upon notice from Tenant, shall resist and defend such action or proceeding on behalf of the applicable

Tenant Parties by counsel for the insurer (if such claim is covered by insurance) or otherwise by counsel reasonably satisfactory to Tenant.

ARTICLE 12

FIRE, CASUALTY OR TAKING

12.1                           RIGHT TO TERMINATE LEASE.  Tenant shall give prompt notice to Landlord in case of fire or other casualty in the Premises.  If (a) so much of the Building is damaged or rendered untenantable (whether or not the Premises or a portion thereof shall be damaged) by fire or other cause that Landlord shall determine not to restore the same or to demolish the remainder thereof; or (b) if the Premises shall suffer damage or be rendered untenantable by fire or other casualty and Landlord shall reasonably determine (i) that such portion of the Premises cannot be reasonably expected to be restored or rendered tenantable under a normal working schedule within a period of twelve (12) months after the occurrence of such damage or destruction or (ii) that each Overlandlord and Mortgagee will not permit Landlord to apply the net proceeds of Landlord’s insurance to the restoration of the Building or the Premises and any such refusal to grant permission shall not have been occasioned or permitted by reason of a default by Landlord under any Mortgage or Underlying Lease unrelated to a default by Tenant under this Lease, then and in any such event Landlord shall have the right to terminate this Lease by notice to Tenant given within ninety (90) days of the occurrence of such fire or other casualty, provided that Landlord shall not terminate this Lease pursuant to the foregoing clause (ii) if Landlord in fact restores the Building.  If either (y) the Premises shall be totally or substantially damaged or rendered wholly or substantially untenantable (whether or not any other portions of the Building shall be damaged) or (z) the Building shall be substantially damaged, so that Tenant’s access to and use and enjoyment of the Premises shall be rendered substantially impossible, whether or not the Premises shall be damaged, and in case of either (y) or (z) Landlord determines that the same cannot reasonably be expected to be restored or rendered tenantable under a normal working schedule within a period of twelve (12) months after the occurrence of such damage or destruction, then Landlord shall promptly notify Tenant of such fact, and within thirty (30) days thereafter either Landlord or Tenant may terminate this Lease by notice to the other party.  If during the last year of the Lease Term the Building or the Premises shall be damaged by fire or casualty, and if such fire or casualty damage, whether to the Premises or the Building, cannot reasonably be expected to be repaired or restored within ninety (90) days from the time that repair or restoration work would commence or prior to the Expiration Date, whichever first occurs, then Landlord or Tenant shall have the right, by giving notice to the other not later than thirty (30) days after the occurrence of such damage, to terminate this Lease.  If either Landlord or Tenant shall give notice of termination pursuant to this Section, the Lease Term shall expire by lapse of time upon the date which is thirty (30) days after such notice is given and Tenant shall vacate the Premises and surrender the same to Landlord.  Upon the termination of this Lease under the conditions provided for in this Section, Tenant’s liability for rent shall cease as of the date of such termination, subject, however, to abatement thereof between the date of such casualty and the date of such termination pursuant to Section 12.3 below.  Tenant hereby expressly waives the provisions of Section 227 of the Real Property Law or any like law which may hereafter be enacted and agrees that the foregoing provisions of this Article shall govern and control in lieu thereof, this Article being an express agreement governing any case of damage or destruction of the Premises by fire or other casualty.

12.2                           RESTORATION OF THE PREMISES.  If the Building or any portion thereof is damaged by fire or other casualty and this Lease is not terminated pursuant to Section 12.1, Landlord, promptly after such damage and the determination of the net amount of insurance proceeds available, shall use due diligence to restore the Premises and the Building as nearly as possible to their condition prior to such fire or other casualty.  Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repairs and restoration any amount in excess of the net insurance proceeds made available to Landlord after deduction therefrom of Landlord’s expenses in obtaining such proceeds and any amounts applied by any Overlandlord or Mortgagee to obligations other than restoration of the Building, provided that any such shortfall shall not have been occasioned by reason of a default by Landlord under any Mortgage or Underlying Lease unrelated to a default by Tenant under this Lease.  If such proceeds shall be insufficient to effect such restoration and Landlord elects not to effect such restoration, Landlord shall promptly notify Tenant of such fact, and within thirty (30) days thereafter, Tenant may terminate this Lease by notice to Landlord and the Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the Expiration Date hereof.  In no event shall Landlord be obligated to repair or restore Tenant’s Work, Alterations, Tenant’s Property or paneling or other finishes, carpeting or wall coverings.

Where Landlord is obligated or otherwise elects to effect restoration of the Premises, unless such restoration is completed within twelve (12) months from the date of the casualty (such period to be subject, however, to extension where the delay in completion of such work is due to causes beyond Landlord’s reasonable control (but in no event beyond eighteen (18) months from the date of the casualty)), Tenant shall have the right to deliver to Landlord a written non-binding notice of Tenant’s intent to terminate this Lease (a “Notice of Intent to Terminate”).  Following Tenant’s delivery of any such Notice of Intent to Terminate, Landlord shall have thirty (30) days (“Landlord’s 30-Day Completion Period”) to substantially complete such restoration.  If Landlord shall have failed to substantially complete such restoration within Landlord’s 30-Day Completion Period, Tenant shall then have the right to deliver to Landlord, not later than thirty (30) days after the expiration of Landlord’s 30-Day Completion Period, a written notice of termination, and such termination to take effect as of the date of delivery with the same force and effect as if such date were the date originally established as the Expiration Date hereof.  If at any time during such 12 month period (as extended) Landlord reasonably believes that such restoration shall not be completed within such period, Landlord shall give notice to Tenant of such reason, and Tenant shall have the right to terminate this Lease within thirty (30) days after such notice is given, such termination to take effect as of the thirtieth (30th) day after such notice is given, with the same force and effect as if such date were the date originally established as the Expiration Date hereof.

12.3                           PAYMENT OF RENT FOLLOWING CASUALTY.  Until this Lease is terminated pursuant to Section 12.1 or, if this Lease is not so terminated, until (a) the expiration of such time as is reasonably required for Tenant to restore Tenant’s Alterations (but in no event more than one-hundred eighty (180) days after Landlord’s restoration work has been completed pursuant to Section 12.2) or (b) the date Tenant completes restoration of Tenant’s Alterations, whichever of (a) or (b) is earlier, the Annual Fixed Rent and Tenant’s Share of Taxes and Operating Expenses shall be apportioned or adjusted according to the part of the Premises which is usable by Tenant.  Notwithstanding the foregoing, if a Critical Area shall be subject to a casualty, the rent for the whole of the Premises shall be abated as of the date of such casualty so that a casualty affecting a Critical Area is deemed a casualty affecting the whole of the Premises provided that Tenant cannot and does not use the whole of the Premises for the normal conduct of Tenant’s business.  No damages, compensation or claims shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Building.  If rent abates in respect of all or any portion of the Premises and Tenant reoccupies the Premises or such portion, thereof, or any part thereof, for the conduct of Tenant’s business operations during the period in which restoration work is taking place and prior to the date that the same is made completely tenantable, the Annual Fixed Rent allocated to the space so reoccupied shall be payable, and Tenant’s Share shall increase by the portion thereof allocable to such space, from the date which is five (5) Operating Days after notice from Landlord that such space is ready for reoccupancy.  Notwithstanding anything in this Section to the contrary, if Landlord shall be unable to collect all of the insurance proceeds (including rent insurance proceeds) payable by reason of any damage to the Building or the Premises under Landlord’s insurance policies by reason of any action or inaction by Tenant or failure by Tenant to comply with any of the provisions of this Lease (including without limitation Sections 9.3 and 11.5 hereof), then without prejudice to any other remedy which may be available against Tenant, the abatement of rent provided for in this Section 12.3 shall not be effective to the extent of the uncollected insurance proceeds, and the amount of any abatement theretofore taken by Tenant shall be immediately payable to Landlord within thirty (30) days after demand therefor.

12.4                           UNINSURED CASUALTY.  Notwithstanding anything to the contrary contained in this Lease, if the Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time maintained by Landlord and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within thirty (30) days from the time that repair work would commence, Landlord may, at its election, terminate the Lease Term by notice to Tenant given within thirty (30) days after such loss.  If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the Expiration Date hereof.

12.5                           LANDLORD NOT TO INSURE ALTERATIONS OR TENANT’S PROPERTY.  Landlord is not required to carry insurance of any kind on Tenant’s Work, Alterations, Tenant’s Property or Tenant’s paneling or other finishes, carpeting or wall coverings or any telephone, computer or communications systems, cabinet work or special decorative effects and shall not be obligated to repair any damage thereto or to replace the same.

12.6                           EMINENT DOMAIN — COMPLETE OR SUBSTANTIAL TAKING.  If all or substantially all of the Building or of the Premises shall be taken by condemnation or in any other manner for any public or quasi-public use or purpose (other than for temporary use or occupancy), the Lease Term shall forthwith cease and terminate as of the date of vesting of title by reason of such taking (which date is hereinafter referred to as the “date of the taking”), and the rent shall be apportioned as of such date.  If such portion of the Building shall be so taken so that substantial structural alterations or reconstruction of the Building shall be necessary as a result of such taking (whether or not the Premises be affected), which alterations or reconstruction Landlord determines will take at least 180 days to complete, Landlord may, at its option, terminate this Lease and the Lease Term and estate hereby granted as of the date of such vesting of title by notifying Tenant in writing of such termination within sixty (60) days following the date of the taking.

12.7                           EMINENT DOMAIN — PARTIAL TAKING.  If any part, but less than all or substantially all, of the Premises shall be so taken and this Lease shall not be terminated pursuant to Section 12.6, then the part so taken shall no longer constitute part of the Premises but this Lease shall otherwise remain unaffected by such taking; provided, however, that Tenant may elect to terminate the Lease Term in the event of:

(i)                                     a taking of more than twenty-five percent (25%) of the total rentable area of the Premises, or

(ii)                                  a taking that has a material adverse effect on Tenant’s access to the Building or the Premises, if Landlord determines that it will be unable to provide or in fact fails to provide adequate alternative access to the Premises within one hundred eighty (180) days thereafter, or

(iii)                               a taking that results in the practical taking of the whole of the Premises with respect to Tenant’s use for the operation of Tenant’s business,

by giving notice of such election to Landlord not later than sixty (60) days after Tenant’s receipt from Landlord of notice of such taking or the date of such taking, whichever first occurs, or not later than thirty (30) days after such one hundred eightieth day, as the case may be.  If notice of termination of this Lease shall be given pursuant to this Section, then upon such date as may be specified by Tenant by notice to Landlord, which date shall be not earlier than thirty (30) and not later than sixty (60) days after the date of Tenant’s notice, the Lease Term shall terminate as of the date specified in such notice and the rent shall be apportioned as of such date of termination.  Upon a partial taking and this Lease continuing in force as to any part of the Premises,

(a)                                  the Annual Fixed Rent and Tenant’s Share of Taxes and Operating Expenses shall be equitably reduced for the remainder of the Lease Term, according to the nature and extent of the loss of use of the Premises suffered by Tenant; and

(b)                                 Landlord shall, at its expense, restore with reasonable diligence the remaining portions of the Premises as nearly as practicable to the same condition as it was in prior to such condemnation or taking; provided, however, that Landlord shall not be obligated to expend for such restoration and for restoration of the remainder of the Building any amount in excess of the net condemnation proceeds actually received by Landlord.  If such proceeds shall be insufficient to effect such restoration and Landlord elects not to effect such restoration, Landlord shall promptly notify Tenant of such fact, and within thirty (30) days thereafter, Tenant may terminate this Lease by notice to Landlord and the Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the Expiration Date hereof.  Proceeds of any award applied by the holder of any mortgage to reduction of the indebtedness secured thereby shall be deemed to have been received by Landlord.

(c)                                  If a Critical Area shall be so taken and on account thereof Tenant cannot and does not use the entire Premises for the normal conduct of Tenant’s business, the rent shall be abated as of such date of the taking, and such abatement shall continue until (i) Tenant shall be able to relocate all components of Tenant’s business that occupy the Critical Areas affected by the taking to another portion the Premises not subject to the taking, or (ii) Tenant reasonably determines that the components of the Critical Area cannot reasonably be relocated to the remaining portions of the Premises, and in such event Tenant may, at its option, terminate this Lease and the Lease Term by notifying Landlord in writing of such termination within sixty (60) days following the date of the taking.

12.8                          LANDLORD TO RECEIVE ENTIRE AWARD.  In the event of any condemnation or taking hereinabove mentioned of all or a part of the Building (whether or not the Premises be affected) Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this Lease in Tenant, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award.  The foregoing, however, shall not be deemed to preclude Tenant from recovering a separate award for Tenant’s moving expenses and Tenant’s Property, but only provided that such award does not reduce and is not payable out of the amount for the Land and the Building.

ARTICLE 13

ASSIGNMENT, SUBLETTING, MORTGAGING

13.1                          LANDLORD’S CONSENT REQUIRED.

(a)                                  Except as specifically permitted by this Article, Tenant shall not, by operation of law or otherwise, assign, mortgage or encumber this Lease, or sublet or permit the Premises or any part thereof to be used by others.  If and so long as Tenant is a corporation with fewer than five hundred (500) shareholders or a limited liability company or a partnership, an assignment, within the meaning of this Article 13, shall be deemed to include one or more sales or transfers of stock or membership or partnership interests, by operation of law or otherwise, or the issuance of new stock or membership or partnership interests, by which an aggregate of more than fifty percent (50%) of Tenant’s stock or membership or partnership interests shall be vested in a party or parties who are not stockholders or members or partners as of the date hereof.  For the purpose of this Section 13.1, ownership of stock or membership or partnership interests shall be determined in accordance with the principles set forth in Section 544 of the Internal Revenue Code of 1986, as amended from time to time, or the corresponding provisions of any subsequent law.  In addition, the merger or consolidation of Tenant into or with any other entity, or the sale of all or substantially all of its assets, shall be deemed to be an assignment within the meaning of this Article 13.  The limitations set forth in this Section 13.1(a) shall be deemed to apply to subtenant(s), assignee(s) and guarantor(s) of this Lease.

(b)                                 Anything in the foregoing Section 13.1(a) to the contrary notwithstanding, (i) transactions with an entity into or with which Tenant is merged or consolidated, (ii) transactions with an entity to which all or substantially all of Tenant’s assets (including this

Lease) or stock are transferred as a going concern, or (iii) an assignment of this Lease or a subletting of the Premises to an entity which controls or is controlled by Tenant or is under common control with Tenant (an “Affiliate”) which does not result in a physical demise of separate space, shall not require Landlord’s consent under this Article 13; provided that, with respect to transactions described in clause (i) or clause (ii) above: (A) the successor to Tenant has a tangible net worth computed in accordance with GAAP at least equal to the tangible net worth of Tenant immediately prior to such merger, consolidation or transfer, (B) the creditworthiness, earnings and earnings forecast of the successor to Tenant shall be comparable to that of Tenant immediately prior to the date of such merger, consolidation or sale of Tenant’s stock or assets, as the case may be and (C) proof reasonably satisfactory to Landlord (which may reasonably estimated) of such tangible net worth, creditworthiness and earnings shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction; and provided that, with respect to transactions described in clause (i), (ii) or (iii) above: (1) a copy of any applicable instrument of assignment or sublease shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction (unless such transaction is a sublease, license or space sharing arrangement with an Affiliate which does not result in a physical demise of separate space), (2) any successor to Tenant agrees directly with Landlord, by written instrument in form satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder, (3) in no event shall Tenant be released from its obligations under this Lease, (4) any such transfer or transaction is for a legitimate business or tax purpose of Tenant other than a transfer of Tenant’s interest in this Lease, (5) the successor or Affiliate of Tenant shall be of good reputation and engaged in a business or activity which is in keeping with the standards of the Building and (6) the provisions of Section 13.5(b), (e), (f), (g), (h), (j) and (k) and Section 13.7 hereof shall be satisfied.  If any Affiliate to whom Tenant shall have assigned this Lease or sublet all or any portion of the Premises shall thereafter cease to be an Affiliate of Tenant, then the continuation of such entity’s tenancy or occupancy for a period in excess of six (6) months after the date such entity ceased to be an Affiliate of Tenant shall be subject to Landlord’s consent pursuant to this Article 13.  The Tenant originally named in this Lease together with any permitted successors and assigns under this Section 13.1(b) is sometimes referred to herein as “Original Tenant”.

(c)                                  Anything in the foregoing Section 13.1(a) to the contrary notwithstanding, Landlord shall not unreasonably withhold or delay its consent to the occupancy of offices within the Premises by any individual or business entity who or which is a client, service provider or otherwise has a bona fide material business relationship with Tenant (a “Space Occupant”), provided that (i) each Space Occupant shall be of good reputation, and engaged in a business or activity which is in keeping with the standards of the Building and which is a permitted use in accordance with the provisions of Article 10 hereof, (ii) the Space Occupants shall not occupy, in the aggregate, more than ten percent (10%) of the rentable area of the Premises actually occupied by Tenant, (iii) the portions of the Premises occupied by the Space Occupants shall be physically part of, and not separately demised from, the remainder of the Premises occupied by Tenant, (iv) no Space Occupant shall have a separate entrance, (v) no Space Occupant shall have any signage outside of the Premises, nor any listing on the Building’s lobby directory, and (vi) Tenant shall give Landlord a Space Occupant Notice (as hereinafter defined) with respect to each such Space Occupant at least thirty (30) days prior to the commencement of such Space Occupant’s occupancy in the Premises.  Each such occupancy shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, shall be terminable on not more than thirty (30) days notice, and in the event of the termination of this Lease, such occupancy shall immediately terminate.  Occupancy by a Space Occupant shall not be deemed to vest in such Space Occupant any right or interest in this Lease nor shall it relieve, release, impair or discharge any of Tenant’s obligations hereunder.  Any occupancy agreement which provides for the subtenant an entrance and reception area separate from those used by Tenant, shall be deemed to be “ordinary subletting” which ordinary subletting shall be governed by the remaining provisions of Article 13 hereof.  Each “Space Occupant Notice” given by Tenant to Landlord pursuant to this Section 13.1 shall include (A) the name and the nature of the business or occupation of such Space Occupant and (B) the material terms of such Space Occupant’s occupancy.  The rights granted by this Section 13.1(c) are personal to Original Tenant and shall not be transferred, assigned or exercised by any other party.

(d)                                 Anything in the foregoing Section 13.1(a) to the contrary notwithstanding, occupancy of a portion of the Premises by an Affiliate that does not result in a physical demise of separate space shall not require Landlord’s consent or notice to Landlord.  For the avoidance of doubt, occupancy by such an Affiliate of an entire floor of the Premises, or so much of a floor that then constitutes the entire portion of the Premises located on such floor, shall not constitute a physical demise of separate space.  Upon Landlord’s request from time to time, Tenant shall provide Landlord with a list of Affiliates in the Premises.

(e)                                  Anything in the foregoing Section 13.1(b) to the contrary notwithstanding, JT Partners LLC shall be deemed to be an Affiliate of Tenant so long as Tenant owns at least twenty percent (20%) of the voting securities thereof.

13.2                          OFFER NOTICE.

(a)                                  If Tenant shall have received and negotiated a bona fide written offer from an independent third party which it desires to accept to sublet all or any part of the Premises or to assign this Lease, Tenant shall submit to Landlord a notice (any such notice being hereinafter called an “Offer Notice”) containing the following:

(i)                                     the name and address of the proposed subtenant or assignee and a brief description of such person’s or entity’s business, current financial information in respect of such person or entity (including, without limitation, its most recent balance sheet and income statements certified by its chief financial officer or a certified public accountant), the identity of any broker entitled to a commission in respect of such subletting or assignment and the commission, if any, payable to such broker, and any other information reasonably requested by Landlord; and

(ii)                                  a duplicate original of the offer, together with an executed copy of the proposed instrument of assignment or sublease (both containing, in the case of an assignment, a provision for assumption by the assignee of all of the terms, covenants, conditions and agreements herein contained on the Tenant’s part to be performed for the Lease Term), the effective date of which shall be at least thirty (30) Operating Days but not more than ninety (90) Operating Days after the date of the giving of such notice, which shall be conditioned on Landlord’s consent thereto and which shall comply with the provisions of Section 13.5; and

(iii)                               executed copies of all other agreements, if any, relating to the proposed assignment or sublease and, if not fully disclosed by such agreements, a statement of all consideration to be received by Tenant for or in connection with such assignment or sublease (including, without limitation, any payment to be made for Tenant’s Property or leasehold improvements) and the terms of payment therefor.

(b)                                 Notwithstanding anything to the contrary contained in this Section 13.2, if Tenant shall at any time or times during the term of this Lease desire to assign this Lease or sublet all or any portion of the Premises to an independent third party, but shall not have entered into an instrument of assignment or sublease with such party, Tenant shall have the right to preempt the provisions of the foregoing Section 13.2(a) by submitting a notice to Landlord indicating Tenant’s intent to enter into a sublease and/or an assignment and a description of all of the material economic terms and conditions of the proposed subletting or assignment (including, without limitation, with respect to a subletting, a description of the portion of the Premises proposed to be sublet, the proposed fixed rent, additional rent, base amounts or years, if any, free rent and other concessions, if any, the term, the party responsible for the cost of physical separation, and other similar, material proposed terms and conditions) (any such notice being hereinafter called a “Marketing Notice”).  Said Marketing Notice to Landlord shall be in lieu of any Offer Notice.

13.3                          LANDLORD’S RIGHT TO UNDERLET.  Upon receipt of any Offer Notice or Marketing Notice (each a “Transfer Notice”) pursuant to which Tenant proposes to sublet all or any part of the Premises for the entire or substantially the entire remaining Lease Term (for the purposes of this Article 13, “substantially the entire remaining Lease Term” shall mean a term expiring during the last twelve (12) months of the Lease Term, and “substantially all of the Premises” shall mean at least ninety percent (90%) of the Premises), Landlord shall have the option with respect to each such Offer Notice, exercisable by Landlord in writing within thirty (30) days after receipt of such Offer Notice, or within sixty (60) days after receipt of such Marketing Notice, to underlet from Tenant the space which Tenant so desires to sublet, for the term for which Tenant desires to sublet it and for a rent and other economic terms equal to (i) the rent and other economic terms upon which Tenant proposes to sublet such space, as set forth in the Transfer Notice, minus (ii) any profit to which Landlord would have been entitled under Section 13.10 hereof had Landlord consented to the transaction upon the terms set forth in the Transfer Notice.  Such underlease shall in all other respects be upon the covenants, agreements, terms, provisions and conditions contained in this Lease except as hereinafter provided and except for such thereof which are irrelevant or inapplicable.  Without limiting the foregoing, it is hereby expressly agreed that:

(a)                                  such underlease to Landlord shall give the undertenant the unqualified and unrestricted right, without Tenant’s permission, (x) to assign such underlease or any interest therein and/or to underlet from time to time the space covered by such underlease or any parts of such space for any purpose, or purposes that the undertenant, in the undertenant’s uncontrolled discretion, shall deem suitable or appropriate, except that Landlord agrees that any such underlease will not be assigned except simultaneously with an assignment of Landlord’s interest under this Lease so that at all times the Landlord under this Lease and the undertenant under said underlease shall be the same person, corporation or other entity, and each assignor of such underlease shall thereafter be released of all obligations under such underlease, and (y) to make any and all changes, alterations and improvements in the space covered by such underlease deemed desirable by the undertenant that do not have a material adverse impact on any portion of the Premises retained by Tenant;

(b)                                 such underlease shall provide that (x) any assignee or subtenant of the undertenant may, at the election of the undertenant, be permitted to make alterations, decorations and installations in such space or any part thereof provided that the same do not have a material adverse impact on any portion of the Premises retained by Tenant, (y) any such alterations, decorations and installations therein made by any assignee or subtenant of the undertenant may be removed, or left, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination provided that if the Offer Notice specifies that the subtenant must remove such alterations, decorations and installations and restore such space to its condition immediately prior to such sublease, then Landlord shall, or shall cause such assignee or subtenant, at its expense, to repair the damage and injury to such space so underlet caused by such removal and restore such space to its condition immediately prior to such assignment or sublet, and (z) in no event shall Tenant have any end of term restoration obligations with respect to any such alterations, decorations and installations;

(c)                                  such underlease shall also provide that the parties to such underlease expressly negate any intention that any estate created under such underlease be merged with any other estate held by either of said parties;

(d)                                 Tenant shall and will at all times at its expense provide and permit an appropriate and lawful means of ingress and egress from such space so underlet by Tenant to Landlord, such means of ingress or egress to be specified by Tenant in the Transfer Notice with respect to such space (to the extent that such means of ingress and egress are not controlled by or the responsibility of Landlord hereunder);

(e)                                  Landlord, at Tenant’s expense (unless otherwise set forth in the Transfer Notice), may make such Alterations as may be required or reasonably deemed necessary by Landlord physically to separate the underleased space from the balance of the Premises and to comply with all laws and requirements of public authorities relating to such separation;

(f)                                    the occupant or occupants of all or any part or parts of such space shall, in common with Tenant, have the use of toilet and other common facilities on the floor on which such space is located;

(g)                                 at the expiration of such underlease, Tenant shall accept the space covered thereby in its then existing condition provided that Landlord shall have performed Landlord’s obligations to keep and maintain such space in good order and condition except for ordinary wear and tear, provided that Landlord or the undertenant, at its expense, shall restore such space at the expiration or earlier termination of the underlease to its condition immediately prior to such underlease if set forth as a condition of the Transfer Notice, and in the event of Landlord’s or undertenant’s failure to perform any of such obligations, Tenant may do the same, and Landlord shall reimburse Tenant for the reasonable costs incurred by Tenant in connection therewith within thirty (30) days after Tenant’s demand therefor (but in the event of Landlord’s or undertenant’s failure to perform any of such obligations Tenant shall have no right to terminate this Lease either in whole or as to such part of the space covered by the underlease);

(h)                                 no default by Landlord under such underlease or by anyone claiming through such underlease shall be deemed to constitute a default under this Lease; and

(i)                                     during the term of such underletting, Tenant shall be relieved and released from all maintenance, repair, insurance and indemnity obligations set forth in this Lease, as the same pertain to the underlet space.

Provided that such Transfer Notice shall prominently specify on its face that Landlord’s failure to exercise or waive its right to underlet within thirty (30) days or sixty (60) days, as applicable, after Landlord’s receipt thereof constitutes a waiver of Landlord’s right to underlet pursuant to this Section 13.3, then if Landlord fails to exercise or waive its right to underlet within such 30-day period or 60-day period, as applicable, Landlord shall be deemed to have waived its right to underlet with respect to such Transfer Notice.

13.4                          LANDLORD’S RIGHT TO TERMINATE.  Upon receipt of any Transfer Notice in which Tenant proposes to assign this Lease (which shall include, for purposes of this Section 13.4, a proposed subletting of all or substantially all of the Premises for the entire or substantially the entire remaining Lease Term), or in which Tenant proposes to sublet less than substantially all of the Premises for the entire or substantially the entire remaining Lease Term, then and in such event Landlord shall have the right, exercisable by notice to Tenant given within thirty (30) days after receipt of any such Offer Notice, or within sixty (60) days after receipt of any such Marketing Notice and in addition to the other rights granted Landlord under this Article 13, (i) in the case of an assignment, to terminate this Lease, in which event this Lease shall terminate on the date fixed in Landlord’s notice, which shall not be less than thirty (30) nor more than ninety (90) days after the giving of such notice, with the same force and effect as if the termination date fixed in Landlord’s notice were the date originally fixed in this Lease as the Expiration Date, or

(ii) in the case of a subletting of less than substantially all of the Premises, to terminate this Lease with respect to the space proposed by Tenant to be sublet, in which event on the date fixed in Landlord’s notice, which shall not be less than thirty (30) nor more than ninety (90) days after the giving of such notice, such space shall no longer be part of the Premises or covered by this Lease and the rentable area of the Premises, the Annual Fixed Rent and Tenant’s Share of Taxes and Operating Expenses shall be appropriately reduced.

Provided that such Transfer Notice shall prominently specify on its face that Landlord’s failure to exercise or waive its right to terminate within thirty (30) days or sixty (60) days, as applicable, after Landlord’s receipt thereof constitutes a waiver of Landlord’s right to terminate pursuant to this Section 13.4, then if Landlord fails to exercise or waive its right to terminate within such 30-day period or 60-day period, as applicable, Landlord shall be deemed to have waived its right to terminate with respect to such Transfer Notice.

13.5                          ADDITIONAL CONDITIONS.  If Landlord does not timely exercise any option granted to Landlord by Sections 13.3 and 13.4 with respect to a proposed sublease or assignment which is the subject of an Transfer Notice, Landlord agrees that Landlord will not unreasonably withhold, delay or condition its consent to such proposed sublease or assignment provided that the terms of the instrument of sublease or assignment conform to the Transfer Notice in all material respects and the following further conditions shall be satisfied:

(a)                                  the Premises or any part thereof shall not, without Landlord’s prior consent, have been listed or otherwise publicly advertised for subletting at a rental rate less than the rental rate being sought by Landlord for space in the Building provided that Landlord shall, within ten (10) days after Tenant so requests, have informed Tenant of the rental rate being sought by Landlord for such space, and all advertisements of the Premises or any portion thereof for subletting shall have been approved by Landlord, in its reasonable discretion (it being agreed, however, that Landlord’s consent shall not be required for Tenant to list the Premises or any portion thereof with brokers, or for Tenant or such brokers to distribute flyers with respect to the availability of the Premises or any portion thereof, subject to the foregoing proviso concerning the rental rate).  The foregoing, however, shall not be deemed to prohibit Tenant from negotiating or consummating a sublease at a lower rental rate;

(b)                                 Tenant shall not then be in default under this Lease with respect to any monetary obligations under this Lease (of which default Tenant shall have received notice), or in default beyond the expiration of any applicable notice and cure period with respect to any non-monetary obligation of Tenant under this Lease;

(c)                                  the proposed subtenant or assignee shall have a financial standing, be of a character, be engaged in a business, and propose to use the Premises or portion thereof to be sublet in a manner, in keeping with the standards in such respect of the other tenancies in the Building, and any sublease shall provide that, upon Landlord’s request from time to time, subtenant shall deliver to Landlord a copy of subtenant’s most recent financial statements certified by an officer of subtenant, provided, however, that Landlord agrees that any such financial statement will be treated as strictly confidential in accordance with Section 20.23;

(d)                                 provided that there is comparable space available in the Building (and, solely in connection with a subletting of the Automatic Expansion Space, such comparable space is available for a comparable term), the proposed subtenant or assignee shall not then be a tenant, subtenant or assignee of any space in the Building; nor, in any event, shall the proposed subtenant or assignee be a person or entity with whom Landlord is then actively negotiating to lease space in the Building;

(e)                                  the proposed subtenant or assignee shall not occupy and use or propose to occupy and use the Premises for any purpose prohibited under Section 10.4;

(f)                                    the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall not (i) be likely to increase Landlord’s operating expenses beyond that which Landlord now incurs for use by Tenant by more than a de minimis extent; (ii) increase the burden on elevators or other Building systems over the burden prior to such proposed subletting by more than a de minimis extent; or (iii) violate or be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises;

(g)                                 any proposed sublease shall state that it is expressly subject to all of the obligations of Tenant under this Lease and, except as otherwise expressly permitted by Section 13.13(d) below, shall contain the further condition and restriction that the sublease shall not be assigned, encumbered or otherwise transferred or the subleased premises further sublet by the sublessee in whole or in part, or any part thereof suffered or permitted by the sublessee to be used or occupied by others, without the prior written consent of Landlord in each instance;

(h)                                 any proposed sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that (subject to the provisions of Section 13.13 below) in the event of the termination of this Lease, or the re-entry or dispossession of Tenant by Landlord under this Lease, such subtenant shall, at Landlord’s option, attorn to Landlord as its sublessor pursuant to the then applicable terms of such sublease for the remaining term thereof, except that Landlord shall not be (i) liable for any previous act or omission of Tenant as sublessor under such sublease, (ii) subject to any offset which theretofore accrued to such subtenant against Tenant, or (iii) bound by any previous modification of such sublease not consented to in writing by Landlord or by any previous prepayment of rent more than one month in advance;

(i)                                     no subletting shall be for a term of less than two (2) years (provided, however, that if less than two (2) years remains in the Lease Term, such sublease may be for the balance of the Lease Term); provided, however, that the foregoing provision shall not apply to the Automatic Expansion Space during the first five (5) years after the Automatic Expansion Date;

(j)                                     in no event shall (i) there be more than five (5) occupants (including Tenant) on any full floor of the Premises, (ii) any partial floor of the Premises be demised into units consisting of less than three thousand five hundred (3,500) rentable square feet, nor (iii) there be more than one (1) occupant (including Tenant) on any partial floor of the

Premises consisting of three thousand five hundred (3,500) rentable square feet or less.  Notwithstanding the foregoing restrictions as to the size of units, Tenant shall have the right to (x) create and sublease one unit consisting of not less than three thousand (3,000) rentable square feet and (y) sublease any unit of the Automatic Expansion Space which, when delivered to Tenant, consists of less than three thousand five hundred (3,500) rentable square feet provided that such unit has not, prior to such subletting, been integrated into the balance of the Premises on such floor (i.e., demising walls removed, etc.); and

(k)                                  Tenant shall reimburse Landlord on demand for any costs that may be reasonably incurred by Landlord in connection with said sublease or assignment, including, without limitation, the costs of making investigations as to the acceptability of the proposed subtenant or assignee and reasonable legal costs incurred in connection with the granting of any consent.

Tenant agrees to furnish Landlord such information in addition to the information set forth in the Transfer Notice as Landlord may reasonably and timely request in connection with the proposed sublease or assignment.  If Landlord shall fail to respond to Tenant’s request for consent before (x) the expiration of Landlord’s 30-day or 60-day recapture period, as applicable, or (y) thirty (30) days after Landlord’s receipt of a copy of the fully executed instrument of sublease or assignment, whichever of (x) or (y) is later, then Tenant shall have the right to give Landlord a second notice requesting such consent and, provided such second request for approval shall prominently specify that Landlord’s failure to consent to or disapprove the same within five (5) Operating Days after Landlord’s receipt thereof constitutes Landlord’s consent thereto, then in the event Landlord fails to consent to or disapprove within such 5-Operating Day period, Landlord shall be deemed to have consented to the same.

For purposes of this Section 13.5, a sublease or assignment shall be deemed to conform to a Transfer Notice in all material respects if the sublease or assignment is for a Net Effective Consideration (as hereinafter defined) of not less than ninety-five percent (95%) of the Net Effective Consideration of the proposed sublease or assignment set forth in such Transfer Notice, and on such other terms and conditions as are substantially the same as, but not substantially more favorable to the proposed sublessee or assignee than, those contained in such Transfer Notice.  The term “Net Effective Consideration” shall mean for purposes of this Section 13.5, the net present value, determined as of the effective date of the proposed transaction, using a discount rate of ten percent (10%), of the aggregate of all rent and additional rent for taxes, operating expenses and electricity (as reasonably estimated at the time) and other consideration payable under the proposed sublease or assignment, discounted from the date such payment would have been made under the proposed sublease or assignment to the commencement date of the proposed sublease or the effective date of the proposed assignment, after deducting therefrom the amount of all inducements (such as, by way of example only, work allowances, work letters or rent abatements) that are (or will be) granted by Tenant to such subtenant or assignee in respect thereof, discounted, using a discount rate of ten percent (10%), from the date that such inducements were to have been given under the proposed sublease or assignment to the commencement date of the proposed sublease or the effective date of the proposed assignment.  If after having submitted a Transfer Notice, Tenant shall desire to sublet or to assign this Lease for a Net Effective Consideration of less than ninety-five percent (95%) of the Net Effective

Consideration of the proposed assignment or sublease set forth in Tenant’s original Transfer Notice, Tenant shall submit an additional Transfer Notice to Landlord as provided in Section 13.2.

13.6                          LANDLORD MAY COLLECT RENT FROM SUBTENANT OR ASSIGNEE.  If this Lease shall be assigned, or if the Premises or any part thereof be sublet or occupied by any person or persons other than Tenant, Landlord may, after default by Tenant beyond any applicable notice and cure period, collect rent from the assignee, subtenant or occupant and apply the net amount collected to the rent herein reserved, but no such assignment, subletting, occupancy or collection of rent shall be deemed a waiver of the covenants in this Article, nor shall it be deemed acceptance by Landlord of the assignee, subtenant or occupant as a tenant, or a release of Tenant from the full performance by Tenant of all the terms, conditions and covenants of this Lease.

13.7                          ASSUMPTION OF LEASE.  Each permitted assignee or transferee shall assume and be deemed to have assumed the obligations of Tenant under this Lease to be performed, or arising or accruing, on and after the effective date of such assignment or transfer and shall be and remain liable jointly and severally with Tenant for the payment of Annual Fixed Rent and Additional Rent, and for the due performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the Lease Term.  No assignment (except for assignments permitted subject to and in accordance with Section 13.1(a) or 13.1(b) hereof) shall be binding on Landlord unless such assignee or Tenant shall deliver to Landlord a duplicate original of the instrument of assignment which contains a covenant of assumption by the assignee of all of the obligations aforesaid and shall obtain from Landlord the aforesaid written consent, prior thereto.  No assignment in whole or in part of this Lease shall release Tenant or any assignee of Tenant of its continuing liability under this Lease.

13.8                          TENANT’S INDEMNIFICATION.  If Landlord shall fail or refuse to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options set forth in Sections 13.3 and 13.4, Tenant shall indemnify and hold harmless Landlord from and against any and all loss, liability, costs and expenses (including, without limitation, reasonable attorneys’ fees) asserted against, imposed upon or incurred by Landlord by reason of any claims made against Landlord by the proposed assignee or sublessee or by any brokers, finders or other persons for commissions or other compensation in connection with the proposed assignment or sublease.  The foregoing indemnity shall not apply to claims by any brokers, finders or other persons for commissions or other compensation in connection with a leasing or underletting by Landlord to a customer or client of such broker, finder or other person.

13.9                          TIME LIMITATION; AMENDMENTS.  If Landlord grants its consent to an assignment or sublease and such assignment or sublease does not become effective for any reason within one hundred twenty (120) days after the granting of such consent, or if such assignment or sublease is modified or amended prior to its becoming effective, then and in either such event Landlord’s consent shall be deemed to have been withdrawn and Tenant shall not have the right to assign this Lease or to sublease all or any portion of the Premises without once again complying with all of the provisions and conditions of Sections 13.1, 13.2, 13.3, 13.4, 13.5 and 13.6.  In no event shall Tenant agree to materially modify or amend the economic terms (e.g., rent, concessions, term, size of space) of such assignment or sublease or materially modify any other terms of such assignment or sublease to which Landlord has consented without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.  For purposes of this Section 13.9, the economic terms of a sublease or assignment shall be not be deemed to have been materially modified if the sublease or assignment is for a Net Effective Consideration of not less than ninety-five percent (95%) of the Net Effective Consideration of the proposed sublease or assignment to which Landlord consented.

13.10                    ADDITIONAL RENT DUE UPON ASSIGNMENT OR SUBLETTING.  If Landlord shall not exercise any of its options set forth in Sections 13.3 and 13.4 and shall give its consent to any assignment of this Lease or to any sublease (except with respect to assignments or to any sublease permitted pursuant to Section 13.1(b) above), Tenant shall, as consideration therefor, pay to Landlord as Additional Rent the following amounts:

(a)                                  in the case of any assignment, an amount equal to fifty percent (50%) of all sums and other considerations paid to or for the benefit of Tenant by the assignee for or by reason of such assignment (including, but not limited to, sums paid for the sale of any of Tenant’s Property, fixtures or leasehold improvements); or

(b)                                 in the case of a sublease, fifty percent (50%) of the excess, if any, of (i) any rents, additional charges or other consideration paid under the sublease or any agreement relating thereto to or for the benefit of Tenant by the subtenant (including, but not limited to, sums paid for the sale of any of Tenant’s Property, fixtures or leasehold improvements) over (ii) the rents accruing during the term of the sublease in respect of and allocable to the subleased space pursuant to the terms of this Lease.

Amounts due to Landlord pursuant to this Section 13.10 shall be paid to Landlord as Additional Rent at the time such payments are paid by the assignee or subtenant to Tenant.  The following, to the extent actually incurred by Tenant directly in connection with the assignment or subletting, may be deducted from the rents, charges and other consideration received by Tenant in connection with the assignment or subletting prior to the computation of profits hereunder:

(1)                                 the cost of any improvements paid for by Tenant in connection with the assignment or sublease (excluding Tenant’s Work), but in the case of a sublease for less than the entire remaining Lease Term, such cost shall be proportionately reduced to the extent the useful life of such improvements exceeds the term of the sublease;

(2)                                 improvement allowances (but only sums not funded with Landlord’s Contribution);

(3)                                 reasonable attorneys’ fees;

(4)                                 brokerage or leasing commissions to an independent third-party broker; and

(5)                                 in the case of an assignment only, free rent (provided such free rent is not either (A) with respect to a period prior to which such subtenant is in actual occupancy of the Premises, or (B) with respect to any period which is the subject of the free rent provided in Section 5.5 above).

13.11                    LIABILITY NOT DISCHARGED.  The joint and several liability of Tenant and any assignee or successor of Tenant under this Lease, or any guarantor of Tenant’s obligations under this Lease, shall not be discharged, released or impaired in any respect by: (i) any agreement or stipulation made by Landlord modifying any of the obligations contained in this Lease, but in no event shall Tenant’s continued liability exceed what its continuing liability would have been had the Lease not been modified except for those modifications, if any, which were consented to by Tenant; or (ii) or by any waiver or failure by Landlord to enforce any of the obligations of this Lease, except that Tenant shall have no liability with respect to any actual obligation that has been expressly waived in writing by Landlord.

13.12                    EFFECT OF LISTING OF NAMES.  The listing of any name other than Tenant on the door of the Premises, on the Building directory or otherwise shall not operate to vest any right or interest in this Lease or in the Premises in any other person or entity, nor shall such listing be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of the Premises or any portion thereof or to the use or occupancy of the Premises or any portion thereof by others.

13.13                    SPECIAL RIGHTS FOR ELIGIBLE SUBTENANTS.

(a)                                  Provided that there then exists no Event of Default (or any monetary default of which Landlord has given Tenant notice), Landlord shall promptly after Tenant’s written request (which request shall be accompanied by an executed counterpart of the Eligible Sublease (as hereinafter defined) and such other information and certifications as Landlord may reasonably request in order to determine that the conditions of this Section 13.13 have been satisfied) deliver to Tenant and the subtenant under the Eligible Sublease a non-disturbance agreement in substantially the form attached hereto as Exhibit I, providing in substance that, as long as no default beyond any applicable notice and grace period exists on the part of such subtenant and subject to the satisfaction of the condition precedent set forth in clause (iii) below, Landlord will not name or join such subtenant as a party defendant or otherwise in any suit, action or proceeding to enforce any rights granted to Landlord under this Lease and to the further effect that if this Lease shall terminate or be terminated by reason of Tenant’s default hereunder or by the rejection of this Lease pursuant to Title 11 U.S.C. §365 (any such termination being herein called an “Attornment Event”), then Landlord will recognize such subtenant as the direct tenant of Landlord on the terms and conditions of the Eligible Sublease, as the same will be deemed amended upon such Attornment Event as hereinafter provided (a “Landlord’s Non-Disturbance Agreement”).  Following the subtenant’s execution and delivery of the Landlord’s Non-Disturbance Agreement, Landlord shall promptly execute and deliver a counterpart to the subtenant.  Landlord’s reasonable costs and expenses in connection with the foregoing (including, without limitation, reasonable attorney’s fees), to the extent actually incurred, shall be paid by Tenant.  Landlord’s Non-Disturbance Agreement shall provide, inter alia, that, upon an Attornment Event:

(i)                                            if applicable from time to time, the fixed rent and additional rent under the Eligible Sublease shall be increased (but not decreased) so that it is equal (after taking into account any credits, offsets, deductions or entitlements given subtenant) on a rentable square foot basis to the Annual Fixed Rent and Additional Rent which would have been payable under this Lease with respect to the Premises had this Lease not been terminated;

(ii)                                         the Eligible Sublease shall be deemed further amended such that the terms and provisions thereof shall be restated to be the terms and provisions of this Lease (except that (A) the length of term (including renewals, other than renewals which would extend beyond the then Expiration Date of this Lease) shall remain as set forth in the Eligible Sublease, (B) the fixed rent and additional rent shall be as set forth in clause (i) hereof, if the same is applicable, or as set forth in the Eligible Sublease if clause (i) is not applicable, (C) any Special Lease Rights (as hereinafter defined) relative to the Eligible Sublease shall not be included in the Eligible Sublease as amended, and (D) if the Eligible Sublease contains one or more provisions which are more restrictive on the subtenant thereunder than the corresponding provision(s) of this Lease is on Tenant hereunder, then such more restrictive sublease provision shall continue to be included in the Eligible Sublease as amended in lieu of the corresponding provision of this Lease); and

(iii)                                      as a condition precedent to Landlord’s recognition of the Eligible Sublease, the subtenant under the Eligible Sublease shall, within ten (10) days after the Attornment Event, deliver to Landlord either (A) proof reasonably satisfactory to Landlord that such subtenant has a net worth and creditworthiness computed in accordance with GAAP at least equal to the net worth and creditworthiness of such subtenant at the time of the execution and delivery of Landlord’s Non-Disturbance Agreement or (B) a security deposit (or letter of credit) in an amount equal to twelve (12) months of fixed rent under the Eligible Sublease (as the same may have been increased to coincide with the Annual Fixed Rent payable hereunder pursuant to clause (i) above).

(b)                                 As used herein, the following terms shall have the following meanings:

(i)                                            “Eligible Sublease” shall mean any sublease entered into by Original Tenant as sublandlord which (A) demises full floor(s) of the Premises, (B) has an initial sublease term (i.e. not including any renewals) of at least five (5) years, (C) demises subleased premises which are either contiguous to leasable space in the Building other than the Premises or are either the highest or lowest floors which are part of the Premises, and (D) demises subleased premises to a subtenant with a net worth and creditworthiness computed in accordance with GAAP reasonably acceptable to Landlord and Landlord’s Mortgagee and/or Overlandlord.

(ii)                                         “Special Lease Rights”, relative to an Eligible Sublease upon an Attornment Event, shall mean (A) rights under this Lease to expand the size of the Premises, to extend the Lease Term, and any rights under this Lease which are limited to Original Tenant or dependent upon occupancy of Original Tenant, and any rights dependent upon leasing or occupancy requirements to the extent such requirements are not satisfied by the Eligible Sublease or the subtenant thereunder, and any and all rights of the Tenant under this Lease which the subtenant under such Eligible Sublease would not have as a direct tenant under this Lease assuming this Lease were assigned to such subtenant prior to such

Attornment Event, and (B) any and all rights of the Tenant under this Lease which the subtenant under the Eligible Sublease does not then have as the subtenant under the Eligible Sublease.

(c)                                  Notwithstanding anything to the contrary herein contained, it is understood and agreed that Landlord shall have no obligation to deliver a Landlord’s Non-Disturbance Agreement while any Event of Default (or any monetary default of which Landlord has given Tenant notice) shall exist hereunder.

(d)                                 Notwithstanding anything to the contrary contained in Section 13.5(g) above, an Eligible Sublease may permit the subtenant thereunder to further sublease the subleased space or to assign its rights thereunder provided that (i) all of the conditions of Article 13 including, without limitation, Section 13.5 (except as otherwise expressly permitted hereby), shall be satisfied with respect to such further subleasing or assignment, (ii) Section 13.10 hereof shall be directly applicable thereto such that Landlord shall be entitled to receive fifty percent (50%) of any and all profits accruing to any and all parties with respect to such further subleasing or assignment (whether calculated over rents accruing under the sublease and/or rents accruing under this Lease), and (iii) upon a receipt of any Transfer Notice with respect to such transaction, Landlord shall in all events have the rights to underlet or terminate in accordance with Section 13.3 and Section 13.4 with respect thereto.

(e)                                  This Section 13.13 is solely for the benefit of subtenants of Original Tenant under Eligible Subleases.

ARTICLE 14

NO LIABILITY OR REPRESENTATIONS BY LANDLORD; FORCE MAJEURE

14.1                          NO LIABILITY.

(a)                                  Neither Landlord nor any other Landlord Parties shall be liable for (i) any damage to property of Tenant or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft; (ii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks in or from any part of the Building or the Property or from the pipes, appliances or plumbing or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature, unless caused or due to the negligence or willful misconduct of Landlord, its agents, servants or employees or the failure of Landlord to perform its obligations under this Lease within a reasonable time after notice of such failure from Tenant; nor shall Landlord and its agents or employees be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public or quasi-public work unless caused or due to the negligence or willful misconduct of Landlord, its agents, servants or employees or the failure of Landlord to perform its obligations under this Lease within a reasonable time after notice of such failure from Tenant, (iii) any latent defect in the Premises, the Building or other improvements on the Property (provided that the foregoing shall not derogate from Landlord’s repair obligations under Section 7.1 of this Lease); or (iv) any injury or damages for which Tenant is reimbursed under its insurance policies.

(b)                                 If at any time any windows of the Premises are temporarily or permanently closed, darkened or bricked up as a result of causes beyond Landlord’s reasonable control, or are temporarily closed or darkened by Landlord as a result of causes beyond Landlord’s reasonable control, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement of rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction.

(c)                                  Landlord shall have no responsibility or liability for the ventilating conditions and/or temperature of the Premises during the hours or days Landlord is not required to furnish heat, ventilation or air-conditioning pursuant to Exhibit D or pursuant to Sections 14.3 or 20.12, Landlord having informed Tenant that the windows of the Premises and the Building may be sealed, and that the Premises may become uninhabitable and the air therein may become unbreathable during such times.  Insofar as air temperature and ventilation are concerned, any use or occupancy of the Premises during the hours or days Landlord is not so required to, or pursuant to Section 14.3 or 20.12 does not furnish heat, ventilation or air-conditioning to the Premises shall be at the sole risk, responsibility and hazard of Tenant.  Such condition of the Premises shall not constitute nor be deemed to be a breach or a violation of this Lease or of any provision hereof, nor shall it be deemed an eviction, nor shall Tenant claim or be entitled to claim any abatement of rent (except as otherwise stated herein) nor make any claim for any damages or compensation by reason of such condition of the Premises.  Notwithstanding the foregoing, nothing contained in this Section 14.1(c) shall be construed to relieve or exculpate Landlord from any of the obligations of Landlord set forth elsewhere in this Lease concerning air-conditioning of the Premises during non-Operating Hours and Tenant’s installation of supplemental air-conditioning for the Premises.

(d)                                 Tenant shall neither assert nor seek to enforce any claim against any of Landlord’s assets other than Landlord’s interest in the Land, the Building and the Property, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that neither Landlord, nor any successor holder of Landlord’s interest hereunder, nor any general or limited partner of Landlord or any such successor (if Landlord or such successor is a partnership) nor any shareholder of Landlord or any such successor (if Landlord or such successor is a corporation) shall ever be personally liable for any such claim or liability.  Landlord shall in no event be liable for any loss of business or any indirect or consequential damages under this Lease.  Tenant shall in no event be liable for any loss of business or any indirect or consequential damages under this Lease except as expressly provided Section 19.3(b), 19.4 and/or 20.17 hereof.  Landlord’s interest in the Land, the Building and the Property shall mean: (x) the rent or other consideration received by Landlord pursuant to any lease, license or other occupancy agreement for space in the Building or Property, (y) the net proceeds of a sale, financing or refinancing of the Building or Property (or any portion thereof) or of Landlord’s estate or interest therein (or any portion thereof), and (z) any insurance proceeds or condemnation awards paid with respect to any portion of the Building or Property (but only if and to the extent that the same shall be in excess of any restoration costs, and net of all costs of obtaining such proceeds or awards).

14.2                          NO REPRESENTATIONS BY LANDLORD.  Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except for those expressly set forth in this Lease and the Exhibits annexed hereto or in any other written agreement which may be made between the parties hereto concurrently with the execution and delivery of this Lease and which shall expressly refer to this Lease.  No rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease.

14.3                          FORCE MAJEURE.

(a)                                  This Lease and the obligation of Tenant to pay rent hereunder and perform and comply with all of the other covenants and agreements hereunder on the part of Tenant to be performed and complied with shall in no way be affected, impaired or excused because of Landlord’s delay or failure to perform or comply with any of the covenants or provisions hereunder on the part of Landlord to be performed or complied with, or because Landlord is unable to fulfill any of its obligations under this Lease or is unable to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make or is delayed in making any repair, additions, alterations or decorations or is unable to supply or is delayed in supplying any equipment or fixtures, if Landlord is prevented or delayed from so doing (i) by reason of strikes or labor troubles, (ii) by reason of governmental preemption in connection with a national emergency, (iii) by reason of any rule, order or regulation of any government agency or any department or subdivision thereof, whether in connection with a drought, energy shortage or other like event or otherwise, (iv) by reason of any fact, condition or circumstance related to war, terrorism or other emergency, (v) by reason of fire, casualty or other acts of God or (vi) by reason of any other cause whatsoever beyond Landlord’s reasonable control (collectively, “Force Majeure”).  Landlord shall in each instance exercise reasonable diligence to effect performance when and as soon as possible or practicable.

(b)                                 Tenant shall not be deemed to have failed or delayed in making any required repairs or replacements or performing any non monetary obligations hereunder if Tenant is unable to make or is delayed in making any such repair or replacement or performing any such non monetary obligation due to reasons of Force Majeure.  The foregoing, however, specifically excludes causes due to Tenant’s financial condition.  Tenant shall in each instance exercise reasonable diligence to effect performance when and as soon as possible or practicable.  In no event or under any circumstance shall any such delay or failure in making such repairs and replacements or performing such non monetary obligations relieve Tenant of any of its monetary obligations under the terms of this Lease.

ARTICLE 15

ENTRY, RIGHT TO CHANGE PUBLIC PORTIONS OF THE BUILDING

15.1                          LANDLORD’S RIGHT OF ENTRY.  Landlord shall have the right, without being deemed thereby to evict Tenant from the Premises or any part thereof or otherwise to violate any of the terms of this Lease or any of Tenant’s rights hereunder,

(a)                                  to enter and pass through the Premises or any part or parts thereof,

(i)                                     to examine the Premises and to show them to the fee owners, Overlandlord or Mortgagee (both as hereafter defined) and to prospective purchasers, mortgagees or lessees of the Building as an entirety,

(ii)                                  for the purpose of performing such maintenance and making such repairs or changes in or to the Premises or in or to the Building or its facilities as may be provided for or permitted by this Lease or as may be mutually agreed upon by the parties or as Landlord may be required to make by laws and requirements of public authorities,

(iii)                               at such times as such entry shall be required by circumstances of emergency affecting the Premises or the Building, provided that in such event, if practicable, Landlord or its agents shall be accompanied by a designated representative of Tenant or a member of the police, fire, water or other municipal department concerned or of a recognized protection company or of a public utility which is concerned and Landlord shall use reasonable efforts to safeguard and secure the Premises,

(iv)                              to exhibit the Premises or any portion thereof to prospective tenants or occupants (A) during the last twelve (12) months of the Lease Term, (B) during the last eighteen (18) months of the Lease Term if Landlord is marketing the Premises as part of a larger block of space, (C) at any time during the Lease Term while there exists an Event of Default of Tenant hereunder or (D) during any period in which Landlord may exercise a right to underlease the space in question or to terminate this Lease, and

(v)                                 for the purpose of photographing the Premises for use by Landlord and/or Landlord’s affiliates in connection with promotional and marketing materials, provided, however, that Tenant shall have the right to approve any such photographs (such approval not to be unreasonably withheld or delayed) and in no event will any such photographs, promotional or marketing materials identify Tenant or the floor(s) of the Premises, and

(b)                                 to take such reasonable quantities of materials into and upon the Premises that may be reasonably required for any repairs, changes or maintenance of the Premises only and to store the same therein for a reasonable time as reasonably required in connection with the completion of such repairs, changes or maintenance.

Landlord’s rights under this Section shall be exercised in such manner as to create the least practicable interference with Tenant’s use of the Premises; provided, however, that the foregoing shall not obligate Landlord to perform any work on an “overtime” basis unless such work will materially interfere with Tenant’s business operations in the Premises, provided, however, that Landlord shall not be required to perform such work on an “overtime” basis to the extent that such work was requested by Tenant or would not have been needed but for a violation by Tenant of its obligations under this Lease.  Except in the case of an emergency which makes notice to Tenant impractical, any entry on the Premises by Landlord pursuant to this Section 15.1 shall be made after reasonable notice to Tenant.  Landlord, at Landlord’s own cost and expense, shall promptly repair any damage to the Premises (including, without limitation, Tenant’s

Property) resulting from Landlord’s actions in the Premises unless necessitate by a circumstances beyond Landlord’s reasonable control or a violation by Tenant of its obligations under this Lease.

15.2                          LANDLORD’S RIGHT TO CHANGE ENTRIES, ETC.  Landlord shall have the right at any time without thereby creating any actual or constructive eviction or incurring any liability to Tenant therefor, and without abatement in rent, to change the arrangement or location of lobbies, entrances, passageways, doors, doorways, stairways, elevators, corridors and other like portions of the Building outside of the Premises, provided that such change does not interfere with Tenant’s access to the Premises.  The foregoing shall not abrogate Landlord’s obligations under Section 4.1(d) hereof, and Landlord shall be obligated to provide mid-rise passenger elevator service to the 19th Floor Premises throughout the Lease Term.

15.3                          EXCAVATION.  In the event that an excavation or any construction should be made for building or other purposes upon land adjacent to the Building, or should be authorized to be made, Tenant shall, if necessary, afford to the person or persons causing or authorized to cause such excavation or construction, license to enter upon the Premises for the purpose of doing such work as shall reasonably be necessary to protect or preserve the wall or walls of the Building, or the Building, from injury or damage and to support them by proper foundations, pinning and/or underpinning, or otherwise.

ARTICLE 16

ELECTRICITY

16.1                          TENANT TO PURCHASE ELECTRICITY.

(a)                                  Landlord represents that the base Building electrical system has the capacity to furnish electric service to the Premises in accordance with the provisions of Exhibit D.  It is understood that transformers, panel boxes and meters are furnished and installed in the Building by and at the expense of the public utility company which provides electrical service to the Building, and accordingly, Landlord’s obligation hereunder with respect thereto shall be limited to using reasonable efforts to cause such utility to install and, when appropriate, to maintain such transformers, panel boxes and meters.  Landlord represents that all such meters are installed in the Premises as of the date hereof and are in working order.

(b)                                 Tenant shall obtain and pay for Tenant’s entire separate supply of electric current to all full floors of the Premises by direct application to and arrangement with the public utility company servicing the Building, which current shall also serve the HVAC units in the Premises.

(c)                                  (i)                                     Landlord shall furnish electricity to the Automatic Expansion Space and all other partial floors of the Premises for a charge to Tenant, as of the date of this Lease, equal to Three and 50/100 Dollars ($3.50) per rentable square foot per annum (the “Electricity Charge”), which shall be adjusted from time to time in accordance with the provisions of this Section 16.1 and shall be payable on the first day of each and every calendar month during the Lease Term, and otherwise payable in the same fashion herein provided for the payment of Annual Fixed Rent.

(ii)                                  The Electricity Charge is based upon Landlord’s assumption that Tenant’s initial electrical installation will be for ordinary office electrical consumption (excluding data centers, trading floors and the like) and that, except for office cleaning, Tenant will use electric energy only during Operating Hours.  Accordingly, (A) if Tenant’s initial electrical installation exceeds such criteria, or (B) if Tenant makes material use of electricity during hours other than Operating Hours, or (C) if Tenant after completion of its initial installation adds or subtracts any machinery, appliances or equipment which materially increases the aggregate electrical load in the applicable space, the Electricity Charge shall be increased proportionately to reflect any excess or increase in such use.  From time to time during the Lease Term, Landlord may engage a reputable independent electrical consultant to make a survey of the electric consumption in the applicable space to determine if Tenant’s electric consumption exceeds the criteria set forth above.  If any such survey discloses that such use exceeds the criteria set forth above, the Electricity Charge shall be increased proportionately by the amount of such excess, effective as of the date of such increase in electrical consumption.  Upon delivery of such statement, (1) Tenant shall pay Landlord the amount of such increase through the date of such statement, and (2) Tenant’s regular monthly payments under this Lease shall be increased to reflect any such increase in the Electricity Charge.  If the Electricity Charge shall have been increased as hereinabove provided, and thereafter a subsequent survey discloses that the cost to Landlord of the Tenant’s annual electric consumption shall have decreased following the prior survey, then the Electricity Charge shall be reduced by the amount of such decrease, effective as of the date of such decrease, provided, however, that in no event shall such Electricity Charge be reduced below the initial amount of the Electricity Charge applicable to such space.  In such event, Landlord shall reimburse Tenant for the amount of such decrease, and Tenant’s regular monthly payments under this Lease shall be reduced to reflect any such decrease in the Electricity Charge.  If Tenant objects to the results of the survey conducted by the electrical consultant engaged by Landlord, then the survey shall be submitted to an additional independent electrical consultant mutually agreed upon by Landlord and Tenant and the decision of such consultant shall be binding upon Landlord and Tenant. The cost of any such surveys shall be shared equally by Landlord and Tenant.

(iii)                               If either (A) the public utility rate schedule for the supply of electricity to the Building shall be increased or superseded during the Lease Term (using the rate in effect on the date hereof as the base rate), or (B) electricity or energy consumption shall be measured by any other means, including, but not limited to, the cost of private sources of energy, then the Electricity Charge shall be increased in the same percentage effective from the effective date of such increase in the public utility rate schedule.  If after the Electricity Charge has been increased by reason of any such increase in the public utility rate schedule such public utility rate schedule shall thereafter decrease, then the Electricity Charge shall be decreased in the same percentage effective from the effective date of such decrease, but in no event below the initial amount of the Electricity Charge applicable to such space.

(d)                                 Landlord reserves the right to discontinue furnishing electricity to the Automatic Expansion Space and/or other partial floors of the Premises at any time upon not less than thirty (30) days’ notice to Tenant provided, however, that Landlord shall not discontinue furnishing electricity to the applicable portion of the Premises (i) until Tenant shall have made arrangements to obtain electricity from the public utility serving the Building (unless Tenant shall have failed to use reasonable diligence to obtain such electrical service) and (ii) unless Landlord is discontinuing furnishing electricity to all tenants on such floor of the Building.  If Landlord, at Landlord’s option, exercises such right of discontinuance as provided herein, this Lease shall continue in full force and effect and shall be unaffected thereby, except that, from and after the effective date of such discontinuance, (i) Tenant shall arrange to obtain electricity directly from the public utility company supplying electricity to the Building, (ii) all meters, equipment and other facilities which may be required for Tenant to obtain electricity directly from such public utility company shall be installed by Landlord, at Landlord’s expense, and (iii) any such installation shall be maintained by Tenant, at its expense, and shall be subject to such conditions as Landlord and/or the public utility company may require, and Landlord shall not be liable to Tenant therefor and the same shall not be deemed to be a lessening or diminution of services within the meaning of any law, rule or regulation now or hereafter enacted, promulgated or issued.

(e)                                  If any taxes or charges are or shall be imposed upon Landlord or its agent in connection with the sale or resale of electricity to Tenant, Tenant covenants and agrees that, where permitted by law, Tenant’s pro-rata share of such taxes or charges shall be passed on to Tenant and paid by Tenant to Landlord or its agent upon demand, as Additional Rent, without set-off or deduction. At all times during the Lease Term, Tenant shall comply with all present and future general rules, regulations, terms and conditions applicable to service equipment, wiring and requirements in accordance with the regulations of the public utility company supplying electricity to the Building.

(f)                                    Subject to applicable laws, governmental regulations and the approval of Con-Ed, Landlord shall not unreasonably withhold its consent to Tenant, at its sole cost and expense, as part of Tenant’s Work, intercepting within the Premises an existing dedicated 300 amp (277/480 volt) Con-Ed service riser which currently runs from the switchgear room in the basement to the thirty-fourth (34th) floor of the Building in order to re-route such service to exclusively serve the Premises.  All such work shall be performed subject to and in accordance with Article 8 and Exhibit C of this Lease.

(g)                                 If, at any time during the Lease Term, Tenant demonstrates to Landlord’s reasonable satisfaction that Tenant reasonably requires electric capacity for the normal operation of Tenant’s business in excess of the foregoing, then, subject to availability as determined by Landlord in good faith (taking into consideration the need to allocate or reserve power for other tenants in the Building), Landlord agrees to make available, at Tenant’s sole cost and expense, such additional electrical capacity, and Landlord reserves the right to charge Tenant a market rate fee in connection therewith.

16.2                          LANDLORD NOT LIABLE.  Landlord shall not in any way be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed or interrupted or is no longer available or suitable for Tenant’s requirements unless due to the negligence or willful misconduct of Landlord, its agents, employees or contractors.

16.3                          TENANT NOT TO OVERLOAD CIRCUITS.  Provided that the base Building electrical system actually has the capacity to furnish electric service to the Premises in accordance with the provisions of Exhibit D, in no event shall Tenant use or install any fixtures, equipment or machines the use of which in conjunction with other fixtures, equipment and machines in the Premises would result in an overload of the electrical circuits servicing the Premises.

16.4                          TENANT NOT TO EXCEED CAPACITY; LIGHT BULBS.  Provided that the base Building electrical system actually has the capacity to furnish electric service to the Premises in accordance with the provisions of Exhibit D, Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of the then existing feeders to the Building or the risers or wiring installation.  Landlord shall furnish, install and replace, as required, all lighting tubes, lamps, bulbs and ballasts required in the Premises at Tenant’s sole cost and expense, provided that prices for the same shall be consistent with similar charges for similar items in Class A office Buildings in midtown Manhattan.  All lighting tubes, lamps, bulbs and ballasts so installed shall become Landlord’s property upon the expiration or sooner termination of this Lease.

ARTICLE 17

SUBORDINATION; ASSIGNMENT OF RENTS

17.1                          SUBORDINATION TO MORTGAGES, ETC.

(a)                                  Subject to the provisions of Section 17.6, this Lease is and shall be subject and subordinate to any ground or underlying lease (collectively called “Underlying Lease”) which may now or hereafter affect the Building and/or the Land and to any amendment, modification, renewal or extension of any such Underlying Lease.  Subject to the provisions of Section 17.6, this Lease also is and shall be subject and subordinate to all mortgages which may now or hereafter affect any Underlying Lease, the Land and/or the Building, to each and every advance made thereunder and to all renewals, modifications, amendments, consolidations, replacements or extensions thereof.  The landlord or lessor under any Underlying Lease is referred to herein as a “Overlandlord” and the secured party under any such mortgage is referred to herein as a “Mortgagee”.  This clause shall be self-operative and no further instrument of subordination shall be required by any Overlandlord or Mortgagee.  In confirmation of such subordination, Tenant, without cost or charge to Landlord, shall execute promptly any certificate or instrument of subordination that Landlord may reasonably request.  Landlord represents that, as of the date of this Lease, there are no Underlying Leases affecting the Building or the Land.

(b)                                 Tenant agrees that if any Overlandlord or Mortgagee shall succeed to interest of Landlord under this Lease by foreclosure or otherwise, and the Overlandlord or Mortgagee elects in its sole discretion (subject to the terms of any applicable SNDA, as hereinafter defined), not to cause this Lease to be terminated in connection therewith, this Lease shall not be terminated or affected thereby but shall continue in full force and effect as a direct lease between Overlandlord or Mortgagee and Tenant upon all of the terms, covenants and conditions set forth in this Lease and, in such event, Tenant shall attorn to Overlandlord or Mortgagee, subject to the terms of any applicable SNDA in effect. Tenant shall not do nor suffer nor permit any action which would constitute a default under any Underlying Lease or any mortgage which may now or hereafter affect any Underlying Lease, the Land and/or the Building, or cause any Underlying Lease to be terminated or forfeited by virtue of any right of termination or forfeiture granted to the Overlandlord by such Underlying Lease, provided that the foregoing shall not be construed to eliminate, reduce or impair any of Tenant’s rights set forth in this Lease, by more than a de minimis extent, or to increase any of Tenant’s obligations set forth in this Lease, by more than a de minimis extent.

17.2                          RIGHTS OF MORTGAGEES, ETC.  In the event of any act or omission by Landlord which would or may give Tenant the right to terminate this Lease or to claim a partial or total eviction, Tenant will not exercise any such right until

(a)                                  it has given written notice of any such act or omission to Landlord, and to any Overlandlord or Mortgagee whose names and addresses have previously been furnished to Tenant, and

(b)                                 a reasonable period of time for remedying such act or omission shall have elapsed following such giving of notice during which the parties to whom such notice has been given, or any of them, have not commenced with reasonable diligence the remedying of such act or omission.

17.3                          MODIFICATIONS REQUIRED BY LENDERS.  If, in connection with obtaining temporary or permanent financing for the Land and/or Building, or any Underlying Lease, any lender shall request reasonable modifications of this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer the execution of an agreement of modification of this Lease provided such modifications do not increase the monetary obligations of Tenant hereunder or increase Tenant’s non-monetary obligations hereunder except to a de minimis extent, or adversely affect or diminish the leasehold interest hereby created, or Tenant’s rights hereunder, except to a de minimis extent.

17.4                          ASSIGNMENT OF LEASE TO MORTGAGEE, ETC.  With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to an Overlandlord or Mortgagee, Tenant agrees:

(a)                                  that the execution thereof by Landlord, and the acceptance thereof by such Overlandlord or Mortgagee, shall never be treated as an assumption by such Overlandlord or Mortgagee of any of the obligations of Landlord hereunder, unless such Overlandlord or Mortgagee shall, by notice sent to Tenant, specifically otherwise elect; and

(b)                                 that, except as aforesaid, such Overlandlord, or Mortgagee shall be treated as having assumed Landlord’s obligations hereunder only, in the case of a Mortgagee, upon foreclosure by such Mortgagee and the taking of possession of the Premises, or, in the case of an Underlying Lease, the assumption of Landlord’s position hereunder by such Overlandlord, any such assumption in each such case to be limited as set forth in Section 14.1(d).  In no event shall the acquisition of title to the Building and/or the Land by a purchaser which, simultaneously therewith, leases the entire Building and/or the Land back to the seller thereof be treated as an assumption, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder.  For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

17.5                          SUBORDINATION OF MORTGAGE, ETC., TO LEASE.  Notwithstanding anything to the contrary set forth in this Article 17, if any Overlandlord or Mortgagee shall file in the office of the Register of the City of New York, New York County, an instrument in which such Overlandlord or Mortgagee shall subordinate its Underlying Lease or mortgage to this Lease, then and in such event such Underlying Lease or mortgage shall be subordinate to this Lease and the provisions of this Article 17, insofar as they would subordinate this Lease to that particular Underlying Lease or mortgage, shall be of no further force or effect.

17.6                          NON-DISTURBANCE AGREEMENT.

(a)                                  Within forty-five (45) days after the execution of this Lease, Landlord shall obtain and deliver to Tenant an agreement in favor of Tenant from the holder of any existing Mortgagee and Overlandlord, in substantially the form of Exhibit J attached hereto (the “SNDA”).  Landlord shall use reasonable efforts to obtain such changes to the SNDA form attached hereto as Exhibit J as Tenant shall reasonably request.  If Landlord shall fail to obtain and deliver the SNDA within such forty-five (45) day period, Tenant shall have the right, as its sole and exclusive remedy, to terminate this Lease by giving written notice of Tenant’s desire to do so and, upon the giving of such notice, this Lease shall terminate without further liability or obligation on the part of either party unless, within five (5) Operating Days after Landlord receives such notice, Landlord shall obtain and deliver the SNDA to Tenant.

(b)                                 Anything in this Article 17 to the contrary notwithstanding, this Lease shall not be subordinate to any future Underlying Lease or future mortgage, unless and until a SNDA, in substantially the form of Exhibit J attached hereto or in another form reasonably acceptable to Tenant and such Mortgagee and/or Overlandlord, and executed by such Mortgagee or Overlandlord, shall first be delivered to Tenant.  Landlord shall use reasonable efforts to obtain such changes to the SNDA form attached hereto as Exhibit J as Tenant shall reasonably request.

ARTICLE 18

CERTAIN ADDITIONAL TENANT COVENANTS

In addition to the covenants contained elsewhere in this Lease, Tenant covenants, during the Lease Term and for such further time as Tenant occupies any part of the Premises:

(a)                                  to pay when due all Annual Fixed Rent and Additional Rent and all charges for utility services rendered to the Premises and service inspections therefor and, as further Additional Rent, all charges for additional and special services rendered pursuant to Exhibit D;

(b)                                 to keep the Premises equipped with all safety appliances (including without limitation fire extinguishers) required by law or ordinance or any other regulation of any public authority, to procure all licenses and permits so required because of any use made of the Premises or any portion thereof by Tenant, and, if reasonably requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way the uses to which Tenant is permitted to make of the Premises under the terms of this Lease;

(c)                                  not to place a load upon any floor in the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by law; and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance expressly authorize such authorization not to be unreasonably delayed or conditioned.  Tenant’s business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings reasonably sufficient to absorb and prevent vibration or noise that may be transmitted to the Building structure or to any other space in the Building;

(d)                                 to pay promptly when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Premises by whomever assessed;

(e)                                  to observe and comply with, and to cause its servants, employees, agents, visitors (while on the Property), licensees and sublessees to comply with, the Rules and Regulations set forth in Exhibit E hereto (as such rules and regulations may, from time to time, be amended in accordance with Section 20.13 hereof);

(f)                                    to cause all of the windows in the Premises to be kept closed; to keep unobstructed at all times all of the vents, intakes, outlets and grills; and to comply with and observe all reasonable regulations and requirements prescribed by Landlord for the proper functioning of the heating, ventilating and air-conditioning system; and

(g)                                 not to, either directly or indirectly (i) conduct business in the Premises in such a manner that would or may create or (ii) use any contractors and/or labor and/or materials if the use thereof, would or may create, any difficulty with other contractors and/or labor and/or materials engaged or used by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building or any part thereof.  This provision shall apply prior to, as well as during, the Lease Term.

ARTICLE 19

TENANT’S DEFAULT; LANDLORD’S REMEDIES

19.1                          TENANT’S DEFAULT.  This Lease and the Lease Term are subject to the limitation that Tenant shall be in default if, at any time during the Lease Term, any one or more of the following events (herein called an “Event of Default”) shall occur:

(a)                                  if Tenant shall fail to pay any installment of the Annual Fixed Rent, or any Additional Rent, or any other charges for which provision is herein made, or any part thereof, when the same shall become due and payable and such failure shall continue for five (5) Operating Days after notice thereof from Landlord to Tenant (provided that if Tenant shall have failed to pay any such installment or other charge or portion thereof when the same becomes due and payable two times during any Lease Year and Landlord shall in each case have given Tenant notice of such failure, then after such second time it shall be an Event of Default in the event Tenant thereafter during such Lease Year fails to pay any such installment or other charge or portion thereof on the date the same becomes due and payable, without notice (or, in the case of other charges which are payable on or subsequent to demand, further notice) from Landlord); or

(b)                                 if the Premises shall become abandoned and such abandonment continues for more than thirty (30) days after written notice from Landlord; provided that Tenant vacating the Premises shall not be construed as an abandonment as long as Tenant is using commercially reasonable efforts to secure and to maintain the Premises as usable office space in accordance the standards of first class office buildings in Manhattan; or

(c)                                  if an assignment or subletting shall occur or if Tenant’s interest in this Lease shall devolve upon or pass to any person or entity, whether by operation of law or otherwise, and whether directly or indirectly, except as expressly permitted by Article 13 hereof, or

(d)                                 if Tenant fails to maintain any of the insurance required to be maintained by Tenant hereunder or to deliver certificates thereof when required hereunder and Tenant fails to remedy such default within five (5) Operating Days after notice by Landlord to Tenant specifying such default; or

(e)                                  Tenant shall fail to perform or observe some term or condition of this Lease which, because of its character, would immediately jeopardize Landlord’s interest in the Property, the health or safety of any person, the operation of the Building or any Building system, or the business operations of any occupant, and such failure continues for two (2) Operating Days after receipt of notice from Landlord to Tenant specifying such default; or

(f)                                    if Tenant shall fail to perform or observe any other term, covenant, or condition of this Lease on the part of Tenant to be performed or observed and such failure shall continue for thirty (30) days after notice thereof from Landlord to Tenant, or, if said default shall reasonably require longer than thirty (30) days to cure, if Tenant shall fail to commence to cure said default within thirty (30) days after receipt of notice thereof and/or fail continuously to prosecute the curing of the same to completion with due diligence, and in any event within such period of time as will prevent Landlord from being subjected to the risk of criminal liability or termination of any Underlying Lease or foreclosure of any mortgage (provided Tenant has notice of any such mortgage or Underlying Lease); or

(g)                                 if the estate hereby created shall be taken on execution or by other process of law; or

(h)                                 (i)                                     if Tenant shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(ii)                                  if Tenant shall commence or institute any case, proceeding or other action (x) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (y) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(iii)                               if Tenant shall make a general assignment for the benefit of creditors; or

(iv)                              if any case, proceeding or other action shall be commenced or instituted against Tenant (x) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (y) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which either (1) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect or (2) remains undismissed for a period of sixty (60) days; or

(v)                                 if any case, proceeding or other action shall be commenced or instituted against Tenant seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(vi)                              if Tenant shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (ii), (iii), (iv) or (v) above; or

(vii)                           if a trustee, receiver or other custodian is appointed for any substantial part of the assets of Tenant which appointment is not vacated or effectively stayed within seven (7) Operating Days; or

(i)                                   if Tenant fails, within five (5) Operating Days after notice by Landlord to Tenant requesting the same, to timely deliver a Replacement Letter in accordance with the terms of Section 20.22(a) hereof, or to timely increase the Letter as required in connection with any expansion of the Premises, or to restore the Letter to the face amount then required under Section 20.22(b) hereof after Landlord has drawn upon the Letter; or

(j)                                   if any material representation or warranty made by Tenant herein or in any report, certificate, financial statement or other instrument, agreement or document furnished to Landlord shall have been false or misleading in any material respect as of the date the representation or warranty was made.

19.2                          TERMINATION.

(a)                                  (i)                                     If an Event of Default described in Section 19.1(h) hereof shall occur, or

(ii)                                  if an Event of Default described in Sections 19.1(a),(b),(c),(d), (e), (f), (g), (i) or (j) shall occur and Landlord, at any time thereafter while such Event of Default shall then be continuing, at its option gives written notice to Tenant stating that this Lease and the Lease Term shall expire and terminate on the date specified in such notice, which date shall not be less than three (3) Operating Days after the giving of such notice, then this Lease and the Lease Term and all rights of Tenant under this Lease shall expire and terminate, as if the date on which the Event of Default described in clause (i) above occurred, or the date specified in the notice given pursuant to clause (ii) above, as the case may be, were the date herein definitely fixed for the expiration of the Lease Term (except that Tenant shall continue liable as hereinafter provided) and Tenant immediately shall quit and surrender the Premises.

(b)                                 Anything contained herein to the contrary notwithstanding, if such termination shall be stayed by order of any court having jurisdiction over any proceeding described in Section 19.1(h) hereof, or by federal or state statute, then, following the expiration of any such stay, or if Tenant, or Tenant as debtor-in-possession or the trustee appointed in any such proceeding (being collectively referred to as “Tenant” only for the purposes of paragraphs (b) and (c) of this Section 19.2) shall fail to assume Tenant’s obligations under this Lease within the period prescribed therefor by law or within one hundred twenty (120) days after entry of the order for relief or as may be allowed by the court, or, if Tenant shall fail to provide adequate protection of Landlord’s right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on three (3) days notice to Tenant and upon the expiration of said three (3) day period this Lease shall cease and expire as aforesaid and Tenant shall immediately quit and surrender the Premises as aforesaid.  Upon the termination of this Lease provided above, Landlord, without notice, may re-enter and repossess the Premises using such force for that purpose as may be necessary without being liable to indictment, prosecution or damages therefor and may dispossess Tenant by summary proceedings or otherwise.

(c)                                  For the purposes of the preceding paragraph (b), adequate protection of Landlord’s right, title and interest in and to the Premises, and adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, shall include, without limitation, the following requirements:

(i)                                     that Tenant comply with all of its obligations under this Lease;

(ii)                                  that Tenant pay to Landlord, on the first day of each month occurring subsequent to the entry of such order, or the effective date of such stay, a sum equal to the amount by which the Premises diminished in value during the immediately preceding monthly period, but, in no event, an amount which is less than the aggregate rent payable for such monthly period;

(iii)                              that Tenant continue to use the Premises in the manner required by this Lease;

(iv)                              that Landlord be permitted to supervise the performance of Tenant’s obligations under this Lease;

(v)                                 that Tenant pay to Landlord within thirty (30) days after entry of such order or the effective date of such stay, as partial adequate protection against future diminution in value of the Premises and adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, an additional security deposit in an amount equal to the Annual Fixed Rent then payable hereunder plus an amount equal to all Additional Rent payable to Landlord for the preceding calendar year;

(vi)                              that Tenant has and will continue to have unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that sufficient funds will be available to fulfill the obligations of Tenant under this Lease;

(vii)                           that if Tenant assumes this Lease and proposes to assign the same (pursuant to Title 11 U.S.C. § 365, or as the same may be amended) to any person who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to such court having competent jurisdiction over Tenant’s estate, then notice of such proposed assignment, setting forth (x) the name and address of such person, (y) all of the terms and conditions of such offer and (z) the adequate assurance to be provided Landlord to assure such person’s future performance under this Lease, including, without limitation, the assurances referred to in Title 11 U.S.C. § 365(b)(3), as it may be amended, shall be given to Landlord by Tenant no later than thirty (30) days after receipt by Tenant of such offer, but in any event no later than ten (10) days prior to the date that Tenant shall make application to such court for authority and approval to enter into each assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept, or to cause Landlord’s designee to accept, an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease; and

(viii)                        that if Tenant assumes this Lease and proposes to assign the same (pursuant to Title 11 U.S.C. § 365, or as the same may be amended), and Landlord does not exercise its option pursuant to paragraph (vii) of this Section 19.2(c), Tenant hereby agrees that:

(A)  such assignee shall have a net worth not less than the net worth of Tenant as of the Commencement Date, or such Tenant’s obligations under this Lease shall be unconditionally guaranteed by a person having a net worth equal to Tenant’s net worth as of the Commencement Date;

(B)  such assignee shall not use the Premises except for general office purposes and subject to all the restrictions contained in Article 10 hereof;

(C)  such assignee shall assume in writing all of the terms, covenants and conditions of this Lease; and

(D)  in the event that the Annual Fixed Rent paid by such assignee is greater than the Annual Fixed Rent reserved hereunder, Tenant shall pay over to Landlord one-half of such difference; and

(E)  if such assignee makes a lump-sum payment to Tenant or Tenant’s trustee for the right to assume this Lease, Tenant or Tenant’s trustee shall pay over to Landlord one-half of such payment,

(d)                                 If, at any time, (i) Tenant shall comprise two (2) or more persons, or (ii) Tenant’s obligations under this Lease shall have been guaranteed by any person other than Tenant, or (iii) Tenant’s interest in this Lease shall have been assigned, the word “Tenant”, as used in clause (h) of Section 19.1, shall be deemed to mean any one or more of the persons primarily or secondarily liable for Tenant’s obligations under the Lease.  Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in said clause (h) shall be deemed paid as compensation for the use and occupation of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of rent or a waiver on the part of Landlord of any rights under this Section.

(e)                                  The provisions of subdivisions (b) through (d) of this Section 19.2 apply only in respect of the circumstances described in subsection 19.1(h) and as such are not intended to constitute modifications of any of the provisions of Article 13 except in such circumstances.

19.3                          RE-ENTRY; CONTINUED LIABILITY; RELETTING.

(a)                                  If Tenant shall default in the payment of any installment of Annual Fixed Rent or any Additional Rent on any date on which the same becomes due and payable, and if such default shall continue for five (5) Operating Days after Landlord shall have given Tenant notice of such default, or if this Lease shall be terminated pursuant to or as provided in Section 19.2, Landlord and Landlord’s agents and employees may immediately or at any time thereafter re-enter the Premises, or any part thereof in the name of the whole, either by summary dispossess proceedings or by any suitable action or proceeding at law or otherwise, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold, possess and enjoy the Premises again.

(b)                                 If this Lease is terminated or if Landlord shall re-enter the Premises as aforesaid, or in the event of the termination of this Lease, or of re-entry, by or under any proceeding or action or any provision of law by reason of an Event of Default hereunder on the part of Tenant, Tenant covenants and agrees forthwith that,

(i)                                     the Annual Fixed Rent (excluding however, the amount equal to the amount of Annual Fixed Rent which would have been payable during the rent concession period set forth in Section 5.5 if the Lease termination occurs after the end of the rent concession period) and Additional Rent shall become due thereupon and be paid by Tenant up to the time of such re-entry, dispossession and/or termination, together with such expenses as Landlord may reasonably and actually incur for legal expenses, attorneys’ fees and disbursements, brokerage, and/or putting the Premises in good order, or for preparing the same for reletting;

(ii)                                  Landlord may relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise (but shall have no obligation to do so), for a term or terms, which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent;

(iii)                               Tenant or the legal representatives of Tenant shall also pay Landlord, as liquidated damages for the failure of Tenant to observe and perform Tenant’s covenants herein contained, amounts equal to the Annual Fixed Rent and Additional Rent which would have been payable by Tenant had this Lease not been so terminated, or had Landlord not so reentered the Premises, such payments to be made upon the due dates therefor specified herein following such termination or re-entry and continuing until the Expiration Date; provided, however, that if Landlord shall relet the Premises, Landlord shall credit Tenant, up to the amount due from Tenant, with the net rent received by Landlord for such reletting after deducting from the first installments of such rent received the reasonable and actual expenses incurred or paid by Landlord in terminating this Lease or in re-entering the Premises and in securing possession thereof, as well as the expenses of reletting, including legal expenses, attorneys’ fees and disbursements, brokerage commissions, alteration costs and other expenses reasonably and actually incurred by Landlord for keeping the Premises in good order or for preparing the same for reletting.  Any suit brought to collect the amount of the aforesaid damages for any month or months shall not prejudice in any way the rights of Landlord to collect the damages for any subsequent month or months by a similar proceeding.  Nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Lease Term would have expired if it had not been so terminated under or pursuant to Section 19.2, or under any provision of law, or had Landlord not re-entered the Premises.

(c)                                  The terms “re-enter” and “re-entry,” as used herein, are not limited to their technical legal meanings.

19.4                          LIQUIDATED DAMAGES.  Landlord may elect, as an alternative to the damages and charges provided for in Section 19.3(b)(iii), and in lieu of all other such damages thereafter accruing, to have Tenant pay the liquidated damages provided for below, which election may be made by notice given to Tenant at any time after the termination of this Lease under or pursuant to Section 19.2, above, and whether or not Landlord shall have collected any damages as hereinabove provided in Section 19.3.  Upon such notice, Tenant shall promptly pay to Landlord, as liquidated damages, in addition to any damages collected or due from Tenant from any period prior to such notice, such a sum as at the time of such notice represents the amount of the excess, if any, of (i) the discounted present value, at a discount rate of six percent (6%), of the Annual Fixed Rent, Additional Rent and other charges which would have been payable by Tenant under this Lease for the remainder of the Lease Term if Tenant had fulfilled all of its obligations hereunder, over and above (ii) the discounted present value, at a discount rate of six percent (6%), of the Annual Fixed Rent, Additional Rent and other charges that would be received by Landlord (after deducting all reasonably estimated costs of reletting, including, without limitation, brokerage fees, advertising, required tenant improvements and concessions and attorneys’ fees) if the Premises were relet at the time of such notice for the remainder of the Lease Term at the fair rental value thereof at the time of such notice.

For the purposes of this Article, if Landlord elects to require Tenant to pay liquidated damages in accordance with this Section 19.4, (a) the total rent shall be computed by assuming Tenant’s Share of Taxes and Operating Expenses under Article 6 to be the same as were payable for the twelve (12) calendar months (or if fewer than twelve calendar months shall have elapsed since the date hereof, for the partial year, but annualized) immediately preceding such termination or re-entry, and (b) if the Premises or any part thereof shall have been relet by Landlord for the unexpired portion of the Lease Term, or any part thereof, before presentation of proof of such damages to any court, commission or tribunal, the amount of rent received upon such reletting shall be prima facie evidence of the fair rental value of the Premises, or part thereof, so relet during the term of such reletting.

19.5                          RIGHTS IN THE EVENT OF TENANT’S BANKRUPTCY.  Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain, in proceedings for the termination of this Lease by reason of bankruptcy or insolvency, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

19.6                          WAIVER OF REDEMPTION, ETC.

(a)                                  Tenant, for itself and any and all persons claiming through or under Tenant, including its creditors, upon the termination of this Lease or expiration of the Lease Term in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Landlord shall reenter the Premises by process of law or otherwise, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision, to redeem the Premises or for a continuation of this Lease for the Term of this Lease after having been dispossessed or ejected therefrom by process of law, or otherwise.

(b)                                 If Tenant is in arrears in the payment of Annual Fixed Rent or Additional Rent, Tenant waives its right, if any, to designate the item against which any payments made by Tenant are to be credited and Tenant agrees that Landlord may apply any payment made by Tenant to any then or past due items as Landlord may see fit, irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payment shall be credited.

(c)                                  Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with the Lease, the relationship of Landlord and Tenant and Tenant’s use or occupancy of the Premises or any other claim (other than claim for personal injuries or property damage).  It is further mutually agreed that if Landlord commences any summary proceedings for non-payment of rent, Tenant will not interpose and does hereby waive the right to interpose any counterclaim of whatever nature or description in such proceeding (other than mandatory counterclaims).

19.7                          ADDITIONAL RIGHTS OF LANDLORD.

(a)                                  In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right to obtain an injunction.  The remedies to which Landlord may resort under this Lease are cumulative (except as otherwise expressly limited pursuant to the terms of this Lease) and are not intended to be exclusive of any other remedies to which Landlord may be lawfully entitled at any time and Landlord may invoke any remedies allowed at law or in equity as if specific remedies were not provided for herein.

(b)                                 In the event of a breach or threatened breach by Landlord of any of its obligations under this Lease, Tenant shall also have the right to obtain an injunction.  The remedies to which Tenant may resort under this Lease are cumulative (except as otherwise expressly limited pursuant to the terms of this Lease) and are not intended to be exclusive of any other remedies to which Tenant may be lawfully entitled at any time and Tenant may invoke any remedies allowed at law or in equity as if specific remedies were not provided for herein.

(c)                                  If this Lease shall terminate under or pursuant to Section 19.2, or if Landlord shall re-enter the Premises under the provisions of this Article, or in the event of the termination of this Lease, or of re-entry by or under any summary dispossess or other proceeding or action or any provision of law by reason of Tenant’s default hereunder, Landlord shall be entitled to retain all moneys, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such moneys shall be credited by Landlord against any Annual Fixed

Rent or Additional Rent due from Tenant at the time of such termination or re-entry or, at Landlord’s option, against any damages payable by Tenant under this Article or pursuant to law.

19.8                          LANDLORD’S DEFAULT.  Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until (i) Landlord shall have failed to perform such obligations within thirty (30) days (or, if an obligation is such that it cannot be performed within thirty (30) days, Landlord shall have failed to commence with reasonable diligence performance of the same within such thirty (30) day period) after notice by Tenant to Landlord specifying wherein Landlord has failed to perform any such obligation, and (ii) Tenant has given notice to all parties as required under Section 17.2 hereof and such parties have not commenced the performance of such obligations within the time provided in Section 17.2.

19.9                          FEES.  If, for any reason, any suit (or arbitration in such instances as permitted under this Lease) is initiated between Landlord and Tenant to interpret or enforce any provision of this Lease, the prevailing party in such suit (or arbitration) shall be entitled to recover from the other party its legal costs, expert witness expenses, and reasonable attorneys’ fees, as fixed by the court (or arbitrator).  Landlord shall be entitled to recover all reasonable costs and expenses, reasonable attorneys’ fees and disbursements and other fees incurred by Landlord in connection with the preservation and enforcement of Landlord’s rights and remedies in connection with the Lease (i) if a default by Tenant shall have occurred, regardless of whether any proceeding to enforce this Lease has been commenced or (ii) in the event of any voluntary or involuntary bankruptcy case, proceeding or action by or on behalf of Tenant, including, without limiting the generality of the foregoing, any and all expenses and attorneys’ fees incurred by Landlord related to (A) the assumption or rejection of this Lease, including attempts by Tenant to extend any deadlines related to such assumptions or rejections, (B) the filing of proof(s) of claim by Landlord, and any defense of such proof(s) of claim, (C) the assignment of this Lease and/or (D) the reorganization or liquidation of Tenant.

ARTICLE 20

MISCELLANEOUS

20.1                          WAIVER.  Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of the other’s rights hereunder.

Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions.  The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

No payment by either party, or acceptance by the other party, of a lesser amount than shall be due from the party obligated to make the payment shall be treated otherwise than as a payment on account.  The acceptance by a party of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and the recipient may accept such check without prejudice to any other rights or remedies which the recipient party may have against the party obligated to make the payment .  Further, the acceptance by Landlord of Annual Fixed Rent, Additional Rent or any other charges paid by Tenant under this Lease shall not be or be deemed to be a waiver by Landlord of any default by Tenant, whether or not Landlord knows of such default, except for such defaults as to which such payment relates and then only to the extent of the amount of such payment.  If Landlord and Tenant shall now or hereafter enter into any agreement for the renewal of this Lease at the expiration of the Lease Term, the execution of such renewal agreement between Landlord and Tenant prior to the expiration of the Lease Term shall not be considered a vested right in Tenant to such further term so as to prevent Landlord from terminating this Lease and any such extension or renewal thereof if Landlord became entitled so to do during the remainder of the original Lease Term; and if Landlord shall so terminate this Lease, any such renewal or extension previously entered into between Landlord and Tenant or the right of Tenant to any such renewal or extension shall also be terminated thereby.  Any right herein contained on the part of Landlord to terminate this Lease shall continue during any extension or renewal hereof and any default or Event of Default which occurs and is not cured prior to the commencement of a renewal term or extension of the Lease Term shall continue as such in and during such renewal term or extension of the Lease Term.

20.2                          CONSENTS; ARBITRATION.

(a)                                  Wherever in this Lease Landlord’s consent or approval is required and Landlord has expressly agreed in writing that such consent or approval shall not be unreasonably withheld, if Landlord shall refuse such consent or approval Tenant in no event shall be entitled to and shall not make any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any assertion by Tenant that Landlord unreasonably withheld or unreasonably delayed its consent or approval.  Subject to the provisions of Sections 20.2(b) and (c) below, Tenant’s sole remedy in such circumstance shall be an action or proceeding to enforce any such provision by way of specific performance, injunction or declaratory judgment.  Where Landlord has not so expressly agreed in writing, it is the express intent of the parties that any such consent shall be given or required only in the sole, absolute and unfettered discretion of Landlord, and may be withheld for any reason whatsoever.

(b)                                 If there is a dispute between Landlord and Tenant as to the reasonableness of Landlord’s refusal to (1) consent to a subletting or assignment under Section 13.5 or Section 13.6 of this Lease or (2) approve plans and specifications submitted for work to be performed by Tenant in the Premises under Section 8.1(e) and/or Exhibit C, and in either event the applicable provisions of this Lease expressly require that Landlord not unreasonably withhold its consent or approval, then Tenant may, at its option, as its sole and exclusive remedy, within thirty (30) days after notice of the withholding of consent or approval has been given by Landlord to Tenant (time of the essence), submit such dispute to arbitration in the City of New York under the Expedited Procedures provisions of the Commercial Arbitration Rules of the AAA; provided, however, that with respect to any such arbitration, (i) the arbitrator shall have no right to award damages, (ii) the arbitrator shall have no power to vary or modify the provisions of this Lease and jurisdiction is limited accordingly, (iii) the decision and award of the arbitrator shall be final and conclusive on the parties, (iv) each party shall bear the expense of its own counsel and witnesses in connection with such arbitration, and (v) all fees payable to the AAA for services rendered in connection with the resolution of the dispute shall be paid by the unsuccessful party.

(c)                                  If the applicable provisions of this Lease expressly require that Landlord not unreasonably withhold its consent or approval and the determination of any such arbitration pursuant to paragraph (b) above shall be that Landlord was unreasonable in refusing to (1) give approval under Section 13.5 or Section 13.6 of this Lease or (2) approve plans and specifications submitted for work to be performed by Tenant in the Premises under Section 8.1(e) and/or Exhibit C, Tenant’s sole remedy arising out of such arbitrator’s determination shall be to proceed on the basis that the requested consent or approval has been given.

20.3                           QUIET ENJOYMENT.  Landlord agrees that so long as an Event of Default shall not have occurred and then be continuing, Tenant shall and may peaceably hold and enjoy the Premises during the term of this Lease, without interruption or disturbance from Landlord or persons claiming through or under Landlord, subject, however, to the terms of this Lease and to the terms and conditions of all Underlying Leases and all mortgages which now or hereafter affect the Premises and the terms of any SNDA in effect.  This covenant shall be construed as running with the Land to and against subsequent owners and successors in interest, and is not, nor shall it operate or be construed as, a personal covenant of Landlord, except to the extent of Landlord’s interest in the Land and Building, and this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and upon such subsequent owners and successors in interest of Landlord’s interest under this Lease, to the extent of their respective interests in the Land and Building, as and when they shall acquire same and then only for so long as they shall retain such interest.

20.4                           SURRENDER.

(a)                                  No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord.  No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease; provided, however, that the foregoing shall not apply to the delivery of keys to Landlord or its agents in its (or their) capacity as managing agent or for purpose of emergency access.  In any event, however, the delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.

(b)                                 Upon the expiration or earlier termination of the Lease Term, or upon any re-entry by Landlord of the Premises, Tenant shall quit and surrender the Premises to Landlord vacant, broom clean and in good order, condition and repair, except for ordinary wear and tear, damage by fire or other casualty, if any, and other conditions requiring repair, if any, which are not the obligation of Tenant to repair under the terms of this Lease, and Tenant shall remove all of Tenant’s Property therefrom and shall restore the Premises to the extent required under any of the other provisions of this Lease.  Tenant shall repair any damage to the Premises occasioned by the removal by Tenant or any person claiming under Tenant of any of Tenant’s Property and any Specialty Alterations required to be removed pursuant to this Lease.  Tenant’s obligations pursuant to this paragraph shall survive the expiration or sooner termination of the

Lease Term.  Tenant expressly waives, for itself and for anyone claiming through or under Tenant, any rights which Tenant may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this paragraph.

20.5                           BROKER.

(a)                                  Tenant warrants and represents to Landlord that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the brokers, persons or firms designated in Section 1.2 hereof; and in the event any claim is made against Landlord by any other broker or agent alleging dealings with Tenant in connection with the consummation of this Lease, Tenant shall defend Landlord against such claim, using counsel approved by Landlord, such approval not to be unreasonably withheld, and save harmless and indemnify Landlord on account of any loss, cost, damage and expense (including, without limitation, reasonable attorneys’ fees and disbursements) which may be actually suffered or incurred by Landlord by reason of such claim.  Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the brokers, persons or firms designated in Section 1.2 hereof.  The foregoing warranty, representation and indemnity shall not apply to any affiliates, agents or employees of Landlord working for Landlord in a brokerage capacity.

(b)                                 Landlord warrants and represents to Tenant that Landlord has not dealt with any broker in connection with the consummation of this Lease other than the brokers, persons or firms designated in Section 1.2 hereof; and in the event any claim is made against Tenant by any other broker or agent alleging dealings with Landlord in connection with the consummation of this Lease, Landlord shall defend Tenant against such claim, using counsel approved by Tenant, such approval not to be unreasonably withheld, and save harmless and indemnify Tenant on account of any loss, cost, damage and expense (including, without limitation, reasonable attorneys’ fees and disbursements) which may be actually suffered or incurred by Tenant by reason of such claim.

20.6                           INVALIDITY OF PARTICULAR PROVISIONS.  If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

20.7                           PROVISIONS BINDING, ETC.  The obligations of this Lease shall run with the Land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns.  Each term and each provision of this Lease to be performed by Landlord and Tenant shall be construed to be both a covenant and a condition.  The reference contained herein to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may hereafter give consent to a particular assignment as required by the provisions of Article 13 hereof, and to those instances in which Tenant may assign this Lease without Landlord’s consent in accordance with the provisions of Article 13 hereof.

20.8                           NO RECORDING.  Tenant agrees not to record this Lease (whether directly or indirectly), or a memorandum or short form of this Lease or any other document related thereto.

20.9                           NOTICES.  Whenever, by the terms of this Lease, any notice, demand, request, approval, consent or other communication (each of which shall be referred to as a “notice”) shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be deemed sufficiently given or rendered if (i) hand delivered, or (ii) sent by reputable overnight delivery service, such as UPS or FedEx, as follows:

(i)                                     If intended for Landlord, addressed to Landlord at the Present Mailing Address of Landlord set forth on the first page of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice), Attention:  Robert E. Selsam, with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention:  Stuart A. Offner, Esq.

(ii)                                  If intended for Tenant, addressed to Tenant at the Present Mailing Address of Tenant set forth on the first page of this Lease until the date that Tenant occupies the Premises for the conduct of its business, and thereafter at the Premises, Attention:  Marran H. Ogilvie, Esq., with a copy to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Attention:  Jacob Bart, Esq.

In no event shall the validity of any notice actually given to Landlord or Tenant be affected by any failure to deliver copies of such notices to counsel as hereinabove provided.  A notice shall be deemed to have been given:  in the case of hand delivery, at the time of delivery; in the case of overnight delivery, one (1) Operating Day after the date so dispatched.  Any notice to be given by any party may be given by such party’s attorney.

20.10                     WHEN LEASE BECOMES BINDING.  Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith.  The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant.  All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

20.11                     HEADINGS.  The Article and Section headings throughout this Lease and the Table of Contents hereof are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

20.12                     SUSPENSION OF SERVICES.  Landlord reserves the right to interrupt, curtail or suspend the services required to be furnished by Landlord under Section 7.3 and Exhibit D when the necessity therefor arises by reason of accident, repairs, emergency, mechanical breakdown or governmental preemption or restriction, or when required by any law, order or regulation of any Federal, State, County or municipal authority, or as the result of the making by Landlord of any additions, improvements or installations in the Building or for any cause beyond the reasonable control of Landlord.  Landlord shall use reasonable diligence to complete all required repairs or other necessary work as quickly as reasonably possible so that Tenant’s inconvenience resulting therefrom may be for as short a period of time as circumstances will reasonably permit.  Except as otherwise expressly set forth in this Lease, no diminution or abatement of rent or other compensation shall or will be claimed by Tenant as a result of, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of, any such interruption, curtailment or suspension.

20.13                     RULES AND REGULATIONS.

(a)                                  Landlord shall have the right, from time to time during the term of this Lease, to make changes in, and additions to, the rules and regulations set forth in Exhibit E provided that such changes or additions

(i)                                     shall be similar to rules and regulations of comparable first-class office buildings,

(ii)                                  shall not apply to matters other than matters similar to those covered in the rules and regulations set forth in Exhibit E, and

(iii)                               do not unreasonably interfere with the use of the Premises by Tenant.

Said rules and regulations, as changed in accordance with this Section from time to time, are hereinafter called the “Rules and Regulations”.

(b)                                 The right to dispute the reasonableness of any change in the Rules and Regulations upon Tenant’s part shall be deemed waived unless the same is asserted by service of a notice upon Landlord within thirty (30) days after notice is given to Tenant of the adoption of any such change.  Any additional Rules and Regulations shall not materially increase Tenant’s obligations under this Lease nor materially reduce Tenant’s rights under this Lease

(c)                                  If Tenant’s use and occupancy of the Premises is unreasonably interfered with by any violation of the Rules and Regulations by one or more tenants in the Building then Landlord shall use commercially reasonable efforts to enforce such Rules or Regulations against such other tenant or tenants, as applicable. Subject to the foregoing,

Landlord shall not be liable to Tenant for violation of the Rules and Regulations or of any other lease by other tenants or occupants of the Building, or their servants, agents, visitors or licensees.  Except as aforesaid, nothing in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other tenant.  Notwithstanding the foregoing, Landlord shall not enforce against Tenant any Rules and Regulations which Landlord shall not then be enforcing generally against a majority of the other tenants of the Building.

20.14                     DEVELOPMENT RIGHTS.  Tenant hereby expressly and irrevocably waives any and all right(s) it may have in connection with any zoning lot merger or transfer of development rights with respect to the Premises including, without limitation, any rights it may have to be a party to, to contest, or to execute, any Declaration of Restrictions (as such term is defined in Section 12-10 of the Zoning Resolution of the City of New York effective December 15, 1961 and as subsequently amended) with respect to the Premises, which would cause the Premises to be merged with or unmerged from any other zoning lot pursuant to such Zoning Resolution or to any document of a similar nature and purpose, and Tenant agrees that this Lease shall be subject and subordinate to any Declaration of Restrictions or any other document of similar nature and purpose now or hereafter affecting the Property.  In confirmation of such subordination and waiver, Tenant shall execute and deliver promptly any certificate or instrument that Landlord reasonably may request.

20.15                     ESTOPPEL CERTIFICATES.  Each party agrees, at any time and from time to time, as reasonably requested by the other party, upon not less than ten (10) days’ prior notice, to execute and deliver to the other a written certified statement executed and acknowledged by an appropriate individual representing such party (a) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the then Annual Fixed Rent and Additional Rent, (c) setting forth the date to which the Annual Fixed Rent, Additional Rent and other charges, if any, have been paid, (d) stating whether or not, to the best knowledge of the signatory, the other party is in default under this Lease, and if so, setting forth the specific nature of all such defaults, (e) stating the amount of the security deposit, if any, held by Landlord under this Lease, (f) stating whether there are any subleases affecting the Premises, (g) stating the address of the person to which all notices and communication under this Lease shall be sent, (h) stating the Commencement Date(s), the Rent Commencement Date(s) and the Expiration Date, (i) if applicable, stating whether or not there are any amounts of contribution by Landlord towards the cost of Tenant’s work not yet advanced to Tenant, (j) stating what portion of the Premises Tenant is in possession and occupancy of pursuant to this Lease, (k) if applicable, whether all work required to be completed by Landlord in connection with preparing the Premises for Tenant’s initial occupancy has been completed by Landlord, and (l) as to any other matters reasonably requested by the party requesting such certificate.  The parties acknowledge that any statement delivered pursuant to this Section 20.15 may be relied upon by others with whom the party requesting such certificate may be dealing, which may, for Landlord, include, without limitation, any purchaser or owner of the Land or the Building, or of Landlord’s interest (directly or indirectly) in the Land or the Building or any Underlying Lease, or by any Mortgagee or Overlandlord, or by any purchaser of the interest of any Mortgagee or Overlandlord (directly or indirectly) in the Land or the Building, or by any prospective or actual sublessee of the Premises or assignee of this Lease, or permitted transferee of or successor to Tenant.  Together with its response to each such request hereunder, Tenant shall provide to

Landlord a similar written statement certified to Landlord with respect to each sublease or other occupancy agreement from every subtenant and other occupant of the Premises.

20.16                     SELF-HELP.  If Tenant shall at any time fail to make any payment or perform any act which Tenant is obligated to make or perform under this Lease, then Landlord, may, but shall not be obligated so to do, after notice and expiration of the applicable cure period, or without notice to or demand upon Tenant in the case of any emergency, and without waiving or releasing Tenant from any obligations of Tenant in this Lease contained, make such payment or perform such act which Tenant is obligated to make or perform under this Lease in such manner and to such extent as Landlord shall reasonably determine, and, in exercising any such rights, pay any reasonably necessary and incidental costs and expenses, employ counsel and incur and pay reasonable attorneys’ fees.  All sums so paid by Landlord and all reasonable and necessary costs and expenses of Landlord incidental thereto, together with interest thereon at the Lease Interest Rate, shall be deemed to be Additional Rent and, except as otherwise in this Lease expressly provided, shall be payable to Landlord within thirty (30) days after demand, and Tenant covenants to pay any such sum or sums with interest as aforesaid, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of Annual Fixed Rent.

20.17                     HOLDING OVER.  If Tenant remains in possession of the Premises after the expiration or other termination of the Lease Term, then, at Landlord’s option, Tenant shall be deemed to be occupying the Premises as a month-to-month tenant only, at a monthly rental equal to (a) during the first month of any such holding over, one hundred fifty percent (150%) of the greater of (x) the Annual Fixed Rent and any Additional Rent payable hereunder during the last month of the Lease Term and (y) the then current market rent for the Premises, and (b) thereafter, two hundred percent (200%) of the greater of (x) the Annual Fixed Rent and any Additional Rent payable hereunder during the last month of the Lease Term and (y) the then current market rent for the Premises, and otherwise on the terms and conditions set forth in this Lease, as far as applicable.  Tenant shall also pay all Additional Rent payable under the terms of this Lease, prorated for each month during which Tenant remains in possession.  Such month-to-month tenancy may be terminated by Landlord or Tenant, effective as of the last day of any calendar month by delivery to the other of notice of such termination prior to the first day of such calendar month.  Landlord waives no rights against Tenant by reason of accepting any holding over by Tenant and Tenant shall defend, indemnify and hold Landlord harmless from and against any and all claims, losses and liabilities for damages resulting from failure to surrender possession upon the Expiration Date, including, without limitation, any claims made by any succeeding tenant and any lost profits, and such obligations shall survive the expiration or sooner termination of this Lease.  Notwithstanding the foregoing, provided that Tenant does not hold over in the Premises for more than one (1) month, Landlord hereby waives the right to proceed against Tenant for any claims made by any succeeding tenant, any lost profits and any other consequential damages relating to or arising from such one (1) month period; it being the intended that if Tenant holds over for more than one (1) month, Tenant shall be liable for any claims made by any succeeding tenant, any lost profits and any other consequential damages from the commencement of such holdover.  The provisions of this Section 20.17 shall not in any way be deemed to (i) permit Tenant to remain in possession of the Premises after the Expiration Date or sooner termination of this Lease, or (ii) imply any right of Tenant to use or occupy the

Premises upon expiration or termination of this Lease and the Lease Term, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of the Lease Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 20.17.  Tenant’s obligations under this Section 20.17 shall survive the expiration or earlier termination of this Lease.

20.18                     RENT CONTROL.  If any of the Annual Fixed Rent or Additional Rent payable under the terms and provisions of this Lease shall be or become uncollectible, reduced or required to be refunded because of the laws and requirements of any public authorities, Tenant shall enter into such agreement(s) and take such other steps (without additional expense to Tenant) as Landlord may reasonably request and as may be legally permissible to permit Landlord to collect the maximum rents which from time to time during the continuance of such legal rent restriction may be legally permissible (and not in excess of the amounts reserved therefor under this Lease).  Upon the termination of such legal rent restriction, (a) the rent shall become and thereafter be payable in accordance with the amounts reserved herein for the periods following such termination and (b) Tenant shall pay to Landlord, to the maximum extent legally permissible, an amount equal to (i) the rent which would have been paid pursuant to this Lease but for such legal rent restriction, less (ii) the rent actually paid by Tenant during the period such legal rent restriction was in effect.

20.19                     COUNTERPARTS.  This Lease may be executed in several counterparts, each of which shall be deemed an original, and such counterparts together shall constitute but one and the same instrument.

20.20                     ENTIRE AGREEMENT.  This Lease (including the Exhibits attached hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior dealings between them with respect to such subject matter, and there are no verbal or collateral understandings, agreements, representations or warranties not expressly set forth in this Lease.  No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant, unless reduced to writing and signed by the party or parties to be charged therewith.

20.21                     NO PARTNERSHIP.  The relationship of the parties hereto is that of landlord and tenant and no partnership, joint venture or participation is hereby created.

20.22                     SECURITY DEPOSIT.

(a)                                  Upon execution by Tenant of this Lease, Tenant shall furnish to Landlord, at Tenant’s sole cost and expense, a clean, irrevocable and unconditional letter of credit (the “Letter of Credit”), substantially in the form attached hereto as Exhibit F, drawn in favor of Landlord on a bank with offices in Manhattan which has a financial strength rating of A or better by A.M. Best.  Landlord hereby acknowledges that, as of the date of this Lease, Bayerische Hypo- und Vereinsbank AG, satisfies the foregoing requirements.  The Letter of Credit shall have a face amount equal to the amount of the Security Deposit and shall be assignable, upon request, to any Overlandlord, Mortgagee or successor to Landlord at no additional charge.  Tenant shall, not later than sixty (60) days prior to the expiration of the term of the Letter of Credit or any replacement thereof, deliver to Landlord a replacement letter of credit (a

“Replacement Letter”), such that the Letter of Credit or a Replacement Letter shall be in effect at all times after the date of this Lease until sixty (60) days beyond the end of the Lease Term, and any extensions or renewals thereof, and thereafter so long as Tenant is in occupancy of any part of the Premises.  Any Replacement Letter shall be in a face amount at least equal to the Security Deposit then required hereunder.  The Letter of Credit and any Replacement Letter are herein sometimes referred to simply as a “Letter”.  If Tenant fails to deliver to Landlord a Replacement Letter within the time limits set forth in this paragraph (a), and such failure shall continue for five (5) Operating Days after notice thereof shall have been given by landlord to Tenant, Landlord may draw down the full amount of the existing Letter without further notice or demand and retain the proceeds thereof as substitute security, subject to the provisions of paragraph (b) below.

(b)                                 During the Lease Term, and thereafter so long as Tenant is in occupancy of any part of the Premises, Landlord shall hold the Letter as security for the performance by Tenant of all obligations on the part of Tenant hereunder.  If Tenant defaults in respect of any of Tenant’s obligations hereunder after notice and expiration of any applicable cure period, including but not limited to payment of Annual Fixed Rent or Additional Rent, or if Tenant remains in occupancy of any part of the Premises beyond the expiration of the Lease Term, Landlord shall have the right from time to time, without notice and without prejudice to any other remedy Landlord may have on account thereof, and upon presentation of a certificate of demand, to draw upon any Letter and apply any funds so drawn to Landlord’s damages arising from, or to cure, any default by Tenant, whether such damages accrue before or after summary proceedings or other reentry by Landlord.  If Landlord shall so apply any funds, Tenant shall within five (5) Operating Days after demand by Landlord restore the Letter to the face amount required under paragraph (a) above.  If after the expiration of the Lease Term (or the applicable extension or renewal period, if any), Tenant has vacated the Premises and there then exists no default by Tenant in any of the terms or conditions hereof (other than a default which is de minimis), Landlord shall return the Letter, or, if applicable, the remaining proceeds thereof, to Tenant.  If Landlord conveys Landlord’s interest under this Lease, any Letter or, if applicable, the proceeds thereof, shall be turned over and assigned by Landlord to Landlord’s grantee (or, at Landlord’s election, Tenant shall furnish Landlord’s successor with a new Replacement Letter showing such successor as payee, provided that the original Letter then outstanding shall be simultaneously returned to Tenant).  From and after any such transfer, assignment or return, Tenant agrees to look solely to such grantee for proper application of the funds in accordance with the terms of this Section and the return thereof in accordance herewith. No Overlandlord or Mortgagee shall be responsible to Tenant for the return or application of any such Letter, or, if applicable, the proceeds thereof, whether or not it succeeds to the position of Landlord hereunder, unless such Letter shall have been received in hand by, and assigned to, such Overlandlord or Mortgagee.

(c)                                  For purposes hereof, “Reduction Date” shall mean each of the third (3rd) through the twelfth (12th) anniversaries of the 19th Floor Commencement Date, and “Reduction Period” shall mean each Reduction Date plus the thirty (30) day period following such Reduction Date.  Provided that: (1) during the applicable Reduction Period, no Event of Default (or any monetary default of which Landlord has given Tenant notice) shall exist; and (2) during the applicable Reduction Period, Tenant’s chief financial officer shall certify in writing to Landlord that, as of the applicable Reduction Date, Tenant is managing at least Five Billion and 00/100 Dollars ($5,000,000,000.00) of investment funds for a market-based fee; then Tenant shall have the right during each Reduction Period to reduce the amount of the Security Deposit (by delivery of a Replacement Letter or an amendment to the existing Letter) as follows:

(i)                                     During the first (1st) Reduction Period, to an amount equal to eleven (11) months of Annual Fixed Rent calculated at the initial rate of Annual Fixed Rent applicable to each portion of the then current Premises;

(ii)                                  During the second (2nd) Reduction Period, to an amount equal to ten (10) months of Annual Fixed Rent calculated at the initial rate of Annual Fixed Rent applicable to each portion of the then current Premises;

(iii)                               During the third (3rd) Reduction Period, to an amount equal to nine (9) months of Annual Fixed Rent calculated at the initial rate of Annual Fixed Rent applicable to each portion of the then current Premises;

(iv)                              During the fourth (4th) Reduction Period, to an amount equal to eight (8) months of Annual Fixed Rent calculated at the initial rate of Annual Fixed Rent applicable to each portion of the then current Premises;

(v)                                 During the fifth (5th) Reduction Period, to an amount equal to seven (7) months of Annual Fixed Rent calculated at the initial rate of Annual Fixed Rent applicable to each portion of the then current Premises;

(vi)                              During the sixth (6th) Reduction Period, to an amount equal to six (6) months of Annual Fixed Rent calculated at the initial rate of Annual Fixed Rent applicable to each portion of the then current Premises;

(vii)                           During the seventh (7th) Reduction Period, to an amount equal to five (5) months of Annual Fixed Rent calculated at the initial rate of Annual Fixed Rent applicable to each portion of the then current Premises;

(viii)                        During the eighth (8th) Reduction Period, to an amount equal to four (4) months of Annual Fixed Rent calculated at the initial rate of Annual Fixed Rent applicable to each portion of the then current Premises;

(ix)                                During the ninth (9th) Reduction Period, to an amount equal to three (3) months of Annual Fixed Rent calculated at the initial rate of Annual Fixed Rent applicable to each portion of the then current Premises; and

(x)                                   During the tenth (10th) Reduction Period, to an amount equal to two (2) months of Annual Fixed Rent calculated at the initial rate of Annual Fixed Rent applicable to each portion of the then current Premises;

In no event shall the Security Deposit under this Lease ever be less than an amount equal to two (2) months of Annual Fixed Rent calculated at the initial rate of Annual Fixed Rent applicable to each portion of the then current Premises.  Landlord shall cooperate reasonably with Tenant to effect any such reductions of the amount of the Letter of Credit.

20.23                     FINANCIAL STATEMENTS.

(a)                                  Tenant represents and warrants to Landlord that (i) the financial statements of Tenant heretofore delivered to Landlord are true and correct and fairly reflect the financial condition and results of operation of Tenant and (ii) as of the date of this Lease, there has been no material adverse change in the condition, financial or otherwise, of Tenant from the date of such financial statements which could affect Tenant’s ability to perform its obligations hereunder.

(b)                                 Within twenty (20) days following Landlord’s request therefore (made not more than once each calendar year), Tenant shall deliver to Landlord a copy of Tenant’s financial statements for Tenant’s fiscal year just ended, certified by an independent certified public accountant as presenting fairly, in all material respects, the financial condition of Tenant and the results of its operations in accordance with GAAP.  Such statements delivered pursuant hereto may be delivered to and relied upon by any Overlandlord or Mortgagee or by other parties with whom Landlord may be dealing.  Except as required by Laws or compliance provisions or other requirements of any securities, bond or commodities exchange, Landlord and any such Overlandlord or Mortgagee shall maintain such statements in confidence, provided that Landlord may disclose the same to Landlord’s existing and prospective partners, lenders, accountants, consultants, brokers, shareholders, investors, purchasers and attorneys subject to similar confidentiality requirements.  In the event Landlord is required by Laws, or by compliance provisions or other requirements of any securities, bond or commodities exchange, to provide Tenant’s financial statements, Landlord shall give Tenant prompt notice of such requirement prior to making disclosure so that Tenant may seek an appropriate protective order.  If failing the entry of a protective order Landlord is compelled to make disclosure, Landlord shall only disclose portions of the financial statement which Landlord is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.  The foregoing confidentiality requirement shall not apply to information that has otherwise become available to the public.

20.24                     GOVERNING LAW, ETC.  This Lease shall be governed by the laws of the State of New York applicable to agreements made and to be wholly performed within the State, as the same may from time to time exist.  Tenant hereby submits to the jurisdiction of all state and federal courts located in the Borough of Manhattan, State of New York, United States of America in connection with any claim or action relating to this Lease and Tenant hereby waives any right to assert that such court(s) constitute an inconvenient forum.  Tenant represents that it is not entitled to immunity from judicial proceedings and agrees that, in the event Landlord brings any suit, action or proceeding in New York or any other jurisdiction to enforce any obligation or liability of Tenant arising, directly or indirectly, out of or relating to this Lease, no immunity from such suit, action or proceedings will be claimed by or on behalf of Tenant.

20.25                     NOTICE OF SUBWAY IMPROVEMENT AGREEMENTS.  Tenant acknowledges that it has been provided the opportunity to review and has actual notice of the terms and conditions of each of the following documents:

(a)                                  City Planning Commission Special Permit adopted April 12, 1984 by the Board of Estimate, restating the resolution of the City Planning Commission adopted on February 6, 1984, Cal. No. 2 (the “Special Permit”); and

(b)                                 NYC Transit Authority Agreement, dated as of February 6, 1984, between Landlord and the New York City Transit Authority (the “Transit Authority Agreement”).

20.26                     CONFIDENTIALITY OF LEASE.  Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by law Tenant shall not disclose the same to any third party (other than Tenant’s officers, employees, shareholders, partners or members, accountants, attorneys, brokers, other professional consultants, and any prospective lender, merger partner and lateral candidates who have been advised of the confidentiality provisions contained herein and agree to be bound by the same), and, other than as herein provided, shall not be revealed in any manner to any other person except upon the prior written consent of Landlord, except (a) in connection with any action or proceeding to enforce this Lease or any provision thereof, (b) to the extent legally compelled (by deposition, interrogatory, subpoena, civil investigative demand or similar legal process) to disclose such information, (c) to the extent required by securities laws or compliance provisions of other requirements of law or any securities, bond or commodities exchange, or (d) to Landlord or Landlord’s agents or employees.  In the event Tenant is required by law to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order.  If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.  The foregoing confidentiality requirement shall not apply to information that has otherwise become available to the public.  The inadvertent verbal disclosure of non-economic terms of this Lease by Tenant (or Tenant’s officers, employees, shareholders, partners or members, accountants, attorneys, brokers, other professional consultants, and any prospective lender, merger partner and lateral candidates) shall not be grounds for termination of this Lease.

20.27                     PATRIOT ACT AND EXECUTIVE ORDER 13224.  As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that:  (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); and (ii) Tenant is an Investment Advisor (as such term is defined in the Investment Advisors Act of 1940) registered under the Investment Advisers Act of 1940 and has implemented and currently maintains anti-money laundering procedures (“AML Procedures”) that would materially satisfy the requirements of the Bank Secrecy Act, as amended by the USA Patriot Act of 2001.  To the best of Tenant’s knowledge, none of Tenant’s shareholders/investors is named on any available lists of known or suspected terrorists, terrorist organizations or of other sanctioned persons issued by the government(s) of any jurisdiction(s) in which the undersigned is doing business (including the List of Specially Designated Nationals and Blocked Persons administered OFAC as such list may be amended from time to time, or any law, regulation or Executive Order administered by OFAC).  Tenant’s policy is to retain or procure the retention of the evidence obtained in accordance with the above procedures for period of not less than five (5) years from the date on which the Investor withdraws from the Fund as required by and in accordance with applicable AML procedures.  In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under Section 19.1(e) of this Lease and shall be covered by the indemnity provisions of Section 11.1 of this Lease, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

ARTICLE 21

OPTIONS TO EXTEND

21.1                           TENANT’S OPTIONS.  Provided that at the time of each such exercise and upon the commencement of the applicable Extended Term (i) there then exists no Event of Default (or any monetary default of which Landlord has given Tenant notice), (ii) this Lease is then in full force and effect and (iii) Original Tenant (together with any Space Occupants) is in actual occupancy of at least seventy-five percent (75%) of the Premises and is not then listing, advertising or otherwise marketing for sublease such portion(s) of the Premises as would cause Original Tenant (together with any Space Occupants) to occupy less than seventy-five (75%) percent of the Premises (the condition set forth in this clause (iii) being hereinafter referred to as the “Occupancy Requirement”), Original Tenant shall have the right and option (each, an “Extension Option”) to extend the Lease Term for two (2) extended terms of five (5) years each (each, an “Extended Term”).  Each Extended Term shall commence on the day immediately succeeding the Expiration Date of the initial Lease Term or the prior Extended Term, as the case may be, and shall end on the day immediately preceding the fifth (5th) anniversary of the first (1st) day of such Extended Term.  Original Tenant shall exercise each Extension Option by giving notice to Landlord of its desire to do so not later than nineteen (19) months prior to the Expiration Date of the initial Lease Term or the expiration of the then current Extended Term, as the case may be.  Provided the conditions set forth in the foregoing clauses (i), (ii) and (iii) shall have been satisfied, the giving of such notice by Original Tenant shall automatically extend the Lease Term for the applicable Extended Term, and no instrument of renewal need be executed.  In the event that Tenant fails to give such notice to Landlord, this Lease shall automatically terminate upon the expiration of the Term then in effect, and Tenant shall have no further option to extend the Lease Term, it being agreed that time is of the essence with respect to the giving of such notice. Notwithstanding the foregoing, Landlord may waive any or all of the conditions set forth in the foregoing clauses (i) and (iii) with respect to any Extended Term, at its election and in its sole and absolute discretion, by written notice to Tenant at any time prior to the Expiration Date.  Each Extended Term shall be on all the terms and conditions of this Lease, except that (A)

during the first (1st) Extended Term, Tenant shall have only one (1) further option to extend the Lease Term, (B) during the second (2nd) Extended Term, Tenant shall have no further option to extend the Lease Term, and (C) the rent for each Extended Term shall be determined as provided below.  In no event or under any circumstance shall the Extension Options provided in this Article be interpreted to give Tenant the option to extend beyond that point in time which is ten (10) years following the Expiration Date of the initial Lease Term.  The Extension Options are personal to Original Tenant and shall not be transferred, assigned or exercised by any other party.

21.2                           EXTENDED TERM RENT.  The Annual Fixed Rent for each Extended Term shall be the Fair Market Rent for the Premises as of the commencement of such Extended Term.  During each Extended Term, Tenant shall in all events pay Tenant’s Share of Taxes and Operating Expenses as Additional Rent in accordance with Article 6 of this Lease provided that Base Taxes and Base Operating Expenses shall be updated in connection with the determination of the Fair Market Rent.

21.3                           EXTENDED TERM RENT DETERMINATION.

(a)                                  If, pursuant to the provisions of Section 21.1 hereof, Tenant has exercised validly an Extension Option, then, for purposes of establishing the Annual Fixed Rent payable by Tenant during such Extended Term under the provisions of Section 21.2 above, the term “Fair Market Rent” shall mean the then current fair market rental value per annum for the Premises as of the commencement of the Extended Term, provided, however, that in no event shall the Annual Fixed Rent for each year of the applicable Extended Term, on a per rentable square foot basis, be less than the sum of the Annual Fixed Rent and Additional Rent on account of Taxes and Operating Expenses, on a per rentable square foot basis, in effect on the last day of the initial Lease Term (with respect to the first Extended Term) or the immediately preceding Extended Term (with respect to second Extended Term), as the case may be.  A determination of the Fair Market Rent payable for the Premises during the Extended Term shall be made in the manner described in Sections 21.3(b), (c) and (d) below.

(b)                                 If Tenant shall have exercised an Extension Option, then no later than six (6) months prior to the Expiration Date of the initial Lease Term or the expiration of the then current Extended Term, as the case may be, Landlord, in a notice given to Tenant, shall specify its initial determination of the Fair Market Rent for the Premises during the Extended Term.  Within twenty (20) Operating Days after receipt of Landlord’s notice, Tenant shall notify Landlord of Tenant’s initial determination of the Fair Market Rent for the Premises.  If Tenant shall fail to notify Landlord of Tenant’s initial determination of the Fair Market Rent for the Premises within such twenty (20) Operating Day period, then Landlord’s initial determination of the Fair Market Rent shall be the Fair Market Rent for the Premises.  If, within sixty (60) days after receipt of Tenant’s notice, Landlord and Tenant fail to reach agreement on the determination of the Fair Market Rent to be paid by Tenant for the Premises during the Extended Term, then either Landlord or Tenant (the “Initiating Party”) shall initiate the proceedings for such determination by notice to the other, and by designating in such notice the name and address of a commercial real estate broker, consultant or appraiser unaffiliated with the designating party and willing to act in such determination and having at least ten (10) years’ experience in the leasing of first-class office space in Manhattan (hereinafter called a “Qualified

Appraiser”).  Within ten (10) days after receipt by the other party (the “Responding Party”) of such notice, the Responding Party, by notice given to the Initiating Party, shall designate the name and address of another Qualified Appraiser willing so to act in such determination.  If the Responding Party shall fail, neglect or refuse within said 10-day period to designate another Qualified Appraiser willing so to act, the Qualified Appraiser designated by the Initiating Party shall alone conduct the determination of the Fair Market Rent for the Premises during the Extended Term.  If two (2) Qualified Appraisers have been designated as aforesaid, such Qualified Appraisers shall appoint an additional Qualified Appraiser (the “Third Qualified Appraiser”) who is willing so to act in such determination, and notice of such designation shall be given both to the Initiating Party and to the Responding Party.  If the two (2) Qualified Appraisers do not, within a period of ten (10) days after the appointment of the latter of them, agree upon and designate a Third Qualified Appraiser willing so to act, either Qualified Appraiser previously designated may request the New York Office of the American Arbitration Association to designate a Third Qualified Appraiser willing so to act and a Third Qualified Appraiser so appointed shall, for all purposes, have the same standing and powers as though the Third Qualified Appraiser had been timely appointed by the Qualified Appraisers first appointed.  In case of the inability or refusal to serve of any person designated as a Qualified Appraiser, or in case any Qualified Appraiser for any reason ceases to be such, a Qualified Appraiser to fill such vacancy shall be appointed by the Initiating Party, Responding Party, the Qualified Appraisers first appointed or the New York Office of the American Arbitration Association, as the case may be, whichever made the original appointment, or, if the party which made the original appointment fails to fill such vacancy, upon application of any Qualified Appraiser who continues to act or by the Initiating Party, the Responding Party or the New York Office of the American Arbitration Association, and any Qualified Appraiser so appointed to fill such vacancy shall have the same standing and powers as though appointed originally.  The resulting board of Qualified Appraisers, forthwith upon their appointment, shall (i) hear the parties to this Lease and their respective witnesses, and each of the parties shall upon the conclusion of their presentation be required to submit a complete statement (the “Fair Market Rent Proposal”) setting forth in detail all of the relevant economic terms of the parties’ proposed determination of the Fair Market Rent (it being understood that Landlord’s and Tenant’s respective proposed determinations may differ from Landlord’s and Tenant’s initial determinations of the Fair Market Rent given to the other party in accordance with the first two (2) sentences of this clause (b) and, in such event, the Qualified Appraisers shall not take into account any determinations of such Fair Market Rent previously given by Landlord or Tenant, as the case may be, to the other party), (ii) examine the records relating to the Building and such other documents and records as may, in their judgment, be necessary and (iii) select in the manner hereinafter provided, the Fair Market Rent for the Premises to become applicable during the Extended Term.  In determining the Fair Market Rent for the Premises during the Extended Term, the parties, and any Qualified Appraisers shall take into account (A) the presentation of the parties regarding the current fair market rental value of the Premises, (B) Tenant’s payments under this Lease with respect to Taxes and Operating Expenses as provided in Article 6 of this Lease provided that Base Taxes and Base Operating Expenses shall be updated in connection with the determination of the Fair Market Rent, and (C) all other factors relevant to the determination of the fair market rental value of the Premises.

(c)                                  If, pursuant to the preceding provisions, there is only one (1) Qualified Appraiser, the determination of Fair Market Rent for the Premises shall be determined by such sole Qualified Appraiser selecting the Fair Market Rent Proposal in accordance with the provisions of subsections (i) and (ii) below.  Where, however, there exists a board of three (3) Qualified Appraisers, as is contemplated hereby, then the Fair Market Rent for the Premises shall be determined by majority vote of such board, all in accordance with the following:

(i)                                     If the higher Fair Market Rent Proposal (on a net effective basis, amortizing any free rent, allowances or other concessions) is one hundred five percent (105%) or less of the lower Fair Market Rent Proposal, then the Qualified Appraisers shall determine the arithmetic average of such two Fair Market Rent Proposals which shall constitute the Fair Market Rent for the Premises during the Extended Term.

(ii)                                  If the higher Fair Market Rent Proposal (on a net effective basis, amortizing any free rent, allowances or other concessions) is more than one hundred five percent (105%) of the lower Fair Market Rent Proposal, then Fair Market Rent shall be determined by the Qualified Appraisers selecting, in its entirety, without modification, the Fair Market Rent Proposal submitted by either Landlord or Tenant as the Fair Market Rent, whichever such Qualified Appraisers believe most accurately reflects the then current fair market rental value per annum for the Premises.

(d)                                 Each of Landlord and Tenant shall pay the costs and fees of the Qualified Appraiser chosen by it, and Landlord and Tenant shall share the costs and fees of the Third Qualified Appraiser.  Each of Landlord and Tenant shall pay the legal fees and expenses of their respective counsel.

21.4                           RETROACTIVE ADJUSTMENTS.  If, pursuant to the preceding provisions of this Article 21, Fair Market Rent has not been determined as of the date the same is to become effective, Tenant shall pay on account of Annual Fixed Rent the average of the rent specified by Landlord and Tenant as the Fair Market Rent until such determination is made, provided that in no event shall such amount be less than the sum of the Annual Fixed Rent and Additional Rent on account of Taxes and Operating Expenses in effect on the last day of the initial Lease Term (with respect to the first Extended Term) or the immediately preceding Extended Term (with respect to second Extended Term), as the case may be.  If, based upon the final determination of such Fair Market Rent as provided herein, such payments made by Tenant on account of Annual Fixed Rent for the Extended Term were (i) less than the Fair Market Rent as finally determined in accordance with the provisions hereof, Tenant shall pay to Landlord the amount of such deficiency, with interest thereon at the Lease Interest Rate from the respective due dates therefor until paid, within thirty (30) days after final determination of the Fair Market Rent, or (ii) greater than the Fair Market Rent as finally determined in accordance with the provisions hereof, Landlord shall credit the amount of such excess against the next installments of rent due under this Lease, with interest thereon at the Lease Interest Rate from the respective dates of overpayment until credited.

ARTICLE 22

AUTOMATIC EXPANSION

22.1                           ADDITION OF SPACE.

(a)                                  Effective as of the Automatic Expansion Date (as hereinafter defined) and provided that (i) there exists no Event of Default (or any monetary default of which Landlord has given Tenant notice) and (ii) this Lease is then in full force and effect, the 23rd Floor Suite A Automatic Expansion Space (as hereinafter defined) or the 23rd Floor Suite B Automatic Expansion Space (as hereinafter defined), shall become part of the Premises in accordance with the provisions of this Article 22.  Notwithstanding the foregoing, Landlord may waive the condition in clause (i) of the prior sentence, at its election in its sole and absolute discretion, by written notice to Tenant at any time prior to December 1, 2008.  On or before October 1, 2007 (the “Designation Date”), time of the essence, Tenant shall designate either the 23rd Floor Suite A Automatic Expansion Space or the 23rd Floor Suite B Automatic Expansion Space as the Automatic Expansion Space (as hereinafter defined) by written notice to Landlord.  If Tenant shall fail to notify Landlord of such designation, the 23rd Floor Suite A Automatic Expansion shall be the Automatic Expansion Space.

(b)                                 For purposes hereof the “23rd Floor Suite A Automatic Expansion Space” shall mean that portion of the twenty-third (23rd) floor of the Building identified as RamiusA on the floor plan of the twenty-third (23rd) floor of the Building annexed hereto as part of Exhibit B, and the “23rd Floor Suite B Automatic Expansion Space” shall mean those portions of the twenty-third (23rd) floor of the Building identified as RamiusA and RamiusB on the floor plan of the twenty-third (23rd) floor of the Building annexed hereto as part of Exhibit B (the 23rd Floor Suite A Automatic Expansion Space or the 23rd Floor Suite B Automatic Expansion Space, whichever shall be designated pursuant to Section 22.1(a) above, is referred to herein as the “Automatic Expansion Space”).  The portion of the twenty-third (23rd) floor of the Building identified as RamiusB on the floor plan of the twenty-third (23rd) floor of the Building annexed hereto as part of Exhibit B is sometimes hereinafter referred to as the “RamiusB Space”.

(c)                                  Landlord shall have the flexibility of delivering possession of the Automatic Expansion Space within a “leeway period” occurring between April 1, 2008 and December 1, 2008 (inclusive) by giving Tenant notice, not less than sixty (60) days prior to the designated Automatic Expansion Date, of the date when, within the leeway period aforesaid, the Automatic Expansion Space will become available to Tenant.  If Landlord shall fail to give such notice at least sixty (60) days prior to the expiration of the applicable leeway period, then, subject to Sections 22.1(d) and (e) below, the last day of the leeway period shall be deemed to have been designated by Landlord as the Automatic Expansion Date.  The date on which Landlord delivers the Automatic Expansion Space in accordance with Section 22.2(a) hereof shall be the “Automatic Expansion Date”.

(d)                                 Notwithstanding anything to the contrary contained herein, if the lease of the tenant currently in possession of the Automatic Expansion Space is terminated on account of a default of the tenant thereunder prior to its scheduled expiration date, Landlord shall have the right to designate, by ninety (90) days prior written notice to Tenant (“Landlord’s Automatic Expansion Space Acceleration Notice”), an Automatic Expansion Date prior to April 1, 2008.

(e)                                  Notwithstanding anything to the contrary contained in this Lease, in the event that Landlord is unable to deliver possession of the Automatic Expansion Space on the designated date with respect thereto for reasons beyond Landlord’s reasonable control (including the failure of an existing occupant to vacate such space), Landlord shall use reasonable efforts to deliver possession (including, in Landlord’s reasonable discretion, litigation to evict any holdover tenant), and the Automatic Expansion Date shall be deemed to be the first (1st) day thereafter that actual possession is so delivered, and any delay in such date shall be Tenant’s sole remedy at law or in equity (Tenant hereby waiving any right to rescind this Lease and/or to recover any damages on account of such delay).  The foregoing is intended to be “an express provision to the contrary” under Section 223-a of the New York Real Property Law or any successor statute of similar import.

(f)                                    Provided that the conditions set forth in Section 22.1(a)(i) and (ii) as conditions to the Automatic Expansion Space becoming part of the Premises continue to be applicable (or, in the case of Section 22.1(a)(i), have been waived in writing by Landlord at its election and in its sole and absolute discretion), the Automatic Expansion Space shall be added to and become a part of the Premises for all purposes of this Lease on the Automatic Expansion Date.

(g)                                 Following the Designation Date and prior to the Automatic Expansion Date, Landlord shall grant Tenant access to the Automatic Expansion Space on an as needed basis upon reasonable prior notice to Landlord in accordance with the provisions set forth in Section 4.3 above.

22.2                           CONDITION AND LANDLORD’S AUTOMATIC EXPANSION SPACE CONTRIBUTION.

(a)                                  Landlord shall, at its expense, demise with Building Standard walls (in conformance with all governmental requirements) the Automatic Expansion Space prior to the Automatic Expansion Date.  The Automatic Expansion Space shall, at Landlord’s option, be delivered either with the existing tenant improvements therein demolished or in its then “AS IS” condition, in any case without representation or warranty by Landlord.  Tenant acknowledges that any work (other than the aforementioned demising and Landlord’s option with respect to demolition as set forth below) necessary to prepare the applicable Automatic Expansion Space for Tenant’s occupancy shall be performed solely by Tenant in accordance with the provisions of this Lease, including, without limitation, Exhibit C attached hereto.

(b)                                 Section 4.1(a), Section 4.2, Section 4.4 and Exhibit C of this Lease shall apply, mutatis mutandis, to Tenant’s initial buildout of the Automatic Expansion Space except that: (i) the amount of Landlord’s Contribution shall be amended to be amount equal to the product of (x) Forty and 00/100 Dollars ($40.00) per rentable square foot of the Automatic Expansion Space multiplied by (y) a fraction, the numerator of which is the number of days remaining in the initial Lease Term as of the Automatic Expansion Date and the denominator of which is the total number of days in the initial Lease Term as calculated from 20th and 21st

Floor Commencement Date (the “Pro-Rata Fraction”); (ii) there shall be no Landlord’s Demolition Contribution except as hereinafter provided; and (iii) Tenant shall have one (1) year from the Automatic Expansion Date to exhaust Landlord’s Contribution (and, if applicable, Landlord’s Demolition Contribution) with respect thereto.  If Landlord delivers the Automatic Expansion Space in its “AS IS” un-demolished condition, Landlord agrees to pay to Tenant an amount equal to Five and 00/100 Dollars ($5.00) per rentable square foot of the Automatic Expansion Space as Landlord’s Demolition Contribution therefor.

22.3                           RENT FOR AUTOMATIC EXPANSION SPACE.

(a)                                  Effective as of the Automatic Expansion Date, the definition of Premises shall be modified to include the Automatic Expansion Space, Annual Fixed Rent shall be increased by the amounts set forth on Exhibit H, the Security Deposit shall be appropriately increased, and Tenant’s Share shall be appropriately increased.

(b)                                 Tenant shall in all events pay Tenant’s Share of Taxes and Operating Expenses with respect to the Automatic Expansion Space as Additional Rent in accordance with Section 5.3 and Article 6 of this Lease (utilizing the same Base Taxes and Base Operating Expenses respectively referenced therein for the initial Premises).

(c)                                  Anything contained in this Article to the contrary notwithstanding, provided no Event of Default exists, Landlord hereby waives payment of Annual Fixed Rent for the Automatic Expansion Space for the period from and including the Automatic Expansion Date through (i) if the Automatic Expansion Space is delivered with the existing tenant improvements therein demolished, a number days equal to the product of (x) 180 multiplied by (y) the Pro-Rata Fraction, or (ii) if the Automatic Expansion Space is delivered in its “AS IS” un-demolished condition, a number days equal to the product of (x) 195 multiplied by (y) the Pro-Rata Fraction.

(d)                                 Promptly after an Automatic Expansion Date, Landlord and Tenant shall execute an instrument confirming the Automatic Expansion Date and such adjustments, but failure to do so shall have no effect on the Automatic Expansion Date or any such adjustments.

ARTICLE 23

RIGHT TO LEASE ADDITIONAL SPACE

23.1                           TENANT’S RIGHTS TO ADDITIONAL SPACE.  Provided that at the time of such availability and at the time any such space is to be added to the Premises (i) there then exists no Event of Default (or any monetary default of which Landlord has given Tenant notice), (ii) this Lease is then in full force and effect and (iii) the Occupancy Requirement is satisfied, if, at any time prior to August 31, 2018, all or any portion of (A) the eighteenth (18th) floor of the Building other than the 18th Floor Expansion Space (as defined in Article 25 hereof and if made available by Landlord to Tenant pursuant thereto) and/or (B) the twenty-second (22nd) floor of the Building (subject to the limitations set forth below, the “First Refusal Space”) shall become available for lease, Landlord shall so notify Tenant, and shall identify the space available (the “Offered Space”) and shall set forth the terms and conditions (other than the rent and expiration date of the term) on which Landlord is willing to lease the Offered Space.  Original Tenant may, by giving notice to Landlord within ten (10) Operating Days after receipt of such notice, time of the essence, elect to lease the Offered Space on the terms offered by Landlord, and Original Tenant’s election to lease the Offered Space shall constitute a binding agreement to lease the Offered Space on the terms offered by Landlord for a term which expires on the Expiration Date and at the Fair Market Rent to be determined as set forth in Section 23.3 below.  Effective as of the commencement of the term for the Offered Space, provided that conditions (i), (ii) and (iii) above continue to be satisfied (or, in the case of conditions (i) and (iii), have been waived in writing by Landlord at its election and in its sole and absolute discretion) the definition of Premises shall be modified to include the Offered Space, Annual Fixed Rent shall be increased by the Fair Market Rent determined as set forth in Section 23.3 below, the Security Deposit shall be appropriately increased, and Tenant’s Share shall be appropriately increased.  Promptly after Tenant’s election to lease the Offered Space and the determination of the rent therefor, Landlord and Tenant shall execute an amendment to this Lease confirming the terms thereof, but failure to do so shall have no effect on Tenant’s agreement to lease the Offered Space.  If Tenant shall not elect to lease the Offered Space within such 10-Operating Day period, then Tenant shall have no further rights under this Article 23 with respect to the Offered Space, and Landlord shall be free to lease any or all of such space to a third party or parties from time to time on such terms and conditions as it may deem appropriate.  Nothing herein shall be construed to limit Original Tenant’s rights under this Article with respect to space within the First Refusal Space other than the Offered Space.  The rights granted under this Article 23 are personal to Original Tenant and shall not be transferred, assigned or exercised by any other party.

23.2                           NON-AVAILABILITY OF SPACE.  For purposes of this Article 23, space shall not be deemed to be “available for lease” (a) in the event that Landlord and an existing tenant occupying such space desire to renew or extend such existing tenant’s lease or to enter into a new lease with respect to such space or (b) in the event that Landlord leases such space pursuant to any option or commitment now held by another tenant to expand the premises occupied by such other tenant (but excluding any right of first offer or right of first refusal hereafter granted to another tenant) or (c) in the event Landlord and/or its affiliates desires to expand or extend its occupancy therein, and Tenant’s rights under this Article shall be subject and subordinate to any such extension, renewal, leasing or expansion.

23.3                           RENT FOR OFFERED SPACE.  Fair Market Rent for any Offered Space shall be determined in the same fashion as Fair Market Rent for the Premises during an Extended Term is determined, except that Landlord shall specify its determination of the Fair Market Rent for the Offered Space in a notice Landlord shall give to Tenant not less than thirty (30) days after Landlord’s receipt of Tenant’s notice electing to lease such Offered Space and in no event shall the Annual Fixed Rent for the Offered Space, on a per rentable square foot basis, be less than the sum of the Annual Fixed Rent and Additional Rent on account of Taxes and Operating Expenses, on a per rentable square foot basis, in effect on the day the Offered Space becomes a part of the Premises.  But for the exceptions contained in the preceding sentence, all other provisions for determining Fair Market Rent for the Offered Space shall apply, mutatis mutandis.

ARTICLE 24

23RD FLOOR OPTIONS TO EXPAND

24.1                           TENANT’S RIGHTS.

(a)                                  Provided that at the time the current tenant of the twenty-third (23rd) floor of the Building surrenders possession of such floor to Landlord (i) there then exists no Event of Default (or any monetary default of which Landlord has given Tenant notice), (ii) this Lease is then in full force and effect, and (iii) the Occupancy Requirement is satisfied, Landlord shall divide and improve the portion of such 23rd floor not constituting the Automatic Expansion Space into two separate pre-built units (the “23rd Floor Unit 1 Expansion Space” and the “23rd Floor Unit 2 Expansion Space”, respectively), provided that in the event that the 23rd Floor Suite A Automatic Expansion Space is the Automatic Expansion Space, Landlord shall also either (1) demise and improve the RamiusB Space into a third pre-built unit (the “23rd Floor Unit 3 Expansion Space”; the 23rd Floor Unit 1 Expansion Space, the 23rd Floor Unit 2 Expansion Space and, if applicable, the 23rd Floor Unit 3 Expansion Space are sometimes individually and collectively referred to as “23rd Floor Expansion Space”) or (2) incorporate the RamiusB Space into the 23rd Floor Unit 2 Expansion Space.  The demising plan and rentable areas of the 23rd Floor Unit 1 Expansion Space and the 23rd Floor Unit 2 Expansion Space are tentatively shown on the floor plan of the twenty-third (23rd) floor of the Building annexed hereto as part of Exhibit B as Unit 1 and Unit 2, respectively.  If any of the foregoing conditions (i), (ii) or (iii) shall not be satisfied at the time the current tenant of the twenty-third (23rd) floor of the Building surrenders possession of such floor to Landlord, this Article 24 shall be void and of no effect.  If Landlord is obligated to demise and improve the 23rd Floor Expansion Space as aforesaid, Landlord shall have the right:

(A)                              to vary the size of each of the 23rd Floor Unit 1 Expansion Space, the 23rd Floor Unit 2 Expansion Space and, if applicable, the 23rd Floor Unit 3 Expansion Space by up to one thousand (1,000) rentable square feet;

(B)                                in the event that the 23rd Floor Suite A Automatic Expansion Space is the Automatic Expansion Space, to include the RamiusB Space in the 23rd Floor Unit 2 Expansion Space;

(C)                                to lease the 23rd Floor Unit 1 Expansion Space to a third party for a term which shall expire no later than (x) the date which is five (5) years following the rent commencement date thereunder or (y) December 31, 2014, whichever is earlier;

(D)                               to lease the 23rd Floor Unit 2 Expansion Space to a third party for a term which shall expire no later than December 31, 2018; and

(E)                                 if created, to lease the 23rd Floor Unit 3 Expansion Space to a third party co-terminously with either the 23rd Floor Unit 1 Expansion Space or the 23rd Floor Unit 2 Expansion Space.

Landlord shall notify Tenant of the actual size of each of the 23rd Floor Unit 1 Expansion Space, the 23rd Floor Unit 2 Expansion Space and, if applicable, the 23rd Floor Unit 3 Expansion Space, and of the scheduled expiration dates (each, a “Pre-Built Lease Expiration Date”) for such leases of the 23rd Floor Expansion Space (each, a “Pre-Built Lease”) promptly after completion of such spaces and execution of such leases.  If Landlord divides the 23rd Floor Expansion Space into three units (i.e., the 23rd Floor Unit 1 Expansion Space, the 23rd Floor Unit 2 Expansion Space and the 23rd Floor Unit 3 Expansion Space), then in no event shall the Pre-Built Lease Expiration Date for the 23rd Floor Unit 2 Expansion Space be earlier than the earliest of (xx) the Pre-Built Lease Expiration Date for the 23rd Floor Unit 1 Expansion Space or (yy) the Pre-Built Lease Expiration Date for the 23rd Floor Unit 3 Expansion Space.

(b)                                 Provided that at the time of such exercise and on the applicable 23rd Floor Expansion Date (as hereinafter defined) (i) there then exists no Event of Default (or any monetary default of which Landlord has given Tenant notice), (ii) this Lease is then in full force and effect, and (iii) the Occupancy Requirement is satisfied, Original Tenant shall have the right (collectively the “23rd Floor Expansion Options”) to expand the size of the Premises by adding thereto the 23rd Floor Unit 1 Expansion Space, the 23rd Floor Unit 2 Expansion Space and, if applicable, the 23rd Floor Unit 3 Expansion Space, by giving written notice of Original Tenant’s desire to lease such space no later than the date which is twelve (12) months prior to the applicable Pre-Built Lease Expiration Date (each, an “Expansion Notice Date”), time of the essence.  Such notice by Tenant shall constitute a binding agreement to lease the applicable 23rd Floor Expansion Space for a term commencing on the day after the applicable Pre-Built Lease Expiration Date and expiring on the Expiration Date and at the Fair Market Rent to be determined as set forth in Section 24.3 below.  The actual date on which Landlord delivers the applicable 23rd Floor Expansion Space to Tenant in accordance with Section 24.2(a) below shall be referred to as an “23rd Floor Expansion Date”.  If Tenant fails to give such notice to Landlord, Tenant shall have no further option to lease the applicable 23rd Floor Expansion Space, and Landlord shall be free to lease any or all of such applicable 23rd Floor Expansion Space to a third party or parties from time to time on such terms and conditions as it may deem appropriate.  Tenant’s failure to lease any portion of the 23rd Floor Expansion Space pursuant hereto shall not affect Tenant’s right to lease the remainder of the 23rd Floor Expansion Space pursuant hereto except as hereinafter provided.  If Tenant subleases any portion of the Automatic Expansion Space and Tenant shall fail to lease any portion of the 23rd Floor Expansion Space which is contiguous to the Automatic Expansion Space, then Tenant shall have no further rights under this Article 24 to lease any other 23rd Floor Expansion Space.  The 23rd Floor Expansion Options are personal to Original Tenant and shall not be transferred, assigned or exercised by any other party.

(c)                                  Notwithstanding anything to the contrary contained herein, if a Pre-Built Lease (once entered into) is terminated on account of a default of the tenant thereunder prior to its Pre-Built Lease Expiration Date, Landlord shall have the right to designate, by thirty (30) days prior written notice to Tenant (“Landlord’s 23rd Floor Expansion Acceleration Notice”), a new Pre-Built Lease Expiration Date with respect to such 23rd Floor Expansion Space.  Tenant may, by giving notice to Landlord within fifteen (15) days after receipt of Landlord’s 23rd Floor Expansion Acceleration Notice, time of the essence, elect to lease such 23rd Floor Expansion Space as of the day following the Pre-Built Lease Expiration Date designated by Landlord in

Landlord’s 23rd Floor Expansion Acceleration Notice, subject to the terms of this Article.  If Tenant shall not elect to lease such 23rd Floor Expansion Space within such 15-day period, then, notwithstanding anything to the contrary contained in Section 24.1(b) above, Tenant shall have no further option to lease such 23rd Floor Expansion Space, and Landlord shall be free to lease any or all of such space to a third party or parties from time to time on such terms and conditions as it may deem appropriate.

(d)                                 If Landlord fails to deliver possession of the applicable 23rd Floor Expansion Space to Tenant on the designated 23rd Floor Expansion Date with respect thereto for any reason (including the failure of an existing occupant to vacate such space), Landlord shall use reasonable efforts to deliver possession (including, in Landlord’s reasonable discretion, litigation to evict any holdover tenant), and the 23rd Floor Expansion Date shall be deemed to be the first (1st) day thereafter that actual possession is so delivered, and, any delay in such date shall be Tenant’s sole remedy at law or in equity (Tenant hereby waiving any right to rescind this Lease and/or to recover any damages on account of such delay).  The foregoing is intended to be “an express provision to the contrary” under Section 223-a of the New York Real Property Law or any successor statute of similar import.

(e)                                  Provided that the conditions set forth in Section 24.1(b)(i), (ii) and (iii) as conditions to the applicable 23rd Floor Expansion Space becoming part of the Premises continue to be satisfied (or in the case of Section 24.1(b)(i) and (iii), have been waived in writing by Landlord at its election in its sole and absolute discretion), the relevant 23rd Floor Expansion Space shall be added to and become a part of the Premises for all purposes of this Lease on the 23rd Floor Expansion Date with respect thereto.  Effective as of the applicable 23rd Floor Expansion Date, the definition of Premises shall be modified to include the applicable 23rd Floor Expansion Space, Annual Fixed Rent shall be increased by the Fair Market Rent determined as set forth in Section 24.3 below, the Security Deposit shall be appropriately increased, and Tenant’s Share shall be appropriately increased.  Promptly after Tenant’s election to lease the applicable 23rd Floor Expansion Space and the determination of the rent therefor, Landlord and Tenant shall execute an amendment to this Lease confirming the terms thereof, but failure to do so shall have no effect on Tenant’s agreement to lease the applicable 23rd Floor Expansion Space.

(f)                                    Following each Expansion Notice Date and prior to each 23rd Floor Expansion Date, Landlord shall grant Tenant access to the applicable 23rd Floor Expansion Space on an as needed basis upon reasonable prior notice to Landlord in accordance with the provisions set forth in Section 4.3 above.

24.2                           CONDITION OF THE 23RD FLOOR EXPANSION SPACE.

(a)                                  The 23rd Floor Expansion Space shall be delivered in its then “AS IS” condition, without representation or warranty by Landlord.  Landlord shall use reasonable efforts to use a color palette when painting the 23rd Floor Expansion Space for the initial lease of such space consistent with the finish utilized by Tenant in the Automatic Expansion Space.

(b)                                 Section 4.1(a), Section 4.2 and Exhibit C of this Lease shall apply, mutatis mutandis, to Tenant’s initial build-out of the 23rd Floor Expansion Space except that there shall be no Landlord’s Contribution and no Landlord’s Demolition Contribution.

24.3                           RENT FOR 23RD FLOOR EXPANSION SPACE.   Fair Market Rent for any 23rd Floor Expansion Space shall be determined in the same fashion as Fair Market Rent for the Premises during an Extended Term is determined, except that (a) Landlord shall specify its determination of the Fair Market Rent for the 23rd Floor Expansion Space in a notice Landlord shall give to Tenant not less than thirty (30) days after Landlord’s receipt of Tenant’s notice electing to lease such 23rd Floor Expansion Space, (b) in no event shall the Annual Fixed Rent for the 23rd Floor Expansion Space, on a per rentable square foot basis, be less than the sum of the Annual Fixed Rent and Additional Rent on account of Taxes and Operating Expenses, on a per rentable square foot basis, in effect on the day the applicable 23rd Floor Expansion Space becomes a part of the Premises and (c) such determination shall take into account the actual costs incurred by Landlord in constructing the applicable 23rd Floor Expansion Space.  But for the exceptions contained in the preceding sentence, all other provisions for determining Fair Market Rent for the Premises during an Extended Term shall apply, mutatis mutandis, in respect of a determination of Fair Market Rent for the 23rd Floor Expansion Space.

ARTICLE 25

18TH FLOOR OPTION TO EXPAND

25.1                           TENANT’S 18TH FLOOR RIGHTS

(a)                                  Landlord shortly anticipates taking possession of the balance of the eighteenth (18th) floor of the Building not currently occupied by Landlord and intends to divide, improve and make available one pre-built unit from such space consisting of approximately 4,200 rentable square feet (the “18th Floor Expansion Space”).  Landlord shall notify Tenant no later than August 1, 2007 (“Landlord’s 18th Floor Expansion Notice”) as to whether or not, in Landlord’s sole and absolute discretion, Landlord intends to so create and make available the 18th Floor Expansion Space and, if so, the size thereof and the expected availability date thereof, provided that such availability date shall not be earlier than October 1, 2007 nor later than March 1, 2008 (inclusive).  Provided that at the time of such exercise and on the 18th Floor Expansion Date (as hereinafter defined) (i) there then exists no Event of Default (or any monetary default of which Landlord has given Tenant notice) and (ii) this Lease is then in full force and effect, Original Tenant shall have the right (the “18th Floor Expansion Option”) to expand the size of the Premises by adding thereto the 18th Floor Expansion Space by giving written notice of Original Tenant’s desire to lease such space not later than fifteen (15) days after receipt of Landlord’s 18th Floor Expansion Notice, time of the essence.  If Tenant fails to give such notice to Landlord, Tenant shall have no further option to expand the size of the Premises with respect to the 18th Floor Expansion Space, and Landlord shall be free to lease any or all of such space to a third party or parties from time to time on such terms and conditions as it may deem appropriate.  The date on which Landlord delivers to Tenant the 18th Floor Expansion Space in accordance herewith shall be referred to as the “18th Floor Expansion Date”.  The 18th Floor Expansion Option is personal to Original Tenant and shall not be transferred, assigned or exercised by any other party.

(b)                                 Notwithstanding anything to the contrary contained in this Lease, in the event that Landlord is unable to deliver possession of the 18th Floor Expansion Space on the designated 18th Floor Expansion Date as set forth in Section 25.1(a) for reasons beyond Landlord’s reasonable control (including the failure of an existing tenant to vacate such space), Landlord shall use reasonable efforts to deliver possession (including, in Landlord’s reasonable discretion, litigation to evict any holdover tenant), and the 18th Floor Expansion Date shall be deemed to be the first (1st) day thereafter that actual possession is so delivered, and any delay in such date shall be Tenant’s sole remedy at law or in equity (Tenant hereby waiving any right to rescind this Lease and/or to recover any damages on account of such delay).  The foregoing is intended to be “an express provision to the contrary” under Section 223 a of the New York Real Property Law or any successor statute of similar import.

(c)                                  Provided that the conditions set forth in Section 25.1(a)(i) and (ii) as conditions to the 18th Floor Expansion Space becoming part of the Premises continue to be applicable (or with respect to Section 25.1(a)(i) have been waived in writing by Landlord at its election in its sole and absolute discretion), the 18th Floor Expansion Space shall be added to and become a part of the Premises for all purposes of this Lease on the 18th Floor Expansion Date.

25.2                           CONDITION OF 18TH FLOOR EXPANSION SPACE.  The 18th Floor Expansion Space shall be delivered as a Building Standard pre-built unit demised with Building Standard walls (in conformance with all governmental requirements) and otherwise in its then “AS IS” condition without representation or warranty by Landlord.  Except for Landlord’s obligation to deliver Building Standard pre-built improvements, Landlord shall have no obligation to prepare the space for Tenant’s occupancy and there shall be no Landlord’s Contribution nor any Landlord’s Demolition Contribution with respect thereto.

25.3                           RENT FOR 18TH FLOOR EXPANSION SPACE.

(a)                                  Effective as of the 18th Floor Expansion Date, the definition of Premises shall be modified to include the 18th Floor Expansion Space, Annual Fixed Rent shall be increased by the amounts set forth on Exhibit H, the Security Deposit shall be appropriately increased, and Tenant’s Share shall be appropriately increased.

(b)                                 Tenant shall in all events pay Tenant’s Share of Taxes and Operating Expenses with respect to the 18th Floor Expansion Space as Additional Rent in accordance with Section 5.3 and Article 6 of this Lease (utilizing the same Base Taxes and Base Operating Expenses respectively referenced therein for the initial Premises).

(c)                                  There shall be no rent concession period for the 18th Floor Expansion Space.

(d)                                 Promptly after the 18th Floor Expansion Date, Landlord and Tenant shall execute an instrument confirming the 18th Floor Expansion Date and such adjustments, but failure to do so shall have no effect on the 18th Floor Expansion Date or any such adjustments.

ARTICLE 26

ROOF RIGHTS

(a)                                  Subject to the provisions of Article 8 of this Lease, Landlord shall not unreasonably withhold its consent to the installation by Tenant of one or more communications antennae, microwave or satellite dishes, together with related equipment, mountings, and supports (collectively, “Telecommunications Equipment”), on the roof of the Building in an area to be identified by Landlord.  Subject to availability as determined by Landlord in good faith (taking into consideration the need to allocate or reserve space for other tenants in the Building), Landlord shall provide Tenant with space on the roof of the Building upon receipt of Tenant’s written request to install Tenant’s Telecommunication Equipment (but in no event shall the aggregate amount of such space exceed at any point in time ten (10) square feet), subject to the terms of this Section, and Landlord reserves the right to charge Tenant a market rate fee in connection therewith.  Tenant acknowledges and agrees that any use of the roof space by Tenant for the installation and operation of Tenant’s Telecommunications Equipment shall be on a non-exclusive basis, except as to that portion of the roof space provided by Landlord to Tenant as aforesaid.  Tenant may use the roof space and Telecommunications Equipment solely for Tenant’s own use (and not for resale purposes), provided, however, that as long as Tenant has exercised its rights hereunder and actually installed Telecommunications Equipment on the roof of the Building, nothing in this Lease shall be construed to prohibit the transfer of Tenant’s rights with respect to any such Telecommunications Equipment to any permitted sublessee or assignee of this Lease.  The height, diameter, design and installation of the satellite dishes or other Telecommunications Equipment shall be subject to Landlord’s approval, which shall not be unreasonably withheld or delayed.  In connection therewith, Landlord shall make available to Tenant reasonable adjacent space for access to the roof space for the construction, installation, maintenance, service, repair, operation and use of Tenant’s Telecommunications Equipment.  All work in connection with the installation of Tenant’s Telecommunications Equipment, including core drilling and reinforcing the roof of the Building, if required, shall be performed at Tenant’s sole cost and expense, including the cost of a fire watch and related supervisory costs relating to any core drilling, which shall be performed in such a manner and at such times as Landlord shall reasonably prescribe.  References in this Section to the Telecommunications Equipment shall be deemed to include such riser and the electrical and telecommunication conduits therein.

(b)                                 Tenant shall use and maintain Tenant’s Telecommunications Equipment so as not to cause any damage to or interference with (i) the operation of the Building or Building systems or (ii) any Telecommunications Equipment installed on the roof space by licensees, occupants and other tenants in the Building.  The installation of any Telecommunications Equipment shall constitute a Specialty Alteration and shall be performed at Tenant’s sole cost and expense (including any costs and expenses in connection with reinforcing the roof of the Building, if required) in accordance with and subject to the provisions of Article 8.  All of the provisions of this Lease shall apply to the installation, use and maintenance of Tenant’s Telecommunications Equipment, including all provisions relating to compliance with legal requirements (including all FCC rules and regulations), insurance, indemnity, repairs and maintenance.  The roof space and Telecommunications Equipment shall not be used or occupied by others, and the license granted by this Section shall be personal to Original Tenant and shall not be transferred, assigned, sublicensed or exercised by any other party; provided, however, that as long as Tenant has exercised its rights hereunder and actually installed Telecommunications Equipment on the roof of the Building, nothing in this Lease shall be construed to prohibit the transfer of Tenant’s rights with respect to any such Telecommunications Equipment to any permitted sublessee or assignee of this Lease.  Tenant’s Telecommunications Equipment shall be treated for all purposes of this Lease as Tenant’s Property.

(c)                                  If any of Tenant’s Telecommunications Equipment interferes with or disturbs Landlord’s use of the roof, including the use by Landlord or other tenants, licensees or occupants of the Building of their Telecommunications Equipment, or the operation of the Building or the Building Systems, then following demand by Landlord, Tenant shall promptly relocate all or a portion of the Telecommunications Equipment to another area on the roof designated by Landlord.  Such relocation shall be at Tenant’s sole cost and expense.  If Landlord shall determine, in its reasonable judgment, that any Tenant’s Telecommunications Equipment (i) will cause a health hazard or danger to property, (ii) will not be in accordance with applicable legal requirements, or (iii) interferes with or disturbs Landlord’s use of the roof, including the use by Landlord or other tenants or occupants of the Building of data transmission equipment thereon installed prior to the installation of Tenant’s Telecommunications Equipment, or the operation of the Building or the Building Systems, then, if Tenant is unable to promptly cause such Telecommunications Equipment to comply with such legal requirements, abate such health hazard, danger to property or interference, Tenant, at its sole cost and expense, shall remove such Telecommunications Equipment from the roof of the Building and, Tenant may, at Tenant’s option, but subject to Landlord’s approval as provided in (a) above, replace such Telecommunications Equipment with Telecommunications Equipment which complies with such legal requirements and/or does not cause such health hazard, danger to property or interference.  Notwithstanding the foregoing, Landlord may at its option, at any time during the Term after reasonable prior notice to Tenant (except in the event of an emergency) require Tenant, using Landlord’s roofing contractor and any other contractors reasonably required by Landlord, to relocate Tenant’s Telecommunications Equipment to another area on the roof designated by Landlord, at Landlord’s sole cost and expense.

(d)                                 If during the Term of this Lease, after having exercised its rights hereunder and actually installed Telecommunications Equipment on the roof of the Building, Tenant shall cease to use any Tenant’s Telecommunications Equipment located on the roof of the Building for a period of time in excess of one (1) year, Tenant shall, at its sole cost and expense, remove such Telecommunications Equipment from the roof of the Building within sixty (60) days after receipt of notice from Landlord to so remove such Telecommunications Equipment, and Tenant shall have no further rights under this Section.

(e)                                  Other than as set forth in this Section, Landlord shall not have any obligations with respect to Tenant’s Telecommunications Equipment or compliance with any legal requirements (including the obtaining of any required permits or licenses, or the maintenance thereof) relating thereto.  Landlord makes no representation that Tenant’s Telecommunications Equipment will be permitted by legal requirements or be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof) and Tenant agrees that Landlord shall not be liable to Tenant therefor.

(f)                                    Tenant shall (i) be solely responsible for any damage caused as a result of the use of Tenant’s Telecommunications Equipment, (ii) promptly pay any tax, license, permit or other fees or charges imposed pursuant to any legal requirements or insurance requirements relating to the installation, maintenance or use of such Telecommunications Equipment, (iii) promptly comply with all precautions and safeguards reasonably required by Landlord’s insurance company and all governmental authorities, and (iv) perform all necessary repairs or replacements to, or maintenance of, such Telecommunications Equipment, provided, however, that if Tenant’s failure to so repair, replace or maintain such Telecommunications Equipment jeopardizes the property of Landlord or any other tenant located on the roof or within the Building, Landlord may, at Landlord’s option and after ten (10) days’ notice to Tenant (except in an emergency), elect to perform such repairs, replacements or maintenance at Tenant’s sole cost and expense.

(g)                                 Tenant acknowledges and agrees that the privileges granted Tenant under this Section shall not, now or at any time after the installation of Tenant’s Telecommunications Equipment, be deemed to grant Tenant a leasehold or other real property interest in the Building or any portion thereof, including the Building’s roof.  The license granted to Tenant in this Section shall automatically terminate and expire upon the expiration or earlier termination of this Lease (including extensions or renewals) and the termination of such license shall be self-operative and no further instrument shall be required to effect such termination.  Notwithstanding the foregoing, upon request by Landlord, Tenant, at Tenant’s reasonable expense, shall promptly execute and deliver to Landlord, in recordable form, any certificate or other document reasonably required by Landlord confirming the termination of Tenant’s right to use the roof of the Building.

(h)                                 Tenant, at Tenant’s sole cost and expense, shall paint and maintain Tenant’s Telecommunications Equipment in white or such other color as Landlord shall determine and shall install such lightning rods, air terminals or screening on or about Tenant’s Telecommunications Equipment as Landlord may reasonably require.

Signatures on next page.

EXECUTED in one or more counterparts by persons or officers hereunto duly authorized on the Date set forth in Section 1.2 above.

LANDLORD:

BP 599 LEXINGTON AVENUE LLC

By:	/s/ Robert E. Selsam
Name: Robert E. Selsam
Title: Vice President

TENANT:

RAMIUS CAPITAL GROUP, LLC

By:	/s/ Marran H. Ogilvie
Name: Marran H. Ogilvie
Title: General Counsel

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE dated as of the 9th day of June, 2008 (this “First Amendment”) by and between BP 599 LEXINGTON AVENUE LLC, a Delaware limited liability company, having an address c/o Boston Properties, Inc., 599 Lexington Avenue, New York, New York 10022, as Landlord (“Landlord”), and RAMIUS LLC f/k/a RAMIUS CAPITAL GROUP, LLC, a Delaware limited liability company, having an address at 599 Lexington Avenue, New York, New York 10022, as Tenant (“Tenant”).

W I T N E S S E T H:

WHEREAS, by Lease dated June 22, 2007 (the “Lease”), Tenant leased from Landlord certain premises on the nineteenth (19th), twentieth (20th), and twenty-first (21st) floors of the building known as 599 Lexington Avenue, New York, New York 10022 (the “Building”) as more particularly described in the Lease;

WHEREAS, pursuant to Articles 22 and 24 of the Lease, Tenant has certain obligations and options to lease additional space on the twenty-third (23rd) floor of the Building; and

WHEREAS, Landlord and Tenant desire to eliminate Tenant’s obligations and options to lease additional space on the twenty-third (23rd) floor of the Building.

NOW THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.                                       Deletion of Automatic Expansion and 23rd Floor Options to Expand. Article 22 of the Lease (Automatic Expansion) and Article 24 of the Lease (23rd Floor Options to Expand) are hereby deleted and of no further effect.

2.                                       Binding on Successors. This First Amendment shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

3.                                       Definitions. All capitalized terms used herein shall have the same meaning as set forth in the Lease unless specifically otherwise provided herein.

4.                                       Counterparts. This First Amendment may be signed in counterparts by persons or officers duly authorized to bind the parties.

5.                                       Brokers.

(a)                                  Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this First Amendment. In the event any claim is made against Landlord by any broker or agent alleging dealings with Tenant, Tenant shall defend Landlord against such claim, using counsel approved by Landlord, such approval not to be unreasonably withheld, and save harmless and indemnify Landlord on account of any loss, cost, damage and expense (including, without limitation, attorneys’ fees and disbursements) which may be suffered or incurred by Landlord by reason of such claim.

(b)                                 Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this First Amendment. In the event any claim is made against Tenant by any broker or agent alleging dealings with Landlord, Landlord shall defend Tenant against such claim, using counsel approved by Tenant, such approval not to be unreasonably withheld, and save harmless and indemnify Tenant on account of any loss, cost, damage and expense (including, without limitation, attorneys’ fees and disbursements) which may be suffered or incurred by Tenant by reason of such claim.

6.                                       Effect of Amendment. Except as set forth in this First Amendment, all of the terms and conditions of the Lease shall remain unchanged and shall continue in full force and effect. All references to the “Lease” shall be deemed to be references to the Lease as amended by this First Amendment.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this First Amendment to Lease as of the date and year first above written.

LANDLORD:

BP 599 LEXINGTON AVENUE LLC

By:	/s/ Robert E. Selsam
Robert E. Selsam
Vice President

TENANT:

RAMIUS LLC f/k/a RAMIUS CAPITAL GROUP, LLC

By:	/s/ Marran H. Ogilvie
Name:	Marran H. Ogilvie
Title:	Authorized Signatory

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